SCHEDULE 14A INFORMATION
Proxy Statement Pursuant To Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.         )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

STATE STREET CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 5, 2023
Dear Shareholder:
We cordially invite you to the 2023 annual meeting of shareholders of State Street Corporation. The meeting will be held on May 17, 2023, at 9:00 a.m. Eastern Time and will be conducted online via live audio webcast at www.virtualshareholdermeeting.com/STT2023. You will be able to participate, submit questions and vote your shares electronically.
The proxy statement and annual meeting provide an important opportunity for us to engage with you as shareholders, and for you to communicate with us on important topics such as our performance, corporate governance, the effectiveness of the Board of Directors and executive compensation. Details regarding virtual admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting and proxy statement. Your vote is very important to us. Whether or not you plan to attend the meeting online, please carefully review the enclosed proxy statement together with the annual report that accompanies it and then cast your vote. We urge you to vote regardless of the number of shares you hold. To be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.
We look forward to the annual meeting. Your continued interest in State Street is very much appreciated.
Sincerely,

Ronald P. O’Hanley Chairman and Chief Executive Officer

April 5, 2023

NOTICE OF STATE STREET CORPORATION
2023 ANNUAL MEETING OF SHAREHOLDERS
Date	May 17, 2023

Time	9:00 a.m. Eastern Time

Location	Virtual annual meeting of shareholders conducted via live audio webcast at: www.virtualshareholdermeeting.com/STT2023

Purpose	1.	To elect 12 directors

	2.	To approve an advisory proposal on executive compensation

	3.	To recommend, by advisory vote, the frequency of future advisory votes on executive compensation

	4.	To approve the Amended and Restated 2017 Stock Incentive Plan

	5.	To ratify the selection of Ernst & Young LLP as State Street’s independent registered public accounting firm for the year ending December 31, 2023

	6.	To vote on a shareholder proposal, if properly presented at the meeting

To act upon such other business as may properly come before the meeting and any adjournments thereof

Record Date	The directors have fixed the close of business on March 21, 2023, as the record date for determining shareholders entitled to notice of and to vote at the meeting.

Meeting Admission
If you plan to attend the meeting online, please enter the 16 digit control number included in your notice of Internet availability of the proxy materials or in your proxy card, or by following the voting instructions that accompanied your proxy materials. A list of our registered holders as of the close of business on the record date will be made available to shareholders during the meeting at www.virtualshareholdermeeting.com/STT2023. To access such list of registered holders beginning April 7, 2023 and until the meeting, shareholders should email State Street Investor Relations at IR@statestreet.com.

Voting by Proxy
Please submit a proxy card or, for shares held in “street name” through a broker, bank or nominee, a voting instruction form, as soon as possible, so your shares can be voted at the meeting. You may submit your proxy card or voting instruction form by mail. If you are a registered shareholder, you may also vote electronically by telephone or over the Internet by following the instructions included with your proxy card or notice of Internet availability of proxy materials. If your shares are held in “street name,” you will receive instructions for the voting of your shares from your broker, bank or other nominee, which may permit telephone or Internet voting. Follow the instructions on the voting instruction form or notice of Internet availability of proxy materials that you receive from your broker, bank or other nominee to ensure that your shares are properly voted at the annual meeting.

By Order of the Board of Directors,

David C. Phelan
Secretary

STATE STREET CORPORATION
One Lincoln Street, Boston, Massachusetts 02111
Proxy Statement Summary Information
2023 Annual Meeting of Shareholders
Date:	May 17, 2023
Time:	9:00 a.m. Eastern Time
Location:	Virtual annual meeting of Shareholders conducted via live audio webcast at: www.virtualshareholdermeeting.com/STT2023
Record date:	March 21, 2023
The proxy statement and annual report, and the means to vote electronically prior to the annual meeting, are available at www.proxyvote.com. To view this material, you must have available the 16-digit control number located on the notice mailed beginning on April 5, 2023, on the proxy card or, if shares are held in the name of a broker, bank or other nominee, on the voting instruction form.
More information about the annual meeting is described under the heading “General Information About the Annual Meeting.”
Voting Matters and Recommendations
Item	Board Recommendation
Election of Directors (see “Item 1”)	FOR Each Director
Advisory Proposal on 2022 Executive Compensation (see “Item 2”)	FOR
Advisory Proposal on the Frequency of Future Advisory Proposals on Executive Compensation (see “Item 3”)	ANNUAL
Approval of Amended and Restated 2017 Stock Incentive Plan (see “Item 4”)	FOR
Ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2023 (see “Item 5”)	FOR
Shareholder Proposal, if properly presented at the meeting (see “Item 6”)	AGAINST
The following summary provides general information about State Street Corporation, referred to as State Street or the Company, and highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider when deciding how to vote your shares. For further and more detailed information on the matters referenced below, prior to casting your vote, please carefully review the entire proxy statement and our 2022 annual report on Form 10-K. Our 2022 annual report on Form 10-K accompanies this proxy statement and was previously filed with the Securities and Exchange Commission, or SEC. In this proxy statement, we reference various information and materials available on our corporate website. We have included our website address in this proxy statement as an inactive textual reference only. Information on our website is not incorporated by reference in this proxy statement.
Forward-Looking Statements
This proxy statement contains forward-looking statements within the meaning of United States securities laws, including without limitation, statements regarding environmental, social and governance matters. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “goal,” “believe,” “will,” “may,” “plan,” “expect,” “intend,” “priority,” “outlook,” “guidance,” “objective,” “forecast,” “anticipate,” “estimate,” “seek,” “trend,” “target” and “strategy,” or similar statements or variations of such terms. Forward-looking statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements. Important factors that may affect future results and outcomes include, but are not limited to, those set forth in our 2022 annual report on Form 10-K and our subsequent SEC filings. We encourage investors to read those filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any voting or investment decision. The forward-looking statements contained in this proxy statement should not be relied on as representing our expectations or beliefs as of any time subsequent to the time this proxy statement is first filed with the SEC, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.
2023 Notice of Meeting and Proxy Statement / State Street Corporation i

About State Street
State Street Corporation is a financial holding company organized in 1969 under the laws of the Commonwealth of Massachusetts. State Street provides financial and managerial support to our legal and operating subsidiaries. Through our subsidiaries, including our principal banking subsidiary, State Street Bank and Trust Company, we provide a broad range of financial products and services to institutional investors worldwide. We refer to State Street Bank and Trust Company as State Street Bank or the Bank.
As of December 31, 2022, on a consolidated basis we had total assets of $301.45 billion, total deposits of $235.46 billion, total shareholders’ equity of $25.19 billion and approximately 42,000 employees. We operate in more than 100 geographic markets worldwide, including the U.S., Canada, Europe, Latin America, the Middle East and Asia.
We are a leader in providing financial services and products to meet the needs of institutional investors worldwide, with $36.74 trillion of assets under custody and/or administration and $3.48 trillion of assets under management as of December 31, 2022. We believe we are an essential partner to institutional investors and operate with the purpose of helping to create better outcomes for the world’s investors and the people they serve. Our clients include mutual funds, collective investment funds and other investment pools, corporate and public retirement plans, insurance companies, foundations, endowments and investment managers.
Despite challenging market conditions in 2022, State Street performed well. Our full-year results were driven by a strategy underpinned by our focus on innovation, the power of our distinctive value proposition, and State Street’s diversified products and services, all of which continued to resonate with clients, as demonstrated by yet another year of strong organic new asset servicing wins. In a challenging environment where both equity and fixed income markets declined, and compared to what was a very strong year for our business in 2021, we again delivered positive total operating leverage, pre-tax margin expansion, and a higher return on equity. Despite a 3% increase in net income in 2022, full-year earnings per share were flat compared to 2021 due to a higher share count. We drove continued business momentum, including $1.9 trillion of total new asset servicing wins, delivered total revenue growth, and demonstrated ongoing expense discipline in the face of inflationary pressures and our continued investment in the resiliency and capabilities of our businesses. While weaker average market levels created fee revenue headwinds for our Investment Servicing and Investment Management businesses in 2022, our balance sheet businesses, combined with higher interest rates and our deposit strategy, produced higher net interest income as compared to 2021. In addition, our Foreign Exchange Trading Services and Front Office Software and Data businesses produced double-digit year-over-year fee growth, manifesting the desired results of our investments in these businesses and demonstrating the revenue diversification of our business model. State Street returned approximately $2.4 billion to our shareholders in the form of common stock dividends and common stock repurchases in 2022, compared to approximately $1.7 billion in 2021.
The financial measures used in our executive compensation programs are linked to the below financial results, which are presented on a non-GAAP basis, unless otherwise noted. See footnote (1) to the below table. Additional performance indicators are presented in “Compensation Discussion and Analysis—Executive Summary—Corporate Performance Summary.”
Financial Performance
Consolidated Financial Performance, excluding notable items, non-GAAP ($ in millions, except per share data)(1)
	2022	2021	Change
Total fee revenue	$9,583	$10,012	(4.3)%
Total revenue	12,125	11,916	1.8%
Expenses	8,666	8,662	—%
Pre-Tax Margin	28.4%	27.6%	80 bps
EPS	7.41	7.44	(0.4)%
Return on average common equity (ROE) (GAAP)	11.1%	10.7%	40 bps
(1)
Non-GAAP financial results adjust selected GAAP-basis financial results to exclude the impact of notable items outside of State Street’s normal course of business. Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in conformity with GAAP. For a reconciliation of non-GAAP measures presented in this proxy statement, see Appendix D.

State Street’s 2022 performance is reviewed in greater detail, along with relevant risks associated with our businesses, results of operations and financial condition, in our 2022 annual report on Form 10-K, which accompanies this proxy statement and was previously filed with the SEC.
ii  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Director Nominees
We believe that our Board members should have complementary skills and qualifications that form a depth of broad and diverse experiences. We seek director nominees who have had substantial achievement in their personal and professional pursuits and possess the talent, experience and integrity necessary to effectively oversee our businesses and strategy and enhance long-term shareholder value. Based on these desired attributes, the Board has nominated the following 12 director nominees for election at the 2023 annual meeting of shareholders.
Director Nominee	Principal Occupation	Other Public Company Boards (#)	State Street Board Roles and Committee Memberships
Marie A. Chandoha* Director Since 2019 Age 61	Retired President and Chief Executive Officer, Charles Schwab Investment Management, Inc.	1	•	Risk
			•	Technology and Operations
DonnaLee DeMaio* Director Since 2022 Age 64	Retired Global Chief Operating Officer, American International Group, Inc. (AIG)	1	•	Examining and Audit
			•	Technology and Operations
Patrick de Saint-Aignan* Director Since 2009 Age 74	Retired Managing Director and Advisory Director, Morgan Stanley	None	•	Examining and Audit
			•	Executive
			•	Risk (Chair)
			•	Technology and Operations
Amelia C. Fawcett* Director Since 2006 Age 66	Retired Chairman, Kinnevik AB	None	•	Lead Director
			•	Executive
			•	Human Resources
			•	Nominating and Corporate Governance
William C. Freda* Director Since 2014 Age 70	Retired Senior Partner and Vice Chairman, Deloitte, LLP	None	•	Examining and Audit (Chair)
			•	Executive
			•	Risk
Sara Mathew* Director Since 2018 Age 67	Retired Chairman and Chief Executive Officer, Dun & Bradstreet Corporation	2(1)	•	Examining and Audit
			•	Executive
			•	Human Resources (Chair)
William L. Meaney* Director Since 2018 Age 62	President, Chief Executive Officer and Director, Iron Mountain Inc.	1	•	Executive
			•	Human Resources
			•	Nominating and Corporate Governance (Chair)
Ronald P. O’Hanley Director Since 2019 Age 66	Chairman and Chief Executive Officer, State Street Corporation	1	•	Chairman of the Board
			•	Executive (Chair)
			•	Risk
Sean O’Sullivan* Director Since 2017 Age 67	Retired Group Managing Director and Group Chief Operating Officer, HSBC Holdings, plc	None	•	Executive
			•	Risk
			•	Technology and Operations (Chair)
Julio A. Portalatin* Director Since 2021 Age 64	Retired President and Chief Executive Officer, Mercer Consulting Group, Inc.	None	•	Human Resources
			•	Technology and Operations
John B. Rhea* Director Since 2021 Age 57	Partner, Centerview Partners, LLC	1	•	Technology and Operations
Gregory L. Summe* Director Since 2001 Age 66	Managing Partner and Founder, Glen Capital Partners, LLC	3	•	Human Resources
			•	Nominating and Corporate Governance
* = Independent
(1)	In addition, Ms. Mathew serves as a director for the Federal Home Loan Mortgage Corporation, a government-sponsored enterprise.
2023 Notice of Meeting and Proxy Statement / State Street Corporation iii

Corporate Governance Summary
Our Board is committed to strong corporate governance practices and is intent on maintaining State Street’s reputation for quality, integrity and high ethical standards. In addition to adhering to the Investor Stewardship Group’s Corporate Governance Framework, as highlighted in Appendix C, the following summarizes key aspects of our corporate governance:

Board of Directors	Shareholder Rights and Engagement	Strategy, Compensation and Risk

• 11 of 12 director nominees are independent

• Annual director elections

• Annual assessment of effectiveness and qualifications of each director nominee

• 33% of director nominees are female and 25% are racially diverse

• Active independent Lead Director elected annually by the independent directors

• Board and committees meet regularly in executive session without management present

• Effective Board refreshment process, adding six new independent directors since 2018

• Directors are elected by a majority of votes cast in uncontested elections and by plurality vote in contested elections

• Active shareholder outreach program with director participation; engaged or requested engagement with shareholders representing approximately 60% of our outstanding common stock in 2022

• No poison pill

• Proxy access by-law allows shareholders to include director nominees in State Street’s proxy materials

• No common stock supermajority vote requirements

• Board and Committee oversight of:

         – strategy, financial performance, ethics and risk management

         – succession planning for Chief Executive Officer (CEO) and other executive officers

         – environmental, social and governance (ESG) obligations, initiatives and strategies

         – alignment of the Company’s incentive compensation arrangements with the Company's safety and soundness practices

• Directors and executive officers are subject to stock ownership guidelines and are prohibited from short selling, pledging, options trading, hedging and speculative transactions in State Street securities

• Incentive compensation subject to clawback and forfeiture mechanisms

What’s New
•
Expanded the Human Resources Committee’s responsibilities to include talent development, and transitioned responsibility for executive officer succession planning from the Nominating and Corporate Governance Committee to the Human Resources Committee. CEO succession planning responsibility remains with the Nominating and Corporate Governance Committee

•	Conducted a Civil Rights Audit during 2022, with report expected to be published in the first half of 2023
•	Broadened the Corporate Governance Guidelines to also include disability and military service as diversity characteristics considered when assessing candidates for director
Additional information about State Street’s corporate governance practices is provided under the heading “Corporate Governance at State Street.”

iv  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Environmental, Social and Governance
State Street recognizes that managing our business activities in a socially and environmentally responsible manner and that giving back to the communities in which we live and work are important for our long-term success. We recognize that sustainable growth comes from operating with absolute integrity and in a way that respects our shareholders, clients, employees, communities and the environment. We adhere to the principles of sound governance and aim to help our clients succeed. We are dedicated to maintaining a global and inclusive workplace where employees feel valued and engaged. We have a responsibility to enrich our communities and to be a leader in environmental sustainability, both in the way we carry out our operations and in the products and services we offer. As part of these efforts, the Board oversees our activities and practices on ESG-related matters and each of the committees of the Board oversees ESG matters within their respective scope of responsibilities, including climate-related matters. Additional information about our ESG activities and reporting according to the frameworks created by the Sustainability Accounting Standards Board (SASB), the Task Force on Climate-related Financial Disclosures (TCFD) and Global Reporting Initiative (GRI), can be found on our website. ESG highlights and achievements for 2022 include the following:

E

24% CO_2 emissions reduction as compared to 2019 (Goal: 27.5% by 2030)

40% H_2O reduction as compared to 2019 (Goal: 25% by 2030)

1,754 mt[1] annual carbon savings from 2022 projects

100% Carbon neutrality[2]

S

Progressed many of our "10 Actions Against Racism and Inequality" such as $141M spend with diverse suppliers

$20M total giving by State Street Foundation philanthropic contributions

95,494 hours volunteered by employees

G

92% independent director nominees

2022 notable ESG achievements:

(1)	Metric tons of carbon dioxide equivalent.
(2)	For Scope 1 and 2, based on independently reviewed data and resultant investment in renewable energy credits and carbon offset projects.
2023 Notice of Meeting and Proxy Statement / State Street Corporation v

Overview of 2022 Executive Compensation Program
Compensation Philosophy
State Street’s compensation program for Named Executive Officers (NEOs) and other executive officers aims to:
•	attract, retain and motivate superior executives and drive strong leadership behaviors
•	reward executives for meeting or exceeding company and individual financial, business and human capital-related objectives
•	drive long-term shareholder value and financial stability
•	align incentive compensation with the performance results experienced by our shareholders through the use of significant levels of deferred equity-based compensation
•	provide equal pay for work of equal value
•	achieve the preceding goals in a manner aligned with sound risk management and our corporate values
We engage with our largest shareholders, among other things, to understand their perspectives on our executive compensation and corporate governance programs. For 2022, we engaged or requested engagement with shareholders representing approximately 60% of our outstanding common stock. The Chair of our Human Resources Committee participated in select engagements, and shareholder feedback from all engagements was relayed directly to the Nominating and Governance Committee and the Human Resources Committee. Based on discussions with our shareholders and the results of our “Say on Pay” vote, the Human Resources Committee believes that our shareholders support our overall executive compensation program.
For each of our NEOs identified in the “Compensation Discussion and Analysis,” the Human Resources Committee determines the appropriate level of total compensation for the year. The Committee evaluates base salary and target incentive compensation levels at least annually. The targets are based on each executive’s role, responsibilities and performance trend, as well as competitive and market factors and internal equity.
Sound Compensation and Corporate Governance Practices
Our NEO compensation practices are designed to support good governance and mitigate against excessive risk-taking. We regularly review and refine our corporate governance practices considering several factors, including feedback from ongoing shareholder engagement.

(1)	Excluding certain international assignments and relocation benefits.
More information about executive compensation at State Street is described under the heading “Compensation Discussion and Analysis.”
vi  2023 Notice of Meeting and Proxy Statement / State Street Corporation

2023 Notice of Meeting and Proxy Statement / State Street Corporation vii

To my fellow shareholders:
As State Street’s independent Lead Director, and on behalf of the entire Board of Directors, I look forward to our 2023 annual meeting of shareholders.
I am pleased to share that State Street had a strong performance in 2022, advancing our strategic priorities and business momentum despite a challenging market environment. The Board closely monitored corporate progress on key initiatives and oversaw strategic execution throughout the year amidst dynamic markets, rising interest rates and persistent geopolitical pressures and events. As it does each year, the Board also reviewed its approach to corporate governance.
Board composition and refreshment is a key component of an effective Board. Fresh perspectives, broad and diverse viewpoints and deep experience are important to balancing the optimal construction of a productive board of directors. Each year, we assess our composition, including the qualifications, attributes, skill sets and experiences that will best serve State Street and our shareholders and align with State Street’s long-term strategy and goals. With six new independent directors added to our Board since 2018, we have gained new perspectives on State Street’s strategic objectives, as well as insight and direction on the transformation and simplification of our global business model.
There are a few governance-related initiatives I’d like to highlight:
Committee Chair Rotation and Board Refreshment. We have a regular practice to actively manage Board committee chair succession. This is an ongoing evaluation and planning process for committee membership, where we balance the skills, perspectives and experience of our directors to achieve an optimal membership mix on our Board committees and to position chair succession candidates. As an example of this, you’ll see in this proxy statement that, subject to re-election by our shareholders at the annual meeting, we expect to appoint Marie Chandoha as Chair of our Risk Committee in May 2023. Marie joined the Board in 2019 and joined the Risk Committee in 2022.
Board Performance Assessment and Director Development. We engaged a third-party advisory firm for the second year to collect director feedback on the performance of the Board and its principal standing committees. In addition, as Lead Director, I met with each member of the Board to conduct development discussions. These processes serve as a foundation for continuous improvement around communication, committee management, director development and Board composition.
After 24 years of outstanding service, Rick Sergel will retire from the Board this May. State Street is deeply grateful for Rick’s extraordinary commitment throughout his tenure; he has served State Street with distinction. His dedication and wise counsel have helped the Board oversee the firm through various market challenges and a constantly evolving regulatory environment. State Street is a much stronger firm as a result of Rick’s many contributions.
Finally, thank all of you for your continued support and investment in State Street.
Sincerely,

Amelia C. Fawcett
Lead Director
2023 Notice of Meeting and Proxy Statement / State Street Corporation 1

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 17, 2023
The proxy statement and annual report, and the means to vote electronically, are available at www.proxyvote.com. To view this material, you must have available the 16-digit control number located on the notice mailed on April 5, 2023 on the proxy card or, if shares are held in the name of a broker, bank or other nominee, on the voting instruction form.

Corporate Governance at State Street
Shareholder Engagement and Communications
We believe that regular engagement with our shareholders is a critical component of our corporate governance program and is additive to the ongoing dialogue, conferences and meetings that our Investor Relations team and senior management hold with analysts and institutional investors throughout the year. Our shareholder engagement program provides management and the Board with valuable insights not only on corporate governance, compensation and other environmental, social and governance (ESG) practices, but also with perspectives on our corporate strategy, performance and goals. Our shareholders also help to provide information regarding emerging trends that may impact State Street.
Our shareholder engagement process provides a recurring opportunity to receive feedback and to share updates throughout the year. State Street generally initiates engagement by requesting to meet and connect with the shareholder. Many shareholders, based on prior engagement, our public disclosures or other factors, elect to meet with us less frequently or not at all. If a shareholder desires to meet with us, meetings are led by a cross-functional team of senior leaders in ESG, Human Resources, Investor Relations and Legal. An independent director (e.g., the Chair of our Human Resources Committee or our independent Lead Director) may also participate in these meetings from time to time. The Board, the Human Resources Committee, the Nominating and Corporate Governance Committee and other committees as appropriate receive updates on the shareholder meetings at least twice per year and consider shareholder feedback in their decision-making.
In 2022, our meetings with shareholders included discussion of topics such as our executive compensation program design, climate and sustainability programs, diversity-related initiatives and progress, corporate strategy and business performance, corporate governance practices and other ESG topics.

2022 Shareholder Engagement Snapshot
In the cycle of our 2022 program, we launched engagement in two stages by initiating outreach to our shareholders in both the Spring and Fall of 2022. For the Spring outreach, just prior to the 2022 Annual Meeting of Shareholders, most of those shareholders confirmed that a meeting was not necessary at the time. In the Fall, we contacted shareholders representing approximately 60% of our outstanding common stock and met with shareholders representing approximately 30% of our outstanding common stock at the time.
2  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Corporate Governance at State Street
Corporate Governance Guidelines and Independence
State Street’s Board of Directors, in its role of overseeing the conduct of our business, is guided by our Corporate Governance Guidelines. Among other things, the Guidelines describe the role of the Board, its responsibilities and functions, the director qualification and selection process and the role of the Lead Director.
The Guidelines also contain categorical standards for determining director independence under New York Stock Exchange, or NYSE, listing standards. In general, a director would not be independent under those standards if the director (and in certain circumstances, a member of the director’s immediate family) has, or in the past three years had, specified relationships or affiliations with State Street, its external or internal auditors or other companies that do business with State Street (including employment by State Street, receipt of a specified level of direct compensation from State Street—other than director fees—and compensation committee interlocks). The categorical standards also provide specified relationships that, by themselves, would not impair independence. The portion of the Guidelines addressing director independence is attached as Appendix B to this proxy statement.
The full Guidelines are available under the “Corporate Governance” section in the “Investors” portion of our website at www.statestreet.com. In addition to the Guidelines, the charters for each principal standing committee of the Board are available in the same location on our website. State Street also follows the governance standards relative to the Investor Stewardship Corporate Governance Group’s (ISG) framework for U.S.-listed companies. State Street’s alignment with the ISG framework is attached as Appendix C to this proxy statement.
Independent Director Governance
•	The independent directors meet in an executive session presided by the independent Lead Director at every regularly scheduled meeting of the Board and otherwise as needed
•
The meetings of the independent directors promote additional opportunities, outside the presence of management, for the directors to engage together in discussion. The regularity of these meetings fosters continuity for these discussions and allows for a greater depth and scope to the matters discussed

Pursuant to the Guidelines, the Board undertook its annual review of director independence in early 2023. State Street, as a global financial institution and one of the largest providers of financial services to institutional investors, conducts business with many organizations throughout the world. Our directors or their immediate family members may have relationships or affiliations with some of these organizations. As provided in the Guidelines, the purpose of the director independence review was to determine whether any relationship or transaction was inconsistent with a determination that the director was independent. The Board, with the benefit of this review and a recommendation by the Nominating and Corporate Governance Committee, determined that all of our directors, other than Mr. O’Hanley, meet the categorical standards for independence under the Guidelines, have no material relationship with State Street (other than the role of director) and satisfy the qualifications for independence under the NYSE’s listing standards.
In making the independence determinations in 2023, the Board considered that the below identified individuals, or their respective family members, have the following relationships or arrangements that are deemed to be immaterial under the categorical standards for independence included in the Guidelines:
•
commercial or charitable relationships with an entity for which the State Street director or family member serves as a non-management director, and with respect to which the director was uninvolved in negotiating such relationship (Messrs. Freda, Meaney, Portalatin and Rhea)

•
commercial relationships with an entity for which the State Street director or family member serves as an employee, consultant or executive officer where the director does not receive any special benefits from the transaction and the annual payments to and from the entity are equal to or less than the greater of $1 million or 2% of the consolidated gross annual revenues of the other entity during the most recent completed fiscal year (Messrs. Freda, Meaney and Rhea and Ms. DeMaio)

In 2022, none of these commercial or charitable relationships with affiliated entities involved amounts paid or received by State Street exceeding the greater of $1 million or 1.75% of the affiliated entity’s annual gross revenue.
2023 Notice of Meeting and Proxy Statement / State Street Corporation 3

Corporate Governance at State Street
Standards of Conduct
We have a Standard of Conduct for Directors, which together with the Standard of Conduct for Employees, promotes ethical conduct and the avoidance of conflicts of interest in conducting our business. We also have a Code of Ethics for Senior Financial Officers (including the Chief Executive Officer), as required by the Sarbanes-Oxley Act and SEC rules. Each of these documents is available under the “Corporate Governance” section in the “Investors” portion of our website at www.statestreet.com. Only our Board may grant a waiver for directors, senior financial officers or executive officers from a provision of the Standard of Conduct for Directors, the Standard of Conduct for Employees or the Code of Ethics for Senior Financial Officers, and any waivers will be posted under the “Corporate Governance” section in the “Investors” portion of our website at www.statestreet.com.
Board Composition
The Nominating and Corporate Governance Committee, with input from the Board, is responsible for nominating directors for election each year and evaluating the need for new director candidates as appropriate. This assessment includes an evaluation of each director nominee’s skills and experience in the context of the needs of the Board, and independence, as well as consideration of diverse perspectives and experiences, and other characteristics, such as race/ethnicity, gender identity, sexual orientation, disability, military status and nationality.
Director Nominee Characteristics and Qualifications
The Board expects all director nominees to possess the following attributes or characteristics:
•	unquestionable business ethics, irrefutable reputation and superior moral and ethical standards
•	informed and independent judgment with a balanced perspective, financial literacy, mature confidence, high performance standards and incisiveness
•
ability and commitment to attend Board and committee meetings and to invest sufficient time and energy in monitoring management’s conduct of the business and compliance with State Street’s operating and administrative procedures

•	a global vision of business with the ability and willingness to work closely with the other Board members
Taken as a whole, the Board expects one or more of its members to have the following skill sets, specific business background and global or international experience:
•	experience in the financial services industry
•	experience as a senior officer of a well-respected public company
•	experience as a senior business leader of an organization active in our key international growth markets
•	experience in key disciplines of significant importance to State Street’s overall operations
•	qualification as an audit committee financial expert
•	qualification as a risk management expert

4  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Corporate Governance at State Street
Board, Committee and Director Self-Assessment
As part of the annual evaluation on the composition of the Board, the Nominating and Corporate Governance Committee facilitates an assessment of the performance and effectiveness of the Board and each principal standing committee. This evaluation also includes an annual assessment of each director’s performance and contributions to the overall effectiveness of the Board and its committees.

The purpose of the Board and committee assessment is multi-faceted with the primary goal to evaluate the effectiveness, function, strength and productivity of the Board and its committees, and also to highlight potential areas for change and improvement. The Nominating and Corporate Governance Committee also leverages this process to guide Board refreshment, committee composition and succession planning efforts, as well as to evaluate whether the key skills and qualifications of members of the Board are aligned with State Street strategy and determining the nominees to stand for annual shareholder election.
In 2021, the Nominating and Corporate Governance Committee and the Board engaged a third-party advisory firm to assist with strengthening the self-assessment process and to collect valuable insight and feedback from the directors. In 2022, the Board and the Nominating and Corporate Governance Committee again leveraged the third-party advisory firm to aid the self-assessment process to provide consistency in reporting, track progress over time and evaluate feedback on a comparative basis. The self-assessment procedure illustrated below and performed for 2022 was developed with guidance from the advisory firm.

2022 Board, Committee and Director Self-Assessment Process

Self-Assessment Design

The Nominating and Corporate Governance Committee, independent Lead Director and advisory firm discussed the objectives of the self-assessment process and prior-year self-assessment questionnaires, reports and feedback and determined the scope, process and goals for the 2022 Board and committee self-assessment

Completion of Questionnaires

Each director completed a questionnaire evaluating the performance of the Board and each committee, focusing on leadership, scope of responsibilities, quality of interactions with management and areas of potential improvement

Self-Assessment Report

Advisory firm aggregated the responses and feedback received from each director into a singular report summarizing the results of the Director and committee self-evaluations

Executive Session Discussions

Advisory firm presented its self-assessment report in an executive session of the Board, including key observations, themes, progress as compared to prior year and recommended action plans

Committee Evaluation

The Nominating and Corporate Governance Committee further assessed whether each of the principal standing committees had a functioning self-evaluation process and reported its findings to the Board, noting that each had a functioning and effective self-evaluation process

2023 Notice of Meeting and Proxy Statement / State Street Corporation 5

Corporate Governance at State Street
Assessment Themes and Development Plans
As part of the Board and committee self-assessment process, the Board met with the third-party advisory firm and discussed the themes and overall findings, including the strengths and areas of potential improvement of the Board and its various committees. Further, the Nominating and Corporate Governance Committee reviewed progress made against the action plans developed in the prior year, and considered further enhancements informed by the director feedback.
As part of director development, the Lead Director met with each director to provide individual feedback, insights on strengths and development opportunities. The Lead Director also used this opportunity to solicit individualized information from each director about the effectiveness of the Board and its committees. Based on the results of the 2022 assessment process, the Board believes that each of the director nominees serving at the time has substantial achievement in their personal and professional pursuits and has talents, experience, judgment and integrity that will contribute to the best interests of State Street and to long-term shareholder value. The nominees as a group possess the skill sets, specific business background and global or international experience that the Board desires. The director nominee biographies set forth in this proxy statement under the heading “Item 1—Election of Directors” indicate each nominee’s qualifications, skills, experience and attributes that led the Board to conclude they should continue to serve as a director of State Street.
Director Identification and Selection Process
In connection with its annual Board and committee assessment, the Board reviews its composition and size to evaluate its overall effectiveness and alignment with Company strategy. As part of this review, the Nominating and Corporate Governance Committee, in conjunction with the Board, establishes the desired criteria, skills and areas of expertise needed to continue to support the Board in advancing State Street’s businesses and strategy. Illustrated below is an overview of the process used to identify the desired attributes and to select new candidates for the Board.

6  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Corporate Governance at State Street
The Nominating and Corporate Governance Committee seeks to identify individuals qualified to become directors, consistent with the identified criteria. In carrying out its responsibility to identify the best-qualified candidates for directors, the Committee will consider proposals for nominees from a number of sources, including recommendations from shareholders submitted upon written notice to:
Chair of the Nominating and Corporate Governance Committee
c/o the Office of the Secretary of State Street Corporation,
One Lincoln Street, Boston, Massachusetts 02111
(or, after May 6, 2023, One Congress Street, Boston, Massachusetts 02114)
By following the procedures set forth under “General Information About the Annual Meeting—Proposals and Nominations by Shareholders,” shareholders also have the right under our by-laws to directly nominate director candidates and, in certain circumstances, to have their nominees included in State Street’s proxy statement.
2023 Notice of Meeting and Proxy Statement / State Street Corporation 7

Corporate Governance at State Street
Director Nominee Qualifications, Diversity and Skills
We believe that our Board of Directors should have a variety of qualifications, skill sets and experience that, when taken as a whole, best serve the Company and our shareholders. We recognize the importance of diversity with regard to the composition of the Board and strive to have a Board that provides diversity of thought and a broad range of perspectives. In an effort to achieve these objectives, the Nominating and Corporate Governance Committee and the Board consider a wide range of attributes when determining and assessing director nominees and new candidates in the context and needs of the Board, including personal and professional backgrounds, independence and tenure of Board service, and other demographics such as race and ethnicity, gender identity, sexual orientation, disability, military service and nationality. The Nominating and Corporate Governance Committee is committed to including qualified diverse candidates in the pool from which director candidates are chosen. The Committee does not assign specific weight to the various factors it considers and no particular criterion is a prerequisite for nomination. As summarized below, each of our director nominees brings to the Board a variety of qualifications and skills and, collectively, these qualifications form a depth of broad and diverse experiences that help the Board effectively oversee our activities and operations.

8  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Corporate Governance at State Street
Director Nominee Skills, Qualifications and Demographics

Director Nominee Composition Highlights

2023 Notice of Meeting and Proxy Statement / State Street Corporation 9

Corporate Governance at State Street
Board Leadership Structure and Role in Risk Oversight
Board Governance
State Street’s leadership structure includes an independent Lead Director of the Board. This position is currently held by Dame Amelia C. Fawcett. She was elected to her fourth one-year term as Lead Director in May 2022.
As Chairman, Mr. O’Hanley presides at all meetings of the Board of Directors during which he is present and works with the independent Lead Director to establish the agendas for these meetings and the matters on which the Board will vote.
Role of the Independent Lead Director
•	Elected annually by the independent directors to serve a one-year term
•
Expected to participate in, and attend, meetings of all of the Board’s committees, providing valuable committee overlap to enable optimal agenda coordination, insight and consistency across all committees and helping to strengthen risk oversight

•	Presides at all meetings of the Board during which the Chairman is not present, including all executive sessions of independent directors occurring at every regularly scheduled Board meeting
•	Serves as a liaison between the Chairman and the independent directors
•	Authorized to call additional meetings of the independent directors
•	Communicates frequently with the Chairman to provide feedback and implement the decisions and recommendations of the independent directors
•	Conducts an annual process for reviewing the Chief Executive Officer’s performance and reports the results of the process to the other independent directors
•	Meets at least annually with such members of the senior leadership team as the Lead Director determines from time to time
•	Represents the Board in discussions with stakeholders and communicates with regulators
•	Approves, in consultation with the Chairman, the agendas for Board meetings, information sent to the Board and the matters voted on by the full Board

Board Leadership Review Process
The Nominating and Corporate Governance Committee coordinates the annual independent Lead Director nomination and election process. In addition, the Board of Directors reviews its leadership structure at least annually to assess and determine whether it remains appropriate. The Board values the flexibility to review and determine the appropriate leadership structure based on State Street’s opportunities and circumstances at any given time.
After the independent directors’ 2022 review and assessment, the Board of Directors continues to believe that Mr. O’Hanley’s role as Chairman—together with a strong independent Lead Director, consistent with Dame Amelia’s performance in the role—continues to be the most effective leadership structure for State Street and in the best interests of the Board, State Street and its shareholders at this time.
Among the factors considered by the Board in determining that the current leadership structure remains the most appropriate are:
•
as our Chief Executive Officer, Mr. O’Hanley has extensive knowledge of our business and strategy and is well positioned to work with the independent Lead Director to focus our Board’s agenda on the key issues facing State Street

•
oversight of State Street is the responsibility of our Board as a whole, which maintains a majority of independent directors (11 out of 12 director nominees), and this responsibility can be properly discharged with a strong, active and engaged independent Lead Director

•	the Chairman and independent Lead Director work together to play a strong and active role in the oversight of State Street’s business strategy and operational management
10  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Corporate Governance at State Street
Board Risk Oversight
In the normal course of our business activities, State Street is exposed to a variety of risks, some that are inherent in the financial services industry and others that are more specific to our business activities. The identification, assessment, monitoring, mitigation and reporting of risks are essential to State Street’s financial performance and successful management of our businesses. Risk management, including Board and senior management oversight and a system of policies, procedures, limits, risk measurement and monitoring and internal controls, allows for an assessment of risks for evaluating opportunities for the prudent use of capital that appropriately balances risk and return. Our established risk appetite framework outlines the quantitative limits and qualitative goals that define the level and type of risk we are willing to undertake in the course of executing our business strategy, and also serves as a guide in setting risk limits across our business units. The framework is established by Enterprise Risk Management (ERM), a management-level corporate risk oversight group, in conjunction with the Management Risk and Capital Committee, our senior management decision-making body for risk and capital issues, and the Risk Committee of the Board. The Board and the Risk Committee formally review and approve our risk appetite statement annually, or more frequently in response to shifts in endogenous or exogenous risk conditions.
ERM provides risk oversight, support and coordination to allow for the consistent identification, measurement and management of risks across business units separate from the business units' activities, and is responsible for the formulation and maintenance of corporate-wide risk management policies and guidelines. In addition, ERM establishes and reviews limits and, in collaboration with business unit management, monitors key risks. Ultimately, ERM works to validate that risk-taking occurs within the risk appetite statement approved by the Board and conforms to associated risk policies, limits and guidelines.
Four of the Board's committees (shown below) assist the Board in discharging its responsibilities with respect to risk management. State Street, as a large bank holding company, is required by regulations of the Board of Governors of the Federal Reserve System to have a Risk Committee. The Risk Committee is responsible for oversight related to the operation of our global risk management framework, including policies and procedures establishing risk management governance and processes and risk control infrastructure. It is responsible for reviewing and discussing with management our assessment and management of all risks applicable to our operations, including among other matters, credit, market, interest rate, liquidity, operational, regulatory, technology, business, compliance and reputation risks, and related policies. The Risk Committee also receives quarterly updates from other Board committees regarding risk-related matters reviewed by other Board-level committees.
The structure of the Risk Committee assists the Board in administering its oversight of risk management throughout our company. The Risk Committee includes at least one member who has experience in identifying, assessing and managing risk exposures of a large, complex financial firm and all members of the Risk Committee have an understanding of risk management principles and practices relevant to the Company. In addition, the Lead Director participates in meetings of the Risk Committee and the Chairman of the Board is a current member of the Risk Committee. For more details regarding the Risk Committee and our other Board committees, please refer to “Committees of the Board of Directors.”
The Chief Risk Officer (CRO) is responsible for our risk management globally, leads ERM and has a dual reporting line to our CEO and the Risk Committee. The Chief Compliance Officer reports to the Chief Risk Officer. The Company’s risk management is further discussed in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (2022 Form 10-K).
2023 Notice of Meeting and Proxy Statement / State Street Corporation 11

Corporate Governance at State Street

Communication with the Board of Directors
Shareholders and interested parties who wish to contact the Board of Directors or the Lead Director should address correspondence to the Lead Director in care of the Secretary. The Secretary will review and forward correspondence to the Lead Director or the appropriate person or persons for response.
Lead Director of State Street Corporation
c/o Office of the Secretary
One Lincoln Street
Boston, MA 02111
(or, after May 6, 2023, One Congress Street, Boston, Massachusetts 02114)
Alternatively, by email: corporatesecretary@statestreet.com
In addition, State Street has established a procedure for communicating directly with the Lead Director, by utilizing a third-party independent provider, regarding concerns about State Street or its conduct, including complaints about accounting, internal accounting controls or auditing matters. An interested party who wishes to contact the Lead Director may use any of the following methods, which are also described on State Street’s website at www.statestreet.com:

From within the United States and Canada: 1-888-736-9833 (toll-free)	ATTN: State Street 5500 Meadows Road, Suite 500 Lake Oswego, OR 97035 USA	https://secure.ethicspoint.com/ domain/media/en/gui/55139/ index.html
For country-specific phone numbers, please visit www.statestreet.com.
The Lead Director may forward to the Examining and Audit Committee, or to another Board committee, group or department, for appropriate review, any concerns the Lead Director receives. The Lead Director periodically reports to the independent directors as a group regarding concerns received.
12  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Corporate Governance at State Street
Meetings of the Board of Directors and Annual Meeting of Shareholders
During 2022, the Board of Directors held eight meetings, and each of the incumbent directors attended, either in-person or virtually, at least 75 percent of the total of all meetings of the Board and committees on which the director served during his or her service as a director during the year.
Although State Street does not have a formal policy regarding attendance of directors at the annual meeting of shareholders, all directors are encouraged to attend. Each of the thirteen directors on the Board at the time of our 2022 annual meeting of shareholders attended the virtual meeting.
Committees of the Board of Directors
The Board of Directors has the following committees to assist it in carrying out its responsibilities, and each operates under a written charter, a copy of which is available under the “Corporate Governance” section in the “Investors” portion of our website at www.statestreet.com. The charter for each committee, which establishes its roles and responsibilities and governs its procedures, is annually reviewed and approved by the Board.
Examining and Audit Committee
Current Members: • William C. Freda, Chair • DonnaLee DeMaio • Patrick de Saint-Aignan • Sara Mathew • Richard P. Sergel 9 Meetings in 2022	Primary Responsibilities:

• Responsible for the appointment (including qualifications, performance, independence and periodic consideration of retaining a different firm), compensation, retention, evaluation and oversight of the work of State Street’s independent registered public accounting firm, including sole authority for the establishment of pre-approval policies and procedures for all audit engagements and any non-audit engagements

• Discusses with the independent auditor critical accounting policies and practices, alternative treatments of financial information, the effect of regulatory and accounting initiatives and other relevant matters

• Oversees the operation of our system of internal control covering the integrity of our consolidated financial statements and reports; compliance with laws, regulations and corporate policies; and the performance of corporate audit

• Reviews the effectiveness of State Street’s compliance program
• Conducts an annual performance evaluation of the General Auditor and reviews the performance of the Chief Compliance Officer and other senior members of management as appropriate
• Oversees the Company’s efforts to promote and advance a culture of compliance and ethical business practices
• Oversees the compliance, culture and reporting components of State Street’s ESG obligations, initiatives and activities

All members meet the independence requirements of the listing standards of the NYSE and the rules and regulations of the SEC and are considered audit committee financial experts (as defined by SEC rules).

2023 Notice of Meeting and Proxy Statement / State Street Corporation 13

Corporate Governance at State Street
Executive Committee
Current Members: • Ronald P. O’Hanley, Chair • Patrick de Saint-Aignan • Amelia C. Fawcett • William C. Freda • Sara Mathew • William L. Meaney • Sean O’Sullivan No Meetings in 2022	Primary Responsibilities:
• Committee members are the Chairs of each Committee, the independent Lead Director and Chairman of the Board
• Authorized to exercise all the powers of the Board, except as otherwise limited by Massachusetts law or the Committee’s charter
• Reviews, approves and acts on matters on behalf of the Board at times when it is not practical to convene a meeting of the Board to address such matters
• Periodically reports to the Board depending on meeting activities, if any
Human Resources Committee
Current Members: • Sara Mathew, Chair • Amelia C. Fawcett • William L. Meaney • Julio A. Portalatin • Richard P. Sergel • Gregory L. Summe 10 Meetings in 2022	Primary Responsibilities:

• Oversees human capital management strategies, the operation of all compensation plans, policies and programs in which executive officers participate and certain other incentive, retirement, health and welfare and equity plans in which employees participate

• Oversees the alignment of our incentive compensation arrangements with the safety and soundness of State Street, including the integration of risk management objectives and related policies, arrangements and control processes, consistent with applicable regulatory rules and guidance

• Acting together with the other independent directors, annually reviews and approves corporate goals and objectives relevant to the CEO’s compensation; evaluates the CEO’s performance; and reviews, determines and approves, in consultation with the other independent directors, the CEO’s compensation

• Reviews, evaluates and approves the total compensation of all executive officers
• Reviews talent development and succession plans for executive officers (except for the CEO)

• Approves the terms and conditions of employment and any associated changes, including any restrictive provisions, severance arrangements and special arrangements or benefits, of any executive officer

• Adopts equity grant guidelines in connection with its overall responsibility for all equity plans and monitors stock ownership of executive officers who are members of the management Executive Committee, State Street's enterprise strategy-setting and decision-making body

• Appoints and oversees compensation consultants and other advisors retained by the Committee
• Oversees the human capital management components of State Street’s ESG obligations, initiatives and activities
All members meet the independence requirements of the listing standards of the NYSE.
14  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Corporate Governance at State Street
Nominating and Corporate Governance Committee
Current Members: • William L. Meaney, Chair • Amelia C. Fawcett • Richard P. Sergel • Gregory L. Summe 5 Meetings in 2022	Primary Responsibilities:

• Assists the Board with respect to issues and policies affecting our governance practices, including succession planning for the CEO, identifying and recommending director nominees and shareholder matters

• Recommends each committee’s composition and leads the Board in its annual review of the Board’s and each committee’s performance

• Reviews and approves State Street’s related-person transactions, reviews the amount and form of director compensation and reviews reports on regulatory, political and lobbying activities of State Street

• Oversees the corporate governance components of State Street’s ESG obligations, initiatives and activities
All members meet the independence requirements of the listing standards of the NYSE.
Risk Committee

Current Members:
• Patrick de Saint-Aignan, Chair
• Marie A. Chandoha*
• William C. Freda
• Ronald P. O’Hanley
• Sean O’Sullivan
11 Meetings in 2022
(*Ms. Chandoha is expected to be appointed Chair in May 2023, subject to re-election at the annual meeting of shareholders)
Primary Responsibilities:
• Oversees the operation of our global risk management framework, including the risk management policies for our operations
• Reviews the management of all risk applicable to our operations, including credit, market, interest rate, liquidity, operational, technology, business, compliance and reputation risks
• Oversees our strategic capital governance principles and controls, monitors capital adequacy in relation to risk and discharges the duties and obligations of the Board under applicable Basel, Comprehensive Capital Analysis and Review, Comprehensive Liquidity Assessment and Review and resolution and recovery planning requirements

• Conducts an annual performance evaluation of the Chief Risk Officer
• Oversees the risk management components, including climate risk, of State Street’s ESG obligations, initiatives and activities
Technology and Operations Committee
Current Members: • Sean O’Sullivan, Chair • Marie A. Chandoha • DonnaLee DeMaio • Patrick de Saint-Aignan • Julio A. Portalatin • John B. Rhea 7 Meetings in 2022	Primary Responsibilities:
• Oversees technology and operational risk management and the role of these risks in executing the Company’s strategy in support of State Street’s global business requirements
• Reviews material strategic initiatives from a technology and operational risk perspective
• Reviews technology related risks, including corporate information security, cybersecurity, operational and technology resiliency and data management
• Oversees the technology and operational risk components of State Street’s ESG obligations, initiatives and activities
2023 Notice of Meeting and Proxy Statement / State Street Corporation 15

Corporate Governance at State Street
Non-Management Director Compensation
General
The Nominating and Corporate Governance Committee annually reviews, and recommends to the Board, the form and amount of non-management director compensation. In conducting its review, the Committee uses the Compensation Peer Group that is used by the Human Resources Committee for executive compensation generally and, like the Human Resources Committee, used the services of Meridian Compensation Partners for 2022. Information on State Street’s Compensation Peer Group and compensation consultant is described under the heading “Executive Compensation—Compensation Discussion and Analysis—Other Elements of Our Compensation-Setting Process.”
The Nominating and Corporate Governance Committee did not treat Compensation Peer Group data as definitive when determining non-management director compensation. Rather, it referenced this peer group compensation, as well as trends in director compensation generally and within the industry, and formed its own perspective on compensation for our non-management directors. In May 2022, the Committee made its recommendation to the Board, which, following the May 2022 annual meeting of shareholders, approved compensation for all non-management directors effective through the 2023 annual meeting of shareholders. Mr. O’Hanley, as an employee director, does not receive any additional compensation for his services as a director.
Compensation
Following the Committee’s review of market practice, State Street increased its non-management director compensation for the 2022–2023 Board year (the period between the 2022 and 2023 annual meetings of shareholders) as follows:
- Annual retainer increased from $90,000 to $100,000
- Lead Director retainer increased from $125,000 to $130,000
- Examining and Audit Committee Chair and Risk Committee Chair retainers increased from $30,000 to $40,000
- Human Resources Committee Chair retainer increased from $25,000 to $35,000
- Technology and Operations Committee Chair retainer increased from $20,000 to $35,000
- Nominating and Corporate Governance Committee Chair retainer increased from $20,000 to $25,000
The non-management director annual equity award and the Examining and Audit Committee and Risk Committee member retainers remain unchanged.
For the 2022–2023 Board year, non-management directors received the following compensation:
Compensation Component(1)	Value ($)(2)	Vehicle(3)
Annual Retainer	$100,000	Cash or shares of State Street common stock
Annual Equity Award	195,000	Shares of State Street common stock
Additional Independent Lead Director Retainer	130,000	Cash or shares of State Street common stock
Examining and Audit Committee and Risk Committee Chair Retainers	40,000	Cash or shares of State Street common stock
Human Resources Committee and Technology and Operations Committee Chair Retainers	35,000	Cash or shares of State Street common stock
Nominating and Corporate Governance Committee Chair Retainer	25,000	Cash or shares of State Street common stock
Examining and Audit Committee and Risk Committee Member Retainers(4)	20,000	Cash or shares of State Street common stock
(1)
A Board meeting fee of $1,500 applies after the tenth Board meeting attended during the Board year. Non-management directors also receive reimbursement of expenses incurred as a result of Board service.

(2)
The annual retainer and annual equity award are pro-rated for any non-management director joining the Board after the annual meeting of shareholders. Committee retainers are pro-rated for any non-management director joining a committee during the Board year.

16  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Corporate Governance at State Street
(3)
Non-management directors may elect to receive their retainers in cash or shares of State Street common stock. For non-management directors elected at the annual meeting, all awards made in shares of State Street common stock are granted based on the closing price of our common stock on the NYSE on the date of the annual meeting that begins the period, rounded up to the nearest whole share. Under the 2017 Stock Incentive Plan, with limited exceptions, the total value of all compensation components to a non-management director cannot exceed $1.5 million in a calendar year.

(4)
The Examining and Audit Committee and Risk Committee member retainer is payable to each member of the respective committee, other than that committee’s Chair and the Lead Director, if a committee member.

Pursuant to State Street’s Deferred Compensation Plan for Directors, non-management directors may elect to defer the receipt of 0% or 100% of their (1) retainers, (2) annual equity award and/or (3) meeting fees. Non-management directors who elect to defer the cash payment of their retainers or meeting fees may choose from four notional investment fund returns for such deferred cash. Deferrals of common stock are adjusted to reflect the hypothetical reinvestment in additional shares of common stock for any dividends or other distributions on State Street common stock during the deferral period. Deferred amounts will be paid at the termination of Board service as either a lump sum or in installments over a two- to five-year period, as elected by the non-management director.
Director Stock Ownership Guidelines
Under our stock ownership guidelines, all non-management directors are required to maintain a target level of stock ownership equal to eight times the annual retainer of $100,000 for a total of $800,000. Non-management directors must hold all net shares received until they reach the target ownership level. For purposes of these stock ownership guidelines, the value of shares owned is based on the closing price of our common stock on the NYSE on the date that we use for the beneficial ownership table under the heading “Security Ownership of Certain Beneficial Owners and Management.” Non-management directors are credited with all shares they beneficially own for purposes of the beneficial ownership table, including any deferred share awards. Non-management directors are expected to attain the ownership level ratably within five years after initial election to the Board.
Our Securities Trading Policy prohibits directors from engaging in short selling, hedging, pledging or speculative trading in State Street securities.
As of March 1, 2023, Ms. DeMaio and Messrs. Portalatin and Rhea exceeded the pro-rated expected level of ownership but are below the full target ownership level, as each is within five years after initial election to the Board, and therefore are subject to the 100% holding requirement of net shares received. Each of the other non-management directors exceeded the full target level of ownership under the guidelines.
2023 Notice of Meeting and Proxy Statement / State Street Corporation 17

Corporate Governance at State Street
2022 Director Compensation
The following table shows the compensation our non-management directors were paid during 2022 for their service as directors:
Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Marie A. Chandoha	$120,000	$195,017	$10,574	$325,591
DonnaLee DeMaio(3)	127,500	211,327	—	338,827
Patrick de Saint-Aignan	160,000	195,017	40,856	395,873
Amelia C. Fawcett	230,000	195,017	12,558	437,575
William C. Freda	160,000	195,017	40,856	395,873
Sara Mathew	155,000	195,017	—	350,017
William L. Meaney	125,000	195,017	40,574	360,591
Sean P. O'Sullivan	155,000	195,017	—	350,017
Julio A. Portalatin	100,000	195,017	—	295,017
John B. Rhea(4)	—	295,070	47,924	342,994
Richard P. Sergel	120,000	195,017	40,856	355,873
Gregory L. Summe	100,000	195,017	—	295,017
(1)
On May 18, 2022, each non-management director received 2,912 shares of State Street common stock valued at $195,017 based on the closing price of our common stock on the NYSE of $66.97. Stock awards to non-management directors vest immediately, and there were no unvested non-management director stock awards as of December 31, 2022.

(2)
Perquisites received in 2022 include director life insurance coverage, business travel accident insurance and medical coverage for international State Street travel ($856 for Dame Amelia Fawcett and Messrs. de Saint-Aignan, Freda and Sergel; $574 for Ms. Chandoha and Mr. Meaney and $424 for Mr. Rhea). Charitable contributions by non-management directors are eligible for a Company matching contribution of up to $40,000 per calendar year under the State Street matching gift program. Matching charitable contributions made on behalf of the non-management directors during 2022 were $47,500 for Mr. Rhea (includes $12,500 of prior calendar year contributions matched in 2022); $40,000 for Messrs. de Saint-Aignan, Freda, Meaney and Sergel; $11,702 for Dame Amelia and $10,000 for Ms. Chandoha. The total amount of perquisites and other personal benefits for Mses. DeMaio and Mathew and Messrs. O'Sullivan, Portalatin and Summe have not been reported because the total did not exceed $10,000.

(3)
Ms. DeMaio joined the Board in March 2022. For her service between March 2022 and the 2022 annual meeting of shareholders, Ms. DeMaio received (a) a pro-rated annual retainer of $7,500 in cash and (b) a pro-rated annual equity award of 181 shares of State Street common stock with a total value of $16,310 based on the closing price of our common stock on the NYSE on March 28, 2022 of $90.11.

(4)
Mr. Rhea elected to receive his annual retainer in common stock in lieu of cash. As a result, he received an additional 1,494 shares of State Street common stock with a total value of $100,053 based on the closing price of our common stock on the NYSE on May 18, 2022 of $66.97.

Related-Person Transactions
The Board has adopted a written policy and procedures for the review of any transaction, arrangement or relationship in which State Street is a participant, the amount involved exceeds $120,000 and one of our executive officers, directors or 5% shareholders (or their immediate family members), who we refer to as “related persons,” has a direct or indirect material interest. A related person proposing to enter into such a transaction, arrangement or relationship must report the proposed related-person transaction to State Street’s General Counsel. The policy calls for the proposed related-person transaction to be reviewed and, if deemed appropriate, approved by the Nominating and Corporate Governance Committee. A related-person transaction reviewed under the policy will be considered approved if it is authorized by the Nominating and Corporate Governance Committee (or the Committee Chair) after full disclosure of the related person’s interest in the transaction. Such reporting and review occur prior to the effectiveness or consummation of the transaction. The General Counsel may
18  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Corporate Governance at State Street
present a related-person transaction arising in the time period between meetings of the Committee to the Chair of the Committee, who shall review and may approve the related-person transaction. The Chair reports on any related-person transaction reviewed at the next meeting of the Committee. Any ongoing related-person transactions are reviewed annually to evaluate whether or not they should be permitted to continue.
Related-Person Transaction Considerations
As appropriate for the circumstances, the Nominating and Corporate Governance Committee (or the Committee Chair) will review and consider:
•	the related person’s interest in the related-person transaction
•	the approximate dollar value of the amount involved in the related-person transaction
•	the approximate dollar value of the related person’s interest in the transaction without regard to any profit or loss
•	whether the transaction was undertaken in the ordinary course of State Street’s business
•	whether the transaction with the related person is on terms no less favorable to State Street than terms that could be reached with an unrelated third-party
•	the purpose of the transaction and the potential benefits to State Street
•
any other information regarding the related-person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction

The Nominating and Corporate Governance Committee reviews all relevant information available about the transaction. The Committee may approve the transaction only if the Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company and its shareholders. The Committee may, in its sole discretion, impose such conditions as it deems appropriate on State Street or the related person in connection with approval of the related-person transaction.
In addition to the transactions that are excluded by the instructions to the SEC’s related-person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related-person transactions for purposes of this policy:
•
interests arising solely from the related person’s position as an executive officer, employee or consultant of another entity (whether or not the person is also a director of such entity) that is a party to the transaction, where (1) the related person and his or her immediate family members do not receive any special benefits as a result of the transaction and (2) the annual amount involved in the transaction equals less than the greater of $1 million or 2% of the consolidated gross revenues of the other entity that is a party to the transaction during that entity’s last completed fiscal year; or

•
a transaction that involves discretionary charitable contributions from State Street to a tax-exempt organization where a related person is a director, trustee, employee or executive officer, provided the related person and his or her immediate family members do not receive any special benefits as a result of the transaction, and further provided that, where a related person is an executive officer of the tax-exempt organization, the amount of the discretionary charitable contributions in any completed year in the last 3 fiscal years is not more than the greater of $1 million, or 2% of that organization’s consolidated gross revenues in the last completed fiscal year of that organization (in applying this test, State Street’s automatic matching of director or employee charitable contributions to a charitable organization will not be included in the amount of State Street’s discretionary contributions)

Based on information provided by the directors and executive officers, no related-person transactions are required to be reported in this proxy statement under applicable SEC regulations. In addition, neither State Street nor the Bank has extended a personal loan or extension of credit to any of its directors or executive officers.
2023 Notice of Meeting and Proxy Statement / State Street Corporation 19

Corporate Governance at State Street
Human Capital
State Street’s employees are a core asset and a key driver of our long-term performance. Our employees drive the company’s strategy, innovate better ways to serve our clients and act as custodians of our reputation. We seek to empower our employees by:
•	Providing development and learning opportunities to retain high performers and help each person reach their full potential
•	Promoting an inclusive, diverse and equitable workplace
•	Improving organizational effectiveness
Our focus on attracting, developing and motivating and retaining employees is a key component of our long-term strategy. Accordingly, we measure our executives’ performance and adjust their compensation based on critical leadership behaviors and culture traits that align with our human capital strategy.

20  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Corporate Governance at State Street
Highlights of our human capital strategy and initiatives from 2022 and early 2023 are noted below. Additional detail, including EEO-1 data, can be found on our website.
Workforce Profile			Diversity, Equity and Inclusion (DEI)	Employee Benefits and Wellbeing
Managing and supporting approximately 42,000 employees located in 31 countries			Working to accelerate progress on our DEI programs, including via our 10 Actions Against Racism and Inequality, or “10 Actions”	Offering comprehensive and flexible benefit programs designed to meet the changing needs of our employees and their families
Employee Profile
•         Achieved the Black Equity at Work Bronze Certification from Management Leadership for Tomorrow (MLT), which partners with organizations to create meaningful, measurable progress toward workplace equity – the first and only Global Systematically Important Financial Institution (G-SIFI) to do so; received plan approval as a launch partner for MLT’s Hispanic Equity at Work certification

•         Despite not meeting all of our five-year diverse representation objectives, continued to make progress on our diversity initiatives, leading to improvement in seven of eight representation categories in 2022

•         Made tangible progress against our 10 Actions, including improvements in Black and Latinx representation overall and a 2.6% point increase for Management-level employees

•         Conducted an external Civil Rights audit to assess the impacts of our business products and services, with a report expected to be published in the first half of 2023

•         Leveraged 24+ employee networks with 100+ chapters globally to facilitate courageous conversations and drive engagement

•         Flexible work programs help employees manage the demands of their personal and professional lives

•         Physical, emotional and financial wellness programs make for a happier and healthier workforce

•         Parental and caretaker support benefits provide aid through life’s important events

•         Additional special paid time off encourages work/ life balance – volunteer, disconnect, birthday and wellness days

•         Enhancements to medical benefits mitigate rising healthcare costs for employees

•         Rollout of global education assistance policy supports employees in fulfilling their career goals

	Women (Global)	Employees of Color (U.S. only)
Management (Senior Vice President+)	35%	21%
Non- Management	45%	36%
Overall	45%	36%
Note: Employee data as of December 31, 2022
Culture and Engagement	Learning and Development	Stewardship and Community Leadership
Leveraging shared traits and behaviors as a way to promote strong levels of employee connection to the company and to drive our business strategy and operating model	Developing and training our workforce through a learner-centric approach to skills training, including easily accessible education options	Impacting communities around the world through employee volunteering and financial support

•         Embedding culture traits and enterprise-wide behaviors to drive business strategy

•         Encouraging integrity and ethical decision making and providing multiple avenues to speak up about behavior inconsistent with our values fosters trust and accountability

•         Internship and rotational programs to develop high-performing recent graduates to position them for early career success

•         Rotational leadership development program and tailored development opportunities for high-potential middle managers to build internal pipeline of talent for future leadership roles

•         Partnering with charitable organizations in Poland to support refugees from Ukraine, and local and international charitable organizations providing assistance to those impacted by the earthquakes in Turkey and Syria through financial support and matching employee donations to both relief efforts on a 2:1 basis

2023 Notice of Meeting and Proxy Statement / State Street Corporation 21

Corporate Governance at State Street
Culture and Engagement (cont.)	Learning and Development (cont.)	Stewardship and Community Leadership (cont.)
• Frequent employee surveys provide insight into employee sentiment on topics such as engagement, development, alignment, work/life balance, manager qualities and risk excellence
•         Leveraging internal talent via a talent marketplace, providing an innovative way for employees to access new roles, skills, and opportunities, and for managers to recruit internal talent, resulting in redeployment of approximately 350 employees through year-end 2022 at a rate of 76% of employees entering the talent marketplace

•         Developing and training our workforce to meet the evolving demands of our industry through enhanced learning curricula with modern, flexible learning options

•         Supporting local non-profit organizations and driving employee engagement in the community through skills-based volunteering

•         Setting and working towards aggressive science-based environmental goals to reduce the environmental footprint of our business

Performance Management	Other Recognition Opportunities	Equitable Employment Practices
Motivating and rewarding high-performing employees with competitive incentive opportunities, encouraging employees to learn and grow in their careers	Providing monetary and non-monetary recognition for specific behaviors that drive our business strategy and culture	Supporting equal pay for equal work and working to increase the engagement and representation of women and employees of color throughout our organization

•         Employing a pay-for-performance philosophy and differentiating pay to reward our highest performers

•         Aligning employee and shareholder interests by delivering a significant portion of incentive compensation in deferred equity-based pay to our senior executives

•         Employing a performance management process that involves collaborative planning and ongoing performance assessments, accounting for evolving business priorities and enabling better performance differentiation

•         Linking our culture to performance management by encouraging performance priorities that connect to critical enterprise-wide behaviors that drive our culture

•         Leveraging a recognition and rewards platform designed to acknowledge and reward employees who exhibit or role model our culture traits

•         Recognizing employees who exhibit exemplary risk management performance, encouraging ethical behavior and courage in speaking up

•         Recognizing employees who embody the spirit of our 10 Actions, and who role model commitment to our 10 Actions principles

•         Recognizing employees who have made outstanding volunteer contributions to charitable organizations in their communities

•         Applying a global policy to not ask for compensation history for both internal and external hires

•         Providing training on recognizing unconscious bias, making fair and consistent compensation decisions, and developing and applying inclusive management behaviors

•         Publishing our inaugural annual pay equity disclosure, which covers our pay gaps for women relative to men, globally, and for employees of color relative to white employees in the US and what we are doing to address the gaps. Our pay equity disclosure includes our ‘raw,’ or unadjusted pay gap and a comparison of pay between ‘like-for-like’ roles, adjusting for factors such as job level, location and job function that make one role different from another (the ‘adjusted’ pay gap)

Board and Management Oversight of Human Capital
Our Board of Directors’ Human Resources Committee has oversight of human capital management, including recruitment, retention, and inclusion and diversity initiatives. A management-level committee, the Enterprise Talent Management Committee, provides leadership and input on all aspects of our global talent-related initiatives that support achievement of our strategic priority to become a higher-performing organization. The Enterprise Talent Management Committee operates as a subcommittee of our management Executive Committee.
22  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Item 1: Election of Directors

The Board of Directors unanimously recommends that you vote
FOR
each of the nominees for director (Item 1 on your proxy card)

Each director elected at the 2023 annual meeting of shareholders will serve until the next annual meeting of shareholders, except as otherwise provided in State Street’s by-laws. Of the 12 director nominees, 11 are non-management directors and one serves as the CEO of State Street. All of the non-management director nominees are independent, as determined by the Board under the applicable definition in the NYSE listing standards and the State Street Corporate Governance Guidelines.
Pursuant to State Street’s by-laws, the Board has fixed the number of directors at 12. Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted for the election of the 12 director nominees listed below. We have no reason to believe that any nominee will be unavailable for election at the annual meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board or the Board may reduce the number of directors to be elected at the annual meeting. Information relating to each nominee for election as director is described below, including:
•	age and period of service as a director of State Street
•	business experience during at least the past five years (including directorships at other public companies)
•	community activities
•	other experience, qualifications, attributes or skills that led the Board to conclude the director should serve or continue to serve as a director of State Street
The Board of Directors recommends that shareholders approve each director nominee for election based upon the qualifications and attributes discussed below. See “Corporate Governance at State Street—Board Composition” for a further discussion of the Board’s process and reasons for nominating these candidates.
2023 Notice of Meeting and Proxy Statement / State Street Corporation 23

Item 1: Election of Directors

 MARIE A. CHANDOHA
Age 61, Director since 2019
Board Roles and Committees
• Risk Committee (expected to be appointed Chair in May 2023, subject to re-election at the annual meeting of shareholders)
• Technology and Operations Committee
Career Highlights

• Retired President and Chief Executive Officer, Charles Schwab Investment Management, Inc., the investment management subsidiary of Charles Schwab Corporation, an NYSE-listed brokerage and wealth management firm (2010 to 2019); Chief Investment Officer (2010)

• Director, Macy’s Inc., a retail department store (2022 to present)

• Former Managing Director, Head, ETF, Index and Model-Based Fixed Income Portfolio Management, BlackRock, Inc., an investment management company (2009 to 2010); Global Head, Fixed Income Business, Barclays Global Investors (2007 to 2009) prior to acquisition by BlackRock, Inc.

• Former Co-Head and Senior Portfolio Manager of the Montgomery Fixed Income Division, Wells Capital Management, an investment management company (1999 to 2007)
Qualifications and Attributes

Ms. Chandoha’s more than 35 years of experience as a leader in the financial services industry and her record transforming businesses provides the Board with valuable expertise as State Street continues its technological innovation to continue exceeding client expectations. As president and chief executive officer of Charles Schwab Investment Management, Inc., Ms. Chandoha implemented a new vision of the business by reorganizing the leadership team, adding strong governance and risk management and by delivering transparent, low-cost and straightforward investment products and solutions. In addition, Ms. Chandoha transformed the technology and operational platform to efficiently scale and grow the company and increased third-party distribution capabilities. Before joining Charles Schwab Investment Management, Inc., Ms. Chandoha was the global head of the fixed income division of BlackRock, Inc. where she focused on commercialization, innovation and new product development. She currently serves as an advisory committee member for Zoe Financial, Inc. Ms. Chandoha is vice chair of the California chapter of the Nature Conservancy and previously served as member of the board of governors and executive committee of the Investment Company Institute. She received a B.A. degree in economics from Harvard University.

24  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Item 1: Election of Directors
DONNALEE DEMAIO Age 64, Director Since 2022 Board Roles and Committees • Examining and Audit Committee • Technology and Operations Committee	Career Highlights

• Retired Executive Vice President and Global Chief Operating Officer, General Insurance, American International Group, Inc. (AIG), an NYSE-listed global finance and insurance company (2018 to 2019); Executive Vice President and Chief Auditor (2017 to 2018); President and Global Head of Credit Lines (2015 to 2016); President and Chief Executive Officer, United Guaranty Corporation, an AIG subsidiary (2012 to 2017); Chief Operating Officer, United Guaranty Corporation (2012)

• Director, Hiscox Ltd., a London Stock Exchange-listed international insurance group (2021 to present)
• Former President and Chief Executive Officer, MetLife Bank N.A., a full-service retail bank (2005 to 2012); Vice President and Chief Financial Officer (2002 to 2005)

• Former National Consulting Partner, PricewaterhouseCoopers (PwC), a multinational professional services network of firms (1999 to 2002); Client Services Partner (1993 to 1999); Senior Audit Manager (1983 to 1993)

Qualifications and Attributes

Ms. DeMaio’s significant experience in highly regulated entities in financial services and insurance, and her direction and leadership to significantly transform technology, finance and operations organizations, as well as her experience in audit and risk management, provides the Board with broad expertise and a global business perspective to guide State Street’s strategic initiatives. As executive vice president and global chief operating officer for AIG, Ms. DeMaio was responsible for all operational aspects of General Insurance globally, including shared services sites in Asia, the U.S. and Europe. She held a variety of senior roles at AIG, including oversight of technology, operations, procurement, risk and control and transformation. Ms. DeMaio also served as AIG’s chief auditor, where she reported directly to the Audit Committee of the AIG board of directors. During her tenure at United Guaranty, a subsidiary of AIG, in which she held senior management roles, she successfully grew operating income and implemented a technology modernization strategy. Before joining AIG, Ms. DeMaio served as president and chief executive officer of MetLife Bank, pioneering their consumer lending business and substantially growing the business while building a risk management organization to oversee financial and operational risk matters. Ms. DeMaio is a CPA and received a B.A. degree from Muhlenberg College.

PATRICK DE SAINT-AIGNAN Age 74, Director Since 2009 Board Roles and Committees • Examining and Audit Committee • Executive Committee • Risk Committee (Chair) • Technology and Operations Committee	Career Highlights
• Retired Managing Director and Advisory Director, Morgan Stanley, an NYSE-listed global financial services company (1974 to 2007); firm-wide head of risk management (1995 to 2002)
• Member of Supervisory Board, BH PHARMA, a private generic drug development company (2015 to present)

• Former Director, Allied World Assurance Company Holdings AG, a former NYSE-listed specialty insurance and reinsurance company acquired by Fairfax Financial Holdings in 2017 (2008 to 2017); member of the Enterprise Risk Committee (Chairman), Compensation Committee, Audit Committee and Investment Committee

• Former Director, Bank of China Limited (2006 to 2008); member of the Audit Committee (Chairman), the Risk Policy Committee and the Personnel and Remuneration Committee
Qualifications and Attributes

Mr. de Saint-Aignan’s extensive experience in risk management, corporate finance, capital markets and firm management brings to the Board a sophisticated understanding of risk, particularly with respect to the implementation of risk and monitoring programs within global financial services. His service on the board of directors and committees of several other companies gives him additional perspective on global management and corporate governance. A dual citizen of the United States and France, he was honored with Risk Magazine’s Lifetime Achievement Award in 2004. Mr. de Saint-Aignan holds his B.B.A. degree from the Ecole des Hautes Etudes Commerciales and an M.B.A. from Harvard University.

2023 Notice of Meeting and Proxy Statement / State Street Corporation 25

Item 1: Election of Directors
AMELIA C. FAWCETT Age 66, Director Since 2006 Board Roles and Committees • Lead Director • Executive Committee • Human Resources Committee • Nominating and Corporate Governance Committee	Career Highlights
• Governor, Wellcome Trust, a politically and financially independent global charitable science foundation (2019 to present); member Audit and Risk Committee (Chair) and Remuneration Committee (Chair)
• Member, Financial Policy Council, Bermuda Monetary Authority (BMA), an advisory body to the BMA and the Ministry of Finance, focused on financial system stability (2016 to present)

• Former Vice Chairman and Chief Operating Officer of European, Middle East and Africa Operations, Morgan Stanley, an NYSE-listed global financial services company (2002 to 2006) and Morgan Stanley International Limited, London (2006 to 2007); Senior Adviser (2006 to 2007); Managing Director and Chief Administrative Officer for European Operations (1996 to 2002); Executive Director (1992 to 1996); Vice President (1990 to 1992)

• Former Chairman, Kinnevik AB, a Nasdaq Stockholm-listed long-term oriented investment company (2018 to 2021); Deputy Chairman (2013 to 2018); Non-Executive Director (2011 to 2021); member of People and Remuneration Committee and Governance, Risk and Compliance Committee (Chair)

• Former Chairman, Standards Board for Alternative Investments, (U.K.) (2011 to 2020), the global standard-setting body for the alternative investment industry
• Former Non-Executive Director, HM Treasury, the British Government’s Economic & Finance Ministry (2012 to 2018)
Qualifications and Attributes

Dame Amelia Fawcett’s public policy experience and experience in the European banking markets provide a valuable international financial markets perspective to State Street. Dame Amelia is a dual American and British citizen, with many years of extensive and diverse financial services experience. At Morgan Stanley, she served in many roles, including vice chairman and chief operating officer of Morgan Stanley International, and had responsibility for development and implementation of the company’s business strategy (including business integration), as well as oversight of the company’s infrastructure and operational risk functions, and corporate affairs. Prior to joining Morgan Stanley, she was an attorney at the New York-based law firm of Sullivan & Cromwell, practicing primarily in the areas of corporate and banking law in both New York and Paris. Her service on both the Court of Directors of the Bank of England (the Board of the British Central Bank) and the British Treasury provided her with valuable experience with the complex regulatory and compliance frameworks of the financial industry, both in the U.K. and internationally. Dame Amelia was awarded a CBE (Commander of the Order of the British Empire) and a DBE (Dame Commander of the Order of the British Empire) by the British Government, in both instances for services to the finance industry, and in 2018 she was awarded a CVO (Commander of the Royal Victorian Order), solely in the gift of the Queen, for services as Chairman of The Prince of Wales’s Charitable Foundation. In addition, in 2004, she received His Royal Highness The Prince of Wales’s Ambassador Award recognizing responsible business activities that have a positive impact on society and the environment. She currently serves in the capacity as a governor of the Wellcome Trust, chair of the Royal Botanic Gardens (Kew) and a trustee of Project HOPE UK. Dame Amelia was formerly chairman of The Prince of Wales’s Charitable Foundation, deputy chairman and governor of the London Business School, deputy chairman of the National Portrait Gallery, chairman of the American Friends of the National Portrait Gallery and a commissioner of the U.S.-U.K. Fulbright Commission. Dame Amelia received a B.A. degree from Wellesley College and a J.D. degree from the University of Virginia.

26  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Item 1: Election of Directors
WILLIAM C. FREDA Age 70, Director Since 2014 Board Roles and Committees • Examining and Audit Committee (Chair) • Executive Committee • Risk Committee	Career Highlights
• Retired Senior Partner and Vice Chairman, Deloitte, LLP, a global professional services firm (2011 to 2014); Managing Partner of Client Initiatives (2007 to 2011); member of U.S. Executive Committee
• Chair, Hamilton Insurance Group, a global insurance and reinsurance company (2017 to present); Director (2014 to 2017)
• Director, Guardian Life Insurance Company, a mutual life insurance company (2014 to present)
• Former Director, Deloitte Touche Tohmatsu Limited (2007 to 2013); member of Risk Committee (Chairman) and Audit Committee (Chairman)
Qualifications and Attributes

Mr. Freda brings to the Board key insight and perspective on risk management, international expansion and client relationships gained through his extensive experience interacting with audit committees, boards of directors and senior management. As senior partner and vice chairman of Deloitte, LLP, Mr. Freda served Deloitte’s most significant clients and maintained key relationships, acting as a strategic liaison to the marketplace as well as to professional and community organizations. Mr. Freda joined Deloitte in 1974 and built a distinguished record of service during his 40-year career, having served on a wide range of multinational engagements for many of Deloitte’s largest and most strategic clients. Mr. Freda received a B.S. degree in accounting from Bentley University.

SARA MATHEW Age 67, Director Since 2018 Board Roles and Committees • Executive Committee • Examining and Audit Committee • Human Resources Committee (Chair)	Career Highlights

• Retired Chairman and Chief Executive Officer, Dun & Bradstreet Corporation, an NYSE-listed international commercial data and analytics provider (2010 to 2013); President and Chief Operating Officer (2007 to 2009); Chief Financial Officer (2001 to 2007)

• Non-Executive Chairman, Federal Home Loan Mortgage Corporation, a government-sponsored enterprise operating in the secondary residential mortgage market (2019 to present); Director (2013 to present); member of the Audit Committee (Chair), Executive Committee and Nominating and Governance Committee

• Director, Dropbox, a Nasdaq-listed file sharing and cloud storage service (2021 to present); member of the Audit Committee and Compensation Committee
• Director, Carnival Corporation & plc, an NYSE-listed cruise and leisure travel company (2022 to present)
• Former Director, Reckitt Benckiser Group plc, an FTSE-listed health and hygiene company (2019 to 2022); member of Audit Committee
• Former Director, Xos Inc., a Nasdaq-listed electric mobility company (2021 to 2022); member of the Compensation Committee (Chair) and Audit Committee
• Former Director, NextGen Acquisition Corporation, a Nasdaq-listed special purpose acquisition company (SPAC) (2020 to 2021); member of the Audit Committee and Compensation Committee
• Former Director, Campbell Soup Company, an NYSE-listed consumer food producer (2005 to 2019); member of Audit Committee (Chair) and Finance and Corporate Development Committee

• Former Director, Shire Plc, a Nasdaq-listed FTSE 25 biopharmaceutical company (2015 to 2019; prior to acquisition by Takeda Pharmaceutical Company Limited in 2019); Chair of Audit and Risk Committee and member of Compliance and Nomination and Governance Committee

Qualifications and Attributes

Ms. Mathew’s deep background in finance, technology, corporate strategy and operations, combined with her 18-year tenure leading and overseeing a diverse assortment of international consumer-focused companies and transformational initiatives, provides a unique, innovative and global perspective to State Street. As chairman and chief executive officer of Dun & Bradstreet, Ms. Mathew led the transformation from a data collection business into an innovative provider of data analytics and insights. Prior to her role as chairman and chief executive officer, she served as president and chief operating officer, overseeing consumer segments, and as chief financial officer where she initiated and managed the redesign of accounting processes and controls. Before joining Dun & Bradstreet, Ms. Mathew held various positions at Procter & Gamble within finance, accounting, investor relations and brand management. She received a B.S. degree in physics, mathematics and chemistry from the University of Madras, India and an M.B.A. from Xavier University.

2023 Notice of Meeting and Proxy Statement / State Street Corporation 27

Item 1: Election of Directors
WILLIAM L. MEANEY Age 62, Director Since 2018 Board Roles and Committees • Executive Committee • Human Resources Committee • Nominating and Corporate Governance (Chair)	Career Highlights
• President, Chief Executive Officer and Director, Iron Mountain, Inc., an NYSE-listed information management and data backup and recovery company (2013 to present)
• Former Director, Qantas Airways, an Australian Securities Exchange-listed airline (2012 to 2018); member of the Safety, Health, Environment and Security Committee and the Remuneration Committee
• Former Chief Executive Officer, Zuellig Group, a privately owned long-term holding company based in Hong Kong (2004 to 2012)
Qualifications and Attributes

Mr. Meaney provides State Street’s Board with an acute global viewpoint on corporate strategy and business expansion founded upon his background in leading and developing large U.S. and international companies. Mr. Meaney, a citizen of the United States, Switzerland and Ireland, has extensive domestic and international business experience across both established and emerging markets. As the president and chief executive officer of Iron Mountain, he has continued to lead the company as it evolves and expands its secure storage and digital transformation offerings. Before joining Iron Mountain, Mr. Meaney was the chief executive officer of Zuellig Group, where he was responsible for a diverse portfolio of Asia Pacific businesses that spanned a variety of heavily regulated and consumer-based industries, including health care, agriculture, pharmaceuticals and materials handling. He has held several senior positions throughout the airline industry, including chief commercial officer of Swiss International Airlines and executive vice president of South African Airways, founded and managed his own consulting firm and served as an operations officer with the U.S. Central Intelligence Agency. Mr. Meaney is a member of the President’s Council of Massachusetts General Hospital and is a former trustee of Rensselaer Polytechnic Institute and Carnegie Mellon University. He holds a B.S. degree from Rensselaer Polytechnic Institute and an M.B.A. from Carnegie Mellon University.

RONALD P. O’HANLEY Age 66, Director Since 2019 Board Roles and Committees • Chairman of the Board • Executive Committee (Chair) • Risk Committee	Career Highlights

• State Street Corporation, Chairman and Chief Executive Officer (2020 to present); President and Chief Executive Officer (2019 to 2020); President and Chief Operating Officer (2017 to 2019); Vice Chairman (2017); Chief Executive Officer and President, State Street Global Advisors (2015 to 2017)

• Director, Unum Group, an NYSE-listed provider of financial protection benefits in the United States and United Kingdom (2015 to present); member of the Human Capital Committee and Governance Committee

• Former President of Asset Management & Corporate Services, Fidelity Investments, Inc., a multinational financial services corporation (2010 to 2014)
• Former Chief Executive Officer and President, BNY Mellon Asset Management (2007 to 2010)
Qualifications and Attributes

Mr. O’Hanley’s extensive leadership, executive management and operational experience over the last three decades in asset management and global financial services provides the Board with the experience necessary to help navigate the Company’s strategic priorities on data management, client experience and technology enhancement. He joined State Street in 2015 to lead State Street’s investment management business as the chief executive officer and president of State Street Global Advisors. Since that time, he has held several senior leadership positions within the Company, serving as vice chairman from January 2017 to November 2017 and president and chief operating officer from November 2017 to February 2019. Effective January 1, 2019, Mr. O’Hanley began his service as CEO and as a member of the Board of Directors and effective January 1, 2020, he was appointed chairman of the Board. Mr. O’Hanley received a B.A. degree from Syracuse University and an M.B.A. from Harvard Business School.

28  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Item 1: Election of Directors
SEAN O’SULLIVAN Age 67, Director Since 2017 Board Roles and Committees • Executive Committee • Risk Committee • Technology and Operations Committee (Chair)	Career Highlights

• Retired Group Managing Director and Group Chief Operating Officer, HSBC Holdings, plc., an NYSE-listed banking and financial services organization (2011 to 2014); Executive Director and Chief Technology and Services Officer, HSBC Bank plc. (2007 to 2010)

Qualifications and Attributes

Mr. O’Sullivan’s 34-year tenure at HSBC provided him with valuable experience with the operational and technology challenges faced by a large, global financial institution as well as the management of overall company effectiveness and efficiency, including development of a global approach to expense management and operational risk management. As the group managing director and group chief operating officer of HSBC Holdings, plc., Mr. O’Sullivan led the bank’s global operations and information technology functions, with worldwide responsibilities for business transformation, organizational restructuring and operational effectiveness. Prior to this role, Mr. O’Sullivan held various positions throughout HSBC in the U.S., Canada and Europe. Mr. O’Sullivan is a member of the Information Technology Advisory Committee at the University of British Columbia and a former trustee of the York University Foundation. He is a dual citizen of Canada and the U.K. and received a B.A. degree from the Ivey School of Business at Western University.

JULIO A. PORTALATIN Age 64, Director Since 2021 Board Roles and Committees • Human Resources Committee • Technology and Operations Committee	Career Highlights

• Retired Vice-Chair, Marsh & McLennan Companies, an NYSE-listed professional services firm (2019 to 2020); President and Chief Executive Officer, Mercer Consulting Group, Inc., a business of Marsh & McLennan Companies (2012 to 2019)

• Former President and Chief Executive Officer, Emerging Markets region, American International Group (AIG), an NYSE-listed global finance and insurance company (2011 to 2012); President and Chief Executive Officer, Chartis Emerging Markets (2010 to 2011); President and Chief Executive Officer, AIG Europe S.A. (2008 to 2010); President, Worldwide Accident and Health, American International Underwriters (2003 to 2008)

• Former Director, DXC Technology, an NYSE-listed information technology company (2017 to 2020); member of the Compensation Committee
Qualifications and Attributes

Mr. Portalatin’s strong international background and extensive experience in the strategic leadership and operation of complex global businesses provides the Board with valuable experience as the Company seeks to expand its global footprint and continue its risk excellence initiatives. As president and chief executive officer of Mercer Consulting Group, Inc., Mr. Portalatin expanded Mercer’s global operations, increased revenue from emerging markets, executed transformative acquisitions and advised clients on $11 trillion of assets. He also led the reorganization of Mercer’s leadership team, established strong governance and risk management practices and developed transparent, low-cost and straightforward investment products and solutions. Prior to joining Mercer, Mr. Portalatin served in various senior leadership positions at American International Group (AIG), including as President and CEO of Chartis Growth Economies (now AIG Growth Economies), where he led the strategic global expansion of the business in several regions, including Asia-Pacific, Latin America, South Asia, Europe, Middle East and Africa. Mr. Portalatin also serves as a thought leader on the changing workforce and is a leading contributor on the dialogue of the future of work, human capital, diversity, global economic trends, financial wellness and pension systems. Mr. Portalatin currently serves on the boards of AARP, ServPro, Covenant House International and Hofstra University. He holds a B.S. degree in business management and an honorary doctorate from Hofstra University.

2023 Notice of Meeting and Proxy Statement / State Street Corporation 29

Item 1: Election of Directors
JOHN B. RHEA Age 57, Director Since 2021 Board Roles and Committees • Technology and Operations Committee	Career Highlights
• Partner, Centerview Partners LLC, an independent investment banking and advisory firm (2020 to present)
• Founder and Managing Partner, RHEAL Capital Management, LLC, a real estate development and investment firm (2014 to present)

• Director, Invitation Homes, Inc., an NYSE-listed Real Estate Investment Trust, (2015 to present); member of the Compensation and Management Development Committee (Chair) and Investment and Finance Committee

• Former Senior Advisor and President, Corporate Finance and Capital Markets, Siebert Williams Shank & Co., LLC, an independent non-bank financial services firm (2017 to 2020)
• Former Senior Advisor, Boston Consulting Group, a global management consulting firm (2014 to 2017)
• Former Chairman and Chief Executive Officer, New York City Housing Authority (NYCHA) (2009 to 2014)
Qualifications and Attributes

Mr. Rhea’s significant experience in corporate finance, capital markets and advising large complex organizations on mergers and acquisitions and strategic planning provides the Board with valuable perspective on corporate strategy and financing transactions. He has more than 30 years of experience as a trusted advisor to senior management, boards of directors and regulatory agencies on a wide range of strategic and finance matters. In his current role as partner at Centerview Partners LLC, Mr. Rhea advises clients with a focus on capital advisory, merger and acquisitions, real estate and corporate impact. Prior to joining Centerview Partners, Mr. Rhea served as senior advisor and president of capital markets and corporate finance at Siebert Williams Shank & Co., LLC, where he led all corporate advisory, underwriting and markets businesses. He also previously served as senior advisor to the Boston Consulting Group and chairman and CEO for NYCHA, the largest public housing authority in North America. Prior to NYCHA, Mr. Rhea spent more than 18 years as an investment banker and strategy consultant and was recognized by Black Enterprise as one of the Top 75 Blacks on Wall Street. Mr. Rhea has served on and chaired several non-profit boards and is currently a director of Wesleyan University, Red Cross Greater New York and University of Detroit Jesuit School. He received a B.A. degree from Wesleyan University and an M.B.A from Harvard Business School.

30  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Item 1: Election of Directors
GREGORY L. SUMME Age 66, Director Since 2001 Board Roles and Committees • Human Resources Committee • Nominating and Corporate Governance Committee	Career Highlights
• Managing Partner and Founder, Glen Capital Partners, LLC, an investment fund (2013 to present)

• Director, NXP Semiconductors, a Nasdaq-listed semiconductor manufacturer (2010 to present); member of the Nominating and Corporate Governance Committee (Chair); (Director, 2010 to 2015 and Chairman, 2013 to 2015 as Freescale Semiconductor, Inc., prior to its acquisition by NXP Semiconductors in 2015; 2015 to present as NXP Semiconductors)

• Director, Avantor, Inc., an NYSE-listed chemical and materials company (2020 to present); member of the Nominating and Corporate Governance Committee (Chair) and Compensation and Human Resources Committee

• Director, Virgin Orbit Holdings, Inc., a Nasdaq-listed provider of satellite launching services (2021 to present); member of the Audit Committee (Chair) and Compensation Committee
• Former Managing Director and Vice Chairman of Global Buyout, Carlyle Group, a Nasdaq-listed global asset manager (2009 to 2014)
• Former Chairman, Chief Executive Officer and President, PerkinElmer, Inc., an NYSE-listed developer and producer of life science equipment and services (1998-2009)
• Former Co-Chairman and Co-Founder, NextGen Acquisition Corporation I; NextGen Acquisition Corporation II, each a Nasdaq-listed special purpose acquisition company (SPAC) (2020-2021)
Qualifications and Attributes

Mr. Summe’s extensive management experience leading large and complex corporate organizations in evolving environments provides the Board with viewpoints on evaluating strategic opportunities and areas of growth. While vice chairman of Carlyle Group, he was responsible for numerous buyout funds in financial services. His experience in private equity and M&A transactions has afforded him a deepened exposure to understanding varied business models, practices, strategies and environments and assessing value in varied international regions. During his tenure as chairman and chief executive officer at PerkinElmer, Mr. Summe led the company’s transformation from a diversified defense contractor to a technology leader in health sciences. Prior to joining PerkinElmer, Mr. Summe held leadership positions at AlliedSignal (now Honeywell) and General Electric and was a partner at McKinsey & Co. Mr. Summe holds B.S. and M.S. degrees in electrical engineering from the University of Kentucky and the University of Cincinnati, respectively, and an M.B.A. with distinction from the Wharton School of the University of Pennsylvania. He is in the University of Kentucky’s Hall of Distinction.

Director Not Standing for Reelection at the 2023 Annual Meeting
Richard P. Sergel’s service as director will end at the 2023 annual meeting of shareholders, and the Board thanks him for his years of service. Mr. Sergel served on the Examining and Audit Committee, the Human Resources Committee and the Nominating and Corporate Governance Committee during 2022 and has been a member of State Street’s Board of Directors since 1999.
2023 Notice of Meeting and Proxy Statement / State Street Corporation 31

Executive Compensation
Compensation Discussion and Analysis
In this compensation discussion and analysis, or CD&A, we describe our approach to executive compensation and our compensation decisions for 2022 for the following named executive officers, or NEOs:
•	Ronald P. O’Hanley — Chairman and Chief Executive Officer (CEO)
•	Eric W. Aboaf — Vice Chairman and Chief Financial Officer
•	Andrew J. Erickson — Executive Vice President, Chief Productivity Officer and Head of International
•	Louis D. Maiuri — President, Chief Operating Officer and Head of Investment Services
•	Cyrus Taraporevala — Former President and CEO of State Street Global Advisors(1)
•	Francisco Aristeguieta — Former Executive Vice President and CEO of State Street Institutional Services(2)
In this CD&A, references to the Committee are references to the Human Resources Committee of the Board, and references to Other NEOs are references to Messrs. Aboaf, Erickson, Maiuri and Taraporevala.
(1)
Mr. Taraporevala ceased serving in this role on December 5, 2022, but remained an executive officer of State Street through December 31, 2022. Mr. Taraporevala subsequently retired from State Street on March 1, 2023.

(2)	Mr. Aristeguieta ceased serving in this role and as an executive officer on May 9, 2022.
32  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Executive Compensation
Executive Summary
Corporate Performance Summary
In 2022, State Street’s distinctive value proposition and diversified service offerings enabled us to perform well despite a challenging environment that included volatile global markets, geopolitical tensions, rising inflation and significant central bank actions. We continued to execute against our annual business goals and drive our long-term strategy as follows:
✔	Financial results that reflect the continued strength and resiliency of our business model and the diversification of our fee revenues, including:
○	One and three-year total shareholder return (TSR) that exceeded both Direct Peers* and was in the top third of the KBW Bank Index*
○
Positive total operating leverage, pre-tax margin expansion and higher return on average common equity (ROE), while earnings per share (EPS), excluding notable items**, were roughly flat compared to 2021

○	Net interest income (NII) increased 34% compared to 2021 reflecting rising global interest rates across the yield curve and effective balance sheet management
○
Fee revenue increased in our front office software and data revenue businesses and our foreign exchange (FX) franchise, while total fee revenue declined 4% compared to 2021 primarily due to weaker average equity and fixed income markets

○
Productivity efforts that delivered approximately $320 million of gross year-over-year expense savings, partially self-funding investments and offsetting inflationary headwinds, while expenses, excluding notable items,* were flat

✔
Improved our sales effectiveness throughout Investment Services, Global Markets and State Street Global Advisors, diversifying our sales pipeline across products and deal types and achieving strong sales performance in Europe and the Asia-Pacific region, including key assets under custody and/ or administration (AUC/A) wins

✔	Continued to execute on our State Street AlphaSM strategy,*** with three new reported Alpha clients and expanded services to 17 existing Alpha clients
✔	Implemented simplification improvements in our Investment Services business, removing organizational complexity to allow for faster decision-making and drive greater levels of accountability
✔
Continued to improve our product capabilities, launching new active and environmental, social and governance (ESG) exchange-traded funds (ETFs) at State Street Global Advisors and VenturiSM in Global Markets. Venturi is an innovative product supporting the peer-to-peer repurchase agreement (repo) market by connecting buy-side firms with new sources of liquidity

✔
Continued to invest in our talent to drive performance and retain our best performers, improving employee engagement, increasing internal mobility and executing on key organizational changes, strengthening our executive management team and bringing on qualified diverse talent

✔
Made tangible progress against our “10 Actions to Address Racism and Inequality” objectives, referred to as our “10 Actions,” including achieving Management Leadership for Tomorrow’s (MLT) Black Equity at Work Bronze Certification, initiating work on the Hispanic Equity at Work Certification and making improvements relative to 2021 in all but one of the categories of diverse representation for which we set goals

✔	Maintained focus on continuously improving our risk management posture and the efficiency and resiliency of our operating model
*
Relative performance is measured separately against both of the peers with whom we compete most directly, Northern Trust Corporation and The Bank of New York Mellon Corporation, our Direct Peers, and the KBW Bank Index. The KBW Bank Index comprises State Street, our Direct Peers, and 21 other constituents as of January 1, 2022.

**
Metrics presented excluding notable items is a non-GAAP presentation. Non-GAAP financial results adjust selected GAAP-basis financial results to exclude the impact of notable items outside of State Street’s normal course of business. Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in conformity with GAAP. For a reconciliation of non-GAAP measures presented in this proxy statement, see Appendix D.

***
Our State Street Alpha platform combines portfolio management, trading and execution, analytics and compliance tools, and advanced data aggregation and integration with other industry platforms and providers.

Additional performance indicators used in our executive compensation program are presented under “2022 Performance and Compensation Decisions.” State Street’s 2022 performance is reviewed in greater detail, along with relevant risks associated with our business, results of operations and financial condition, in our 2022 annual report on Form 10-K, which accompanies this proxy statement and was previously filed with the SEC.
2023 Notice of Meeting and Proxy Statement / State Street Corporation 33

Executive Compensation
Determining 2022 CEO and Other NEO Compensation
We use a total incentive compensation approach, focusing primarily on corporate performance. The amount of our CEO and Other NEOs’ incentive compensation awards are determined based on corporate performance, with an individual modifier applied as appropriate. The awards are delivered through various cash and equity-based vehicles, including performance-based restricted stock units (RSUs), and the proportion of our NEOs’ incentive compensation delivered in the form of deferred compensation continues to be among the highest within our Compensation Peer Group. In the summary below, we describe how we determine total incentive compensation and then describe the vehicles through which we deliver it.

Corporate Performance Evaluation. To determine our CEO and Other NEOs’ incentive compensation awards for 2022, the Committee started by evaluating overall corporate performance relative to our financial, business and risk management goals. These goals were set at the beginning of 2022 and were measured during the year using performance scorecards, which included both qualitative and quantitative assessments. Detail on each performance scorecard is provided under “2022 Performance and Compensation Decisions—Corporate Performance.” The Committee’s conclusions are shown below:

Individual Performance Evaluation. In determining our CEO and Other NEOs’ incentive compensation awards for 2022, the Committee also evaluated each NEO’s individual performance, consisting of assessments of performance against individual financial, business and risk management objectives and an evaluation of performance against human capital-related goals for each NEO. These human capital-related goals are intended to promote a focus on factors that the Committee assesses from both an annual and long-term perspective, such as diversity, equity and inclusion (DEI) initiatives, employee turnover and leadership behaviors. Detail on the Committee’s assessments of performance against individual goals for each NEO is provided under the heading “2022 Performance and Compensation Decisions—Individual Performance and Compensation Decisions.”

Incentive Compensation Mix. Incentive compensation awards earned by our CEO and Other NEOs were delivered through long-term and annual award vehicles, as described below and in the “Compensation Vehicles” table. As in past years, the Committee designed the 2022 incentive compensation mix to emphasize performance-based equity, drive financial performance and align executive compensation with the performance experienced by our shareholders. For 2022, the Committee awarded Mr. O’Hanley long-term cash-settled restricted stock units (CRSUs) to further promote alignment with the shareholder experience. For the 2022 performance year,
•	90% of incentive compensation for our CEO and 85% for our Other NEOs was deferred;
•	90% of incentive compensation for our CEO and 65% for our Other NEOs was equity-based; and
•	50% of incentive compensation for our CEO and 40% for our Other NEOs was tied to specific long-term performance metrics (i.e., performance-based RSUs).
34  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Executive Compensation

Compensation Philosophy
State Street’s compensation program for NEOs and other executive officers aims to:
•	attract, retain and motivate superior executives and drive strong leadership behaviors
•	reward executives for meeting or exceeding company and individual financial, business and human capital-related objectives
•	drive long-term shareholder value and financial stability
•	align incentive compensation with the performance results experienced by our shareholders through the use of significant levels of deferred equity-based compensation
•	provide equal pay for work of equal value
•	achieve the preceding goals in a manner aligned with sound risk management and our corporate values
Linking Pay with Performance Over Time
The Committee reviews, evaluates and approves our executive compensation program annually, and designs our executive compensation program to effectively align pay with performance and shareholder interests over time. The design elements supporting this goal include our use of shareholder return-based metrics in assessing annual financial performance, heavy reliance on deferred equity-based compensation vehicles, the use of relative TSR in our long-term incentive design and, for our CEO, incorporating additional restricted stock units that settle in cash (CRSUs). As a result, realizable pay (the value of prior incentive compensation awards granted)(1) reflects our shareholders’ experience, as shown in the charts below which display awards granted to our CEO for 2019 - 2021 performance; the value ultimately received by our CEO (and, likewise, our Other NEOs) will continue to be impacted by changes in our stock price prior to vesting. While the graphs below summarize how the Committee views the alignment of pay with performance for our CEO over time, it is not a substitute for the tables and disclosures required by SEC rules.
2023 Notice of Meeting and Proxy Statement / State Street Corporation 35

Executive Compensation

CEO Pay (2019 – 2021 Performance Years)
2021 Performance Year
TSR Since Award(2): -9.6%
2020 Performance Year
TSR Since Award(2): +13.1%
2019 Performance Year
TSR Since Award(2): +22.7%
-23.0%
$13.5
$15.5
$11.9
-3.9%
$13.5
$13.0
$12.5
+12.9%
$13.2
$11.0
$12.4
Target(3)
Awarded(4)
Realizable(5)
Target(3)
Awarded(4)
Realizable(5)
Target(3)
Awarded(4)
Realizable(6)
$ in millions
Immediate Cash and DVAs
CRSUs
DSAs
Performance-Based RSUs

(1)
Realizable value reflects the value of CRSUs, DSAs and performance-based RSUs based on the closing share price of our common stock on the New York Stock Exchange (NYSE) on December 30, 2022 of $77.57 (and assumes all shares are retained), plus the value of cash-delivered incentive compensation awarded.

(2)	Reflects cumulative shareholder return, including reinvestment of dividends from respective grant dates through December 30, 2022.
(3)	Reflects incentive compensation award targets for the performance year as approved by the Committee.
(4)
Reflects actual incentive compensation, as approved by the Committee based on year-end performance outcomes. While the graphs indicate how the Committee viewed the incentive compensation awarded, the referenced amounts differ from amounts reported in the Summary Compensation Table (which appears on page 63) and the Pay-versus-Performance Table (which appears on page 77) for the referenced years. For further discussion on this topic relative to the 2022 performance year, see “Individual Compensation Decisions Summary.”

(5)
Includes pro forma realizable value of performance-based RSUs based on performance of relevant criteria only for completed fiscal years within the three-year performance period through 2022. This performance has not been certified and is therefore subject to adjustment based on the terms of the relevant incentive compensation awards. No estimate of performance for 2023 and beyond has been made. Final payout will be based on satisfaction of the performance criteria as certified by the Committee following the end of the performance period. See also footnote 1.

(6)	Current estimated realizable value of performance-based RSUs reflects performance results certified by the Committee. See also footnote 1.
Executive Transitions
In May 2022, State Street appointed Mr. Aboaf as Vice Chairman with expanded responsibility for State Street's Global Markets and Global Credit Finance businesses, in addition to his duties as Chief Financial Officer. At the same time, State Street appointed Mr. Maiuri as President. Mr. Maiuri also assumed responsibility for our entire Investment Services business, including sales, client management, product, technology and operations. Mr. Maiuri retained the role of Chief Operating Officer. In connection with these changes, State Street eliminated the role of CEO of State Street Institutional Services, previously held by Mr. Aristeguieta. Following the elimination of his prior role, Mr. Aristeguieta served from May 9, 2022 through January 31, 2023 as a special advisor to Mr. Maiuri to promote an effective leadership transition, and subsequently departed State Street. Mr. Aristeguieta did not receive incentive compensation for 2022.
Mr. Taraporevala was succeeded by Yie-Hsin Hung as President and CEO of State Street Global Advisors on December 5, 2022. Thereafter, he continued to serve on the management Executive Committee and as an executive officer through December 31, 2022, and advised Ms. Hung and assisted with the transition through his retirement on March 1, 2023. Mr. Taraporevala did not receive any special termination or severance plan benefits in conjunction with his retirement.
36  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Executive Compensation
Shareholder Outreach and Responsiveness
In 2022, we maintained the expanded shareholder outreach program we first put in place in 2020, which allowed us to gain additional insight into shareholder perspectives, including on our executive compensation program. We conducted this enhanced engagement both before and after our 2022 “Say on Pay” vote, which received 94.7% support. During 2022, we reached out to entities that represented approximately 60% of our shares outstanding, and engaged with all of those who expressed an interest in providing feedback. We also met with proxy advisors ISS and Glass Lewis. Many of the shareholders we reached out to indicated they were satisfied with our executive compensation program and declined to provide additional feedback. The Committee chair, Ms. Mathew, participated in some of our 2022 shareholder meetings, which covered topics such as our executive compensation program design and the impact of the market environment on compensation generally, corporate governance practices, corporate strategy, climate and sustainability efforts, DEI-related initiatives and progress made against our 10 Actions, and other ESG topics, including the use of ESG performance measures in our executive compensation program. At these meetings, we receive valuable feedback that informs the design of our executive compensation program and our approach to disclosure.
For the 2022 performance year, informed by the strong “Say on Pay” vote outcome and continuing dialogue with our investors, the Committee maintained the key pillars of our existing compensation program, which we believe effectively aligns pay with performance and reflects shareholder input. We also continued our enhanced disclosure approach, providing additional detail on Committee considerations in assessing company and individual performance. Additional detail on our shareholder outreach in 2022 can be found under “Corporate Governance at State Street - Shareholder Engagement and Communications.”
Sound Compensation and Corporate Governance Practices
Our NEO compensation practices are designed to support good governance and mitigate against excessive risk-taking. We regularly review and refine our corporate governance practices considering several factors, including feedback from ongoing shareholder engagement.

(1)	Excluding certain international assignments and relocation benefits.
2023 Notice of Meeting and Proxy Statement / State Street Corporation 37

Executive Compensation
Compensation Vehicles
Total compensation for our CEO and Other NEOs is delivered via base salary and incentive compensation. Incentive compensation for 2022 was delivered through the following vehicles:
	Vehicle	Vehicle Description
Equity-Based Incentive Compensation
90% of incentive compensation for the CEO 65% of incentive compensation for Other NEOs	Performance- Based Restricted Stock Units (RSUs)
• Earned based on ROE, Pre-Tax Margin and Fee Revenue Growth over the three-year performance period (2023 - 2025)
• Subject to modification based on three-year relative TSR (up to +/-25%)
• Payout between 0 - 150% of target
• Vests in one installment following the performance period
• Represents 56% of equity-based incentive compensation for the CEO and 62% for the Other NEOs

	Deferred Stock Awards (DSAs)	• Vests in four equal annual installments beginning in February 2024 • Represents 28% of equity-based incentive compensation for the CEO and 38% for the Other NEOs
Cash-Settled Restricted Stock Units (CRSUs) (CEO only)
• Provided in lieu of Deferred Value Awards (DVAs) to promote further alignment with the shareholder experience, while providing an element of liquidity over time
• Vests in 12 quarterly installments (50% in three equal installments beginning in May 2023 and the balance in nine equal installments from February 2024 to February 2026). Settled in cash based on the average closing price of our common stock on the NYSE during the thirty trading days occurring on or immediately prior to the applicable vesting date
• Represents 16% of equity-based incentive compensation for the CEO

Cash-Based Incentive Compensation
10% of incentive compensation for the CEO(1) 15% of incentive compensation for Other NEOs	Immediate Cash (non-deferred)	• Immediate cash component that provides limited monetization of the executive’s incentive compensation award
20% of incentive compensation for Other NEOs	Deferred Value Awards (DVAs) (Other NEOs only)	• Notionally invested in a money market fund • Vests in 16 equal quarterly installments beginning in May 2023 • Paid in cash upon vesting
(1)
Increased from 0% for 2021 to 10% for 2022 for the CEO to provide a limited monetization of his incentive compensation award, while maintaining a significant proportion of incentive compensation in deferred equity-based vehicles.

Each of the deferred incentive compensation awards granted to our CEO and Other NEOs for the 2022 performance year includes non-competition and non-solicitation provisions. In addition, all incentive compensation awards granted to our CEO and Other NEOs are subject to clawback and forfeiture provisions, as described under “Other Elements of Compensation—Adjustment and Recourse Mechanisms.”
38  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Executive Compensation
The performance-based RSU design described below is intended to align the incentives for our executives with our long-term performance and financial goals.

(1)
Core performance metrics, including prior year adjusted performance results are presented on a non-GAAP basis in this section, reflecting adjustments described in footnote 2. Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in conformity with GAAP. For a reconciliation of non-GAAP measures presented in this proxy statement, see Appendix D.

(2)
All three core performance metrics are subject to adjustment for pre-established, objectively determinable factors. Prior to granting the performance- based RSU award, the Committee establishes the factors that could affect the performance measures during the performance period, which are then excluded from the performance measure calculation, such as: acquisitions, dispositions and similar transactions and related securities issuances and expenses; changes in accounting principles, tax or banking law or regulations; litigation or regulatory settlements arising from events that occurred prior to the performance period; and restructuring charges and expenses. In addition, the Committee retains the discretionary right to disregard any calculation adjustment that would result in an increase to average ROE, average pre-tax margin or fee revenue growth measured on a compound annual growth rate (CAGR) basis, and to reduce the payout under the award for other material items or events.

(3)
Achievement of ROE and pre-tax margin targets for the performance-based RSUs is calculated based on a simple average of the achievement in each year in the performance period. Achievement of the fee revenue target is calculated based on the CAGR during the performance period.

(4)	Linear interpolation is used between the points shown in this table.
(5)
Relative TSR Modifier percentage is added to or subtracted from the payout outcome calculated based on the three weighted metrics to determine the final payout percentage, except that the final payout percentage may be no greater than 150%.

2023 Notice of Meeting and Proxy Statement / State Street Corporation 39

Executive Compensation
2022 Performance and Compensation Decisions
Total Compensation Approach
The Committee determines the amount of individual compensation to be awarded to our CEO and Other NEOs by looking at total direct compensation, consisting of base salary and incentive compensation. The Committee evaluates base salary and target incentive compensation levels at least annually.
Base Salary. Base salary is a relatively stable element of the total compensation for our CEO and Other NEOs, and was set at $1,000,000 for the CEO and $700,000 for the Other NEOs and Mr. Aristeguieta. No base salary increases were provided to NEOs in 2022.
Setting Individual Incentive Compensation Targets. The Committee establishes incentive compensation targets for our CEO and Other NEOs each year. The targets are based on each executive’s role, responsibilities and performance trend, as well as competitive and market factors and internal equity. 2022 incentive compensation targets are shown under “Individual Compensation Decisions Summary.”
Determining Incentive Compensation Awards. The Committee’s process for determining incentive compensation award amounts for the 2022 performance year is illustrated in the framework below.
The Committee evaluates overall company performance as a primary factor and individual performance as a potential modifier. The Committee also considers market compensation levels and expected trends. Overall company performance drives the final incentive compensation award amount unless individual performance and/or market considerations warrant an adjustment, which is limited to an addition to or subtraction from the corporate performance factor of up to thirty percent.
In evaluating performance, the Committee may consider additional factors and does not assign a specific weight to any one factor. Once the final incentive compensation amount is determined, it is delivered through the mix of vehicles shown below.

Preliminary Incentive Compensation Recommendation + **Individual Performance & Other Factors** = **Final 2022 Incentive Compensation Decision**

Preliminary Incentive Compensation Recommendation

Corporate Performance

(Drives 100% of incentive compensation award, subject to individual performance adjustment)

Based on Corporate Performance scorecards

- **Financial**
  - Key Financial Metrics
  - Total Shareholder Return
  - Absolute and Relative Performance[1]
- **Business**
  - Client-Focused Objectives
  - Operating Model Objectives
  - Human Capital Objectives
- **Risk Management**
  - Financial and Non-Financial Risks
  - Key Enterprise Programs

Individual Performance & Other Factors

Individual Performance

(Drives adjustment of up to +/- 30% from corporate performance factor)

- **Committee and Other Directors' Evaluation of Performance Against Individual Goals, including Leadership- and Talent-Related Goals**
- **Market Compensation Levels and Trends**

Final 2022 Incentive Compensation Decision

Total Incentive Compensation Award

(Incentive compensation awards may vary from 0 - 200% of target)

Final CEO Incentive Compensation delivered in:

- 10% Immediate Cash
- 15% CRSUs
- 25% DSAs
- 50% Performance-based RSUs

Final Other NEO Incentive Compensation delivered in:

- 15% Immediate Cash
- 20% DVAs
- 25% DSAs
- 40% Performance-based RSUs

(1)	Relative performance is measured separately against both our Direct Peers (Northern Trust Corporation and The Bank of New York Mellon Corporation) and the KBW Bank Index.
In addition to financial, business and risk management performance, our human capital strategy is a meaningful driver of our overall enterprise strategy. Therefore, the Committee evaluates performance against human capital-related objectives, both as part of its assessment of the company’s business performance and in evaluating individual performance.
40  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Executive Compensation
Corporate Performance
Evaluation Process. The Committee’s evaluation of overall company performance is based on a review of financial, business and risk management performance relative to corporate goals set at the beginning of each year. The Committee reviewed preliminary corporate performance scorecards in June and December 2022, and final 2022 scorecards in early 2023. The full Board of Directors also reviewed financial performance at each Board meeting, and the Risk Committee reviewed the risk management performance scorecard in July and December 2022.
Based on its review of corporate performance, the Committee concluded that State Street’s full-year corporate performance was “At Expectations” and that the corporate performance factor for 2022 be set at 100%. More details on our performance against each of the three corporate performance scorecards are found below.
Financial Performance. During its evaluation of 2022 performance, the Committee reviewed financial results presented in conformity with GAAP, as well as financial results presented on a basis that excludes or adjusts one or more items from GAAP (a non-GAAP presentation). In general, our non-GAAP financial results exclude the impact of revenue and expenses outside of State Street’s normal course of business or other notable items. For 2022, the impact of currency translation had a notable effect on our financial results, which the Committee considered in its assessment of financial performance. Accordingly, in the table below, the ratings in the column titled “Fiscal Year 2022 Actual ex-FX vs. Budget” are based on data that excludes the impact of currency translation, as described in footnote 1. Management believes that this presentation of financial information facilitates an investor’s and the Committee’s further understanding and analysis of State Street’s financial performance and trends with respect to State Street’s business operations from period-to-period, including by providing additional insight into our underlying margin and profitability. Financial results are presented on a non-GAAP basis in this section, unless otherwise noted. Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in conformity with GAAP. For a reconciliation of non-GAAP measures presented in this proxy statement, see Appendix D.

Financial Performance Scorecard	Committee Evaluation
Committee Evaluation Summary: 2022 financial performance reflects the continued strength and resiliency of our business model in a challenging economic environment. We delivered strong NII growth of 34%, improved FX trading services revenue and software and processing fees, offsetting headwinds to servicing fees and management fees primarily from weaker average equity and fixed income market levels compared to 2021. Operating expenses were well-managed, as we carefully navigated inflationary pressures, and invested in our people and innovative solutions for our clients. Financial performance was at expectations, with improvements from 2021 on one and three-year TSR, relative to our Direct Peers and the KBW Bank Index, positive operating leverage and improvement from 2021 in pre-tax margin and ROE (GAAP).	**At Expectations**

2022 Financial Performance Results (non-GAAP, unless otherwise noted)

			Internal Performance Comparisons			External Performance Comparisons[2],[3]	
	Fiscal Year 2022 Actual	Fiscal Year 2021 Actual	Fiscal Year 2022 Actual vs. Prior Year	Fiscal Year 2022 Actual vs. Budget	Fiscal Year 2022 Actual EX-FX[1] vs. Budget	Rank vs. Direct Peers	Percentile vs. KBW Bank Index[4]
Revenue ($B)	$12.1	$11.9	+1.8%	At	At	3	5th
Fee Revenue ($B)	9.6	10.0	(4.3)%	Below	Below	3	50th
Servicing Fees ($B)	5.1	5.5	(8.0)%	Sig. Below	Below	3	N/A
Net Interest Income ($B)	2.5	1.9	33.5%	Sig. Above	Sig. Above	3	75th
Expenses ($B)	8.7	8.7	(0.0)%	At	At	1	95th
EPS ($)	7.41	7.44	(0.4)%	At	At	3	75th
Pre-Tax Margin	28.4%	27.6%	+0.8% pts	At	Below	3	20th
ROE (GAAP)	11.1%	10.7%	+0.4% pts	Above	Above	2	35th
1-Year TSR (12/31/21-12/31/22)[5]	(13.7)%	N/A	N/A	N/A	N/A	1	70th
3-Year TSR (12/31/19-12/31/22)[5]	7.6%	N/A	N/A	N/A	N/A	1	75th
5-Year TSR (12/31/17-12/31/22)[5]	(8.1)%	N/A	N/A	N/A	N/A	3	15th

Scale for Budget Performance:	Significantly Above Expectations	Above Expectations	At Expectations	Below Expectations	Significantly Below Expectations

2023 Notice of Meeting and Proxy Statement / State Street Corporation 41

Executive Compensation
Total Revenue	•	Total revenue was above prior year and at expectations relative to budget as strong NII more than offset lower fee revenue.
Fee Revenue	•
Total fee revenue was lower than prior year and below expectations relative to budget, driven by lower servicing and management fees resulting primarily from the impact of weaker average equity and fixed income market levels, partially offset by higher FX trading services revenue and software and processing fees.

•
Servicing fees were below prior year, primarily due to the impact of a stronger US dollar, normal pricing headwinds, lower average market levels and lower client activity and adjustments, partially offset by net new business. Relative to budget, servicing fees were significantly below expectations when the impact of a stronger US dollar is included and below expectations when it is excluded, driven by lower average market levels and net new business.

•
Management fees were below prior year primarily due to lower average equity and fixed income market levels. Management fees were below expectations relative to budget, including and excluding the impact of a stronger US dollar, largely due to lower average market levels and lower net new business revenue.

NII	•	NII was significantly above prior year and significantly above expectations relative to budget, driven by rising global interest rates across the yield curve and effective balance sheet management.
Expenses	•
Expenses were flat compared to prior year reflecting the impact of the stronger US dollar and continued productivity and optimization savings. Expenses were at expectations relative to budget, as savings from productivity and optimization efforts were largely offset by inflationary pressures in compensation and non-compensation expenses.

EPS	•	EPS was roughly flat compared to prior year and at expectations relative to budget. Higher net income in 2022 was offset by higher average common shares outstanding in 2022 compared to 2021.
Pre-Tax Margin	•	Pre-tax margin was higher than prior year. Relative to budget, pre-tax margin was at expectations when the impact of a stronger US dollar is included and below expectations when it is excluded.
ROE (GAAP)	•
ROE was higher than prior year due to lower average common equity balances driven by lower accumulated other comprehensive income (AOCI) and higher net income from stronger NII, which offset the lower fee revenue. ROE was above expectations relative to budget, including and excluding the impact of a stronger US dollar, primarily due to lower average common equity balances driven by lower AOCI.

(1)
In this column, where we describe the effects of changes in foreign currency translation, those effects are determined by applying applicable weighted average FX rates from the relevant 2021 period to the relevant 2022 period results.

(2)	Relative performance is measured separately against both our Direct Peers (Northern Trust Corporation and The Bank of New York Mellon Corporation) and the KBW Bank Index.
(3)
Comparisons to peers are based on change relative to 2021 for all metrics other than pre-tax margin and ROE, which are compared with peers based on one-year results for 2022. For the Direct Peers, the Committee reviewed financial results with similar adjustments to those made for State Street (i.e., non-GAAP results). Financial results reviewed by the Committee for constituents in the KBW Bank Index represented results from an external data provider, with standardized adjustments.

(4)	State Street percentile positioning rounded to the nearest 5th percentile.
(5)	TSR results provided by an external data service and reflect cumulative shareholder return between the dates shown, including reinvestment of dividends.
42  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Executive Compensation
Business Performance.
Business Performance Scorecard		Committee Evaluation

Committee Evaluation Summary: Business performance was “at expectations,” reflecting progress against our business goals. This progress included strengthening our sales effectiveness across Investment Services, Global Markets and State Street Global Advisors, continuing to improve our product capabilities, successfully executing multiple State Street Alpha go-lives, improving employee engagement and making progress against our 10 Actions, and progressing information technology remediation and resiliency milestones.
At Expectations
2022 Corporate Goals and Key Actions(1)	Key Areas Measured	2022 Business Performance Results
Grow Revenue At Expectations
• Grow revenue through repeatable revenue generation and retention capabilities
• Complete State Street Alpha platform buildout and deliver on client commitments
• Build key product offerings and capabilities and execute on private markets and State Street Digital strategies
• Position State Street Global Advisors for future growth
• Sales Wins • Revenue Retention • Client Sentiment
• Fee revenue declined 4% year-over-year primarily due to weaker average equity and fixed income market levels
• Strengthened sales effectiveness across Investment Services, Global Markets and State Street Global Advisors, and diversified pipeline across products and deal types with sizable increases in account deepening and prospecting
• Improved dialogue with clients and consultants with more frequent engagement and through the Voice Of The Client program. However, client net promoter score (NPS) was below target
• Reported three new State Street Alpha mandates and continued delivery of new functionality via partnerships with trading platforms and data and analytics providers
• Progressed State Street’s corporate ESG goals with the launch of our inaugural Sustainability Bond framework and issuance of our first Sustainability Bond

Transform the way we work At Expectations
• Operate a simplified, scalable, configurable end-to-end operating model and drive and increase automation, digitization and productivity
• Modernize our technology infrastructure
• Deliver on excellence in risk management and internal controls objectives, including meeting our operational and technology resilience goals
• Reduction in Manual Touchpoints • Software Application Rationalization • Timely Remediation of Issues
• Continued to strengthen our technology infrastructure and resiliency posture through investments in cyber risk management capabilities, further application rationalization and enhanced data center strategies
• Executed on key organization changes to simplify and speed decision making and drive accountability
• Delivered approximately $320 million of year-over-year gross expense savings through company-wide productivity efforts, partially self-funding investments and offsetting inflationary headwinds
• Continued to improve enterprise internal control programs to enhance controls within our processes

2023 Notice of Meeting and Proxy Statement / State Street Corporation 43

Executive Compensation
Build a higher performing organization At Expectations	• Enable a performance culture and improved employee experience • Advance our 10 Actions	• Employee Satisfaction • Regrettable Employee Turnover • Employee Diversity Initiatives
• Strengthened our executive management team and increased mobility throughout the employee base. Voluntary attrition remains higher than desirable, though it is stabilizing as a result of internal interventions targeted at our highest performers
• Made tangible progress against our 10 Actions, including achieving MLT’s Black Equity at Work Bronze Certification – the first and only G-SIFI to do so, reflecting progress in executive representation and workplace practices
• Improved employee engagement based on an annual enterprise-wide survey, with notable increases to percentages of employees who are proud to work for State Street and who would recommend State Street as a place to work
• Despite engagement and diversity initiatives, did not meet all of our five-year diverse representation objectives

(1)
The corporate goals set at the beginning of 2022 included a fourth business performance goal related to the then-anticipated acquisition of the Investor Services business of Brown Brothers Harriman & Co. (BBH). On November 30, 2022, the proposed acquisition was terminated by State Street and BBH. As a result, the Committee did not evaluate the related business performance goal.

Risk Management Performance.
Risk Management Performance Scorecard	Committee Evaluation

Committee Evaluation Summary: Risk management performance was “at expectations” despite the challenging financial risk environment, with non-financial risk showing strong progress towards maturity and good progress on key risk-related enterprise programs.
At Expectations
2022 Corporate Goals and Key Actions		2022 Risk Management Performance Results
Financial Risks Below Expectations	• Effectively maintain capital and liquidity risk profile
• Experienced challenging financial risk outcomes given mark-to-market and capital impacts related to the abrupt and sharp shift to a rising interest rate environment
• Successfully remediated key other comprehensive income and risk weighted asset drivers of mark-to-market and capital to end 2022 in a strong risk position
• Completed the Federal Reserve’s Comprehensive Capital Analysis and Review (CCAR) for 2022, exceeding all minimum regulatory capital requirements under stress scenarios

Non-Financial Risks At Expectations	• Enhance risk culture and posture, including for information security and operational resiliency	• Demonstrated significant progress in technology and operational resilience measures, though continued vigilance is important in information security and operational resilience
Key Enterprise Programs At Expectations	• Deliver on key enterprise programs to improve risk profile	• Overall, key enterprise programs progressing as expected
44  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Executive Compensation
Individual Performance and Compensation Decisions
Evaluation Process. The Committee and the full Board evaluates the CEO’s individual performance relative to the goals established for the corporate performance scorecards. In evaluating the CEO’s individual performance, the Committee and the full Board reviewed the corporate performance scorecards and determined that no modification for individual performance was warranted.
The Committee and the full Board evaluates the Other NEOs’ individual performance based on individual goals derived from the associated corporate goals, and based on each individual’s role and responsibilities. In evaluating the Other NEOs’ individual performance, the Committee and the full Board reviewed scorecards tailored to each individual containing three performance areas that correspond to the three corporate performance scorecards, including human capital-related performance. In evaluating the Other NEOs’ individual performance, the Committee and the full Board reviewed the individual performance scorecards and determined that no modifications for individual performance were warranted.
2022 NEO Performance. Individual performance highlights and the Committee’s incentive compensation award decisions for 2022 are presented in the summaries below.
Financial results are presented on a non-GAAP basis in this section, unless otherwise noted. Non-GAAP financial results adjust selected GAAP-basis financial results to exclude the impact of notable items outside of State Street’s normal course of business. Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in conformity with GAAP. For a reconciliation of non-GAAP measures presented in this proxy statement, see Appendix D.
For detail on the relationship between the 2022 compensation amounts reported in the summaries below and those amounts reported in the Summary Compensation Table (as required by SEC rules) and related tables, please refer to the discussion under “Individual Compensation Decisions Summary.”
2023 Notice of Meeting and Proxy Statement / State Street Corporation 45

Executive Compensation
Ronald P. O’Hanley, Chairman and Chief Executive Officer
Performance Area	2022 Corporate Goals	Performance Factors and Results
Financial Performance At Expectations	• Meet our 2022 budget and achieve revenue growth and expense management targets • Improve pre-tax margin and ROE (GAAP) performance
• Financial performance was at expectations, with one- and three-year TSR leading our Direct Peers, strong NII growth of 34%, and improved FX trading services revenue, software and processing fees, pre-tax margin and ROE (GAAP), offsetting headwinds to servicing fees and management fees, primarily from weaker equity and fixed income market levels compared to 2021

Business Performance At Expectations
• Grow revenue through repeatable revenue generation and retention capabilities
• Complete State Street Alpha platform buildout and deliver on client commitments
• Build key products and capabilities and execute on private markets and State Street Digital strategies
• Position State Street Global Advisors for future growth
• Operate a simplified, scalable, configurable end-to-end operating model and drive and increase automation, digitization and productivity
• Modernize our technology infrastructure
• Deliver on risk management and internal controls objectives, including meeting our operational and technology resilience goals and commitments
• Enable a performance culture and improved employee experience and advance our 10 Actions

• Strengthened our sales effectiveness across Investment Services, Global Markets and State Street Global Advisors, continuing to improve our product capabilities and successfully executing multiple State Street Alpha client go-lives
• Continued to transform the way we work, further strengthening our technology infrastructure and resiliency posture through investments in cyber risk management capabilities, application rationalization and enhanced data center strategies
• Continued to build a higher performing organization, substantially strengthening our executive management team and bringing on qualified diverse talent, improving employee engagement, and providing employees with improved collaboration and productivity technologies; however, did not meet all of our five-year diverse representation objectives

Risk Management Performance At Expectations
• Deliver on key enterprise programs to improve risk profile
• Effectively maintain capital and liquidity risk profile
• Enhance risk culture and posture, including for information security and operational resiliency

• Risk management performance was at expectations, driven by significant progress in technology and operational resilience measures, offset by challenging financial risk outcomes given mark-to-market and capital impacts related to a materially higher interest rate environment

Compensation for 2022
Individual Performance-Based Compensation Adjustments: The Committee determined that Mr. O’Hanley’s individual performance was aligned with its evaluation of overall company performance.

Given the corporate performance factor of 100%, Mr. O’Hanley’s total incentive compensation was awarded at 100% of target for 2022, resulting in incentive compensation of $13,500,000 and total compensation of $14,500,000.

46  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Executive Compensation
Eric W. Aboaf, Vice Chairman and Chief Financial Officer

As Vice Chairman and Chief Financial Officer, Mr. Aboaf is responsible for our corporate strategy and global finance functions, including treasury, tax, controllership, investor relations, procurement and real estate. Following his role expansion in mid-2022, he also now leads our Global Credit Finance and Global Markets businesses, including FX, brokerage and other trading services, and securities finance.
In evaluating Mr. Aboaf’s 2022 performance, the Committee focused on the most significant individual performance factors below:

Performance Area	2022 Key Individual Goals	Performance Factors and Results
Financial Performance Above Expectations	• Meet our 2022 budget and expand margin • Drive State Street-wide risk-weighted assets (RWA) optimization • Optimize balance sheet capital deployment
• Delivered strong financial results including positive operating leverage and improved pre-tax margin and ROE (GAAP) compared to 2021 despite a challenging environment
• Actively managed expenses through resource discipline, footprint optimization and expense management initiatives
• Despite an increase in RWA due to the standardized approach for counterparty credit risk, optimized balance sheet capital usage by reducing RWA by mid-year

Business Performance Above Expectations
• Further refine corporate portfolio strategy, develop structure and drive actions
• Improve business planning and partnerships to achieve better corporate outcomes
• Sustain innovation on Global Markets product offerings and build capabilities for market differentiation and growth

• Advanced corporate strategy by refocusing on growth segments and automation
• Refined Global Markets strategy establishing a number of major multi-year growth and returns-improvement initiatives
• Launched Venturi, an innovative Global Markets product, supporting peer-to-peer repo by connecting buy-side firms with new sources of liquidity globally
• Earned important Euromoney FX Survey 2022 awards, including being named #1 FX provider to asset managers in 2022 (up from #2 last year)
• Demonstrated commitment to DEI, making progress on key priorities, including driving significant improvement in diverse supplier partnerships

Risk Management Performance At Expectations	• Continue to improve our risk posture
• Delivered on critical milestones for key enterprise programs, mitigating risk, including billing transformation and third party risk management, offset by challenging financial risk outcomes given mark-to-market and capital impacts related to a materially higher interest rate environment

Compensation for 2022
Individual Performance-Based Compensation Adjustments: The Committee determined that Mr. Aboaf’s individual performance was aligned with its evaluation of overall company performance.

Given the corporate performance factor of 100% and the individual performance described above, Mr. Aboaf’s total incentive compensation was awarded consistent with corporate performance at 100% of target for 2022, resulting in incentive compensation of $7,300,000 and total compensation of $8,000,000.

2023 Notice of Meeting and Proxy Statement / State Street Corporation 47

Executive Compensation
Andrew J. Erickson, Executive Vice President, Chief Productivity Officer and Head of International

Mr. Erickson is the Chief Productivity Officer and Head of State Street’s International business. In these roles, he oversees State Street’s Productivity and Transformation teams, responsible for leading enterprise-wide change and State Street’s International business, providing regional and local entity focus for global business lines.
In evaluating Mr. Erickson’s 2022 performance, the Committee focused on the most significant individual performance factors below:

Performance Area	2022 Key Individual Goals	Performance Factors and Results
Financial Performance Below Expectations	• Continue execution of Transformation to drive revenue and deliver shareholder value
• Continued to deliver expense savings through company-wide transformation and productivity efforts
• Additional focus needed on headcount management to optimize our international footprint across regions and countries

Business Performance At Expectations
• Establish productivity measures to drive continuous improvement and improve service quality
• Execute regional strategies across State Street’s international business to deepen existing and develop new client relationships

• Amplified behavioral and cultural changes around productivity with the continued rollout of data driven tools to improve productivity across operations to enable a better experience for our clients and our employees
• Executed against the plan to simplify State Street’s operating model to transform client service delivery capabilities and improve our ability to operate at scale
• Expanded Latin America presence, including opening a new office in Chile to support institutional clients, with a focus on custody, fund administration and securities lending
• Completed record year for Asia-Pacific assets under custody and/ or administration wins, driven by large mandates in Australia and Japan. Continued strength and success in the region was recognized by a number of regional awards, including Best Custodian for Asset Owners in the AsianInvestor Asset Management Awards and Best Global Custodian in the Asia-Pacific region (25 Years) and Best Middle- and Back-Office Provider in the Asia Asset Management Best of the Best Awards

Risk Management Performance At Expectations	• Enhance engagement with key international regulators to maintain consistent and accountable regulatory relationships	• Executed on program of proactive regulatory outreach across key international regulatory, government, and industry relationships through top tier engagement strategy
Compensation for 2022
Individual Performance-Based Compensation Adjustments: The Committee determined that Mr. Erickson’s individual performance was aligned with its evaluation of overall company performance.

Given the corporate performance factor of 100% and the individual performance described above, Mr. Erickson’s total incentive compensation was awarded consistent with corporate performance at 100% of target for 2022, resulting in incentive compensation of $4,300,000 and total compensation of $5,000,000.

48  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Executive Compensation
Louis D. Maiuri, President, Chief Operating Officer and Head of Investment Services

Following the expansion of his role in mid-2022, Mr. Maiuri, our President, Chief Operating Officer and Head of Investment Services, is responsible for State Street’s Investment Services business, including sales, client management, product, technology and operations.
In evaluating Mr. Maiuri’s 2022 performance, the Committee focused on the most significant individual performance factors below:

Performance Area	2022 Key Individual Goals	Performance Factors and Results
Financial Performance Below Expectations	• Meet our 2022 budget, growing fee revenues and reducing expenses
• Fee revenue declined 4% year-over-year primarily due to weaker average equity and fixed income market levels
• Improved our sales effectiveness and achieved strong sales performance in Europe and the Asia-Pacific region
• Finalized global strategy for private markets and reported strong sales and demand for private markets administration
• Client NPS lower than target

Business Performance At Expectations
• Execute against product roadmap for market differentiation and growth to align with emerging client needs
• Further define, broaden and grow our State Street Alpha platform along with relevant State Street products and services with clients and partners
• Improve service quality across our global operations to improve client experience
• Optimize coordination, decision making and resource allocation across Investment Services

• Made significant progress building out the State Street Alpha platform and solutions, including migrating to cloud and establishing key strategic partners to augment platform capabilities. Progress in improving client onboarding cycles was less than expected
• Fully integrated the Investment Services business, removing organizational complexity to allow for faster decision making and driving greater levels of accountability
• Launched a joint operation between information technology and global operations to promote automation and deliver efficiencies
• Significant progress made in State Street Digital, including the launch of Fund Connect ETF and the establishment of a centralized State Street Digital client sales function to enable greater client acquisition and cross-selling across platforms
• Demonstrated commitment to DEI, making progress on key priorities in Investment Services and improving dialogue through more frequent engagement with employees

Risk Management Performance Above Expectations	• Execute on plans to drive operational resiliency and technology simplification
• Delivered on critical milestones for key enterprise programs, resulting in risk mitigation
• Made significant progress on technology modernization strategy to accelerate technology obsolescence reduction and improve risk posture, while modernizing across the technology stack from application through infrastructure. Beat application rationalization target to reduce technology risk

Compensation for 2022
Individual Performance-Based Compensation Adjustments: The Committee determined that Mr. Maiuri’s individual performance was aligned with its evaluation of overall company performance.

Given the corporate performance factor of 100% and the individual performance described above, Mr. Maiuri’s total incentive compensation was awarded consistent with corporate performance at 100% of target for 2022, resulting in incentive compensation of $8,300,000 and total compensation of $9,000,000.

2023 Notice of Meeting and Proxy Statement / State Street Corporation 49

Executive Compensation
Cyrus Taraporevala, Former President and CEO of State Street Global Advisors

Mr. Taraporevala served as President and CEO of State Street Global Advisors through early December 2022 and subsequently served as Executive Vice President and Senior Advisor for State Street. He retired in March 2023.
In evaluating Mr. Taraporevala’s 2022 performance, the Committee focused on the most significant individual performance factors below:

Performance Area	2022 Key Individual Goals	Performance Factors and Results
Financial Performance At Expectations	• Reach revenue, expenses and profit targets for State Street Global Advisors
• State Street Global Advisors’ total revenues (GAAP) declined 6% year-over-year primarily due to the impact of weaker average equity and fixed income market levels and a stronger U.S. dollar, while expenses (GAAP) declined 3% year-over-year due to a combination of ongoing expense management initiatives and the impact of a stronger U.S. dollar
• Achieved pre-tax margin (GAAP) of 30% for State Street Global Advisors
• Strong organic sales performance across ETFs and Defined Contribution target date franchises

Business Performance At Expectations	• Extend position as recognized global asset stewardship and ESG leader • Achieve strong investment performance across index and active strategies • Launch innovative new ETFs and further growth goals
• Continued to strengthen asset stewardship and ESG capabilities to meet client and regulatory expectations
• Grew target date retirement funds, including State Street Global Advisors’ proprietary IncomeWiseSM product
• Led another year of robust investment performance across index and active strategies, including particularly strong performance in our fundamental active strategies
• Launched innovative systematic fixed income strategies and completed several other important product launches across fixed income and ESG, including several new ETFs
• Achieved strong client NPS amongst global institutional clients
• Demonstrated commitment to DEI, making progress on key priorities in Investment Services

Risk Management Performance At Expectations
• Execute State Street Global Advisors CEO succession and transition effectively
• Modernize and digitize operating platform to improve our resiliency, operating efficiency, client experience, and risk excellence

• Coordinated with and supported the initial work and onboarding of Ms. Hung, who joined in December 2022 as the new President and CEO of State Street Global Advisors
• Successfully completed data center migration. Launched modernization programs across data management, control environment improvements, shareholder services optimization and marketing material automation

Compensation for 2022
Individual Performance-Based Compensation Adjustments: The Committee determined that Mr. Taraporevala’s individual performance was aligned with its evaluation of overall company performance.

Given the corporate performance factor of 100% and the individual performance described above, Mr. Taraporevala’s total incentive compensation was awarded consistent with corporate performance at 100% of target for 2022, resulting in incentive compensation of $6,300,000 and total compensation of $7,000,000.

50  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Executive Compensation
Individual Compensation Decisions Summary
The Committee’s 2022 CEO and Other NEO incentive compensation decisions relative to target and total compensation for 2022 are detailed in the table below. Note (1) describes the relationship between the 2022 amounts reported in the table below and those amounts reported in the Summary Compensation Table (as required by SEC rules) and related tables. While the table below summarizes how the Committee views annual compensation, it is not a substitute for the tables and disclosures required by SEC rules.
		Cash-Based Incentive Compensation		Equity-Based Incentive Compensation		Total Incentive Compensation
Named Executive Officer(1),(2)	Annual Base Salary	Immediate Cash	DVAs	DSAs/ CRSUs	Performance- Based RSUs	Actual	Target	Total Compensation
Ronald P. O’Hanley	$1,000,000	$1,350,000	$0	$5,400,000(3)	$6,750,000	$13,500,000	$13,500,000	$14,500,000
Eric W. Aboaf	700,000	1,095,000	1,460,000	1,825,000	2,920,000	7,300,000	7,300,000	8,000,000
Andrew J. Erickson	700,000	645,000	860,000	1,075,000	1,720,000	4,300,000	4,300,000	5,000,000
Louis D. Maiuri	700,000	1,245,000	1,660,000	2,075,000	3,320,000	8,300,000	8,300,000	9,000,000
Cyrus Taraporevala	700,000	945,000	1,260,000	1,575,000	2,520,000	6,300,000	6,300,000	7,000,000
(1)
The 2022 compensation described in the table above, which summarizes how the Committee evaluates annual total compensation, differs from the compensation described in the Summary Compensation Table in the following key respects:

—
Annual Base Salary. The salary shown above for Mr. Erickson, who is not paid in U.S. dollars, differs from the “Salary” column in the Summary Compensation Table due to rounding associated with the delivery of salary in another currency.

—
DVAs. The table above, like the Summary Compensation Table, reflects the value of deferred cash compensation awarded by the Committee for the 2022 performance year. However, the table above does not reflect any dividends credited on DVAs outstanding during 2022, which are included in the Summary Compensation Table.

—
Equity-Based Incentive Compensation Awards. The Committee grants equity-based incentive compensation awards based on the prior year’s performance. In the table above, equity-based awards are shown for the year of performance (i.e., equity-based awards granted in 2023 for 2022 performance are shown as 2022 compensation). Under applicable SEC rules, the Summary Compensation Table presents equity-based awards in the year in which they are granted (e.g., equity granted in 2022 for 2021 performance is shown as 2022 compensation). Thus, the equity-based awards shown above for 2022 will be reported in the Summary Compensation Table for 2023.

—
Total Compensation. The amounts disclosed above differ from the amounts reported in the “Total” column of the Summary Compensation Table due to the different methodologies discussed in the notes above. Additionally, this table excludes items required to be included in the “Total” column of the Summary Compensation Table that State Street does not view as primary components of regular annual compensation and therefore were not considered in setting incentive compensation targets or determining incentive compensation awards, such as the value of international assignment benefits provided to Mr. Erickson and the severance plan benefits that Mr. Aristeguieta is entitled to receive.

(2)	Mr. Aristeguieta did not receive incentive compensation for 2022.
(3)	The figure of $5,400,000 in this table is comprised of $2,025,000 CRSUs and $3,375,000 DSAs.
2022 Target Total Compensation Changes. In light of the new responsibilities assumed by Mr. Aboaf and Mr. Maiuri during 2022, as described in more detail above under “Executive Summary—Executive Transitions,” the Committee increased each of their target incentive compensation levels from their 2021 targets of $6,300,000. Mr. Aboaf’s target was increased to $7,300,000 and Mr. Maiuri’s target was increased to $8,300,000, based on the scope of each executive’s role and in light of relevant internal and external compensation data. Due to the reorganization that included increased responsibilities for Messrs. Aboaf and Maiuri, the size and scope of Mr. Erickson’s role decreased. As a result, the Committee reduced Mr. Erickson’s 2022 target incentive compensation from $6,300,000 to $4,300,000, as shown in the table above, to reflect the new scope of his responsibilities and the relevant market data. The Committee considers the target total compensation for each of the NEOs to be appropriate.
2023 Target Total Compensation Changes. In February 2023, the Committee evaluated the target total compensation levels of each NEO. Given the 2022 target total compensation changes for Messrs. Aboaf, Erickson and Maiuri, the Committee maintained these levels for 2023. The Committee reviewed the compensation of CEOs in our Compensation Peer Group, taking into consideration a number of factors, including time in the role and performance, and approved a market-based increase to Mr. O’Hanley’s 2023 target total compensation, which was the first increase to Mr. O’Hanley’s target total compensation since 2020. The 2023 target total compensation adjustment comprised an increase to Mr. O’Hanley’s 2023 base salary from $1,000,000 to $1,200,000 and to his 2023 target incentive compensation from $13,500,000 to $14,800,000, resulting in an increase in target total compensation from $14,500,000 to $16,000,000. Consistent with our longstanding practices, the Committee plans to continue to deliver a significant majority of Mr. O’Hanley’s incentive compensation in deferred equity-linked vehicles.
2023 Notice of Meeting and Proxy Statement / State Street Corporation 51

Executive Compensation
Prior Year Performance-Based RSU Awards
Performance-based RSUs granted to our CEO and Other NEOs, as described under “Compensation Vehicles,” are subject to the achievement of pre-established performance targets and have a potential payout range of 0 - 150%. Our performance-based RSUs outstanding on December 31, 2022 are summarized below.
Performance Year	Year of Grant	Performance Period	Performance Metrics(1)	Actual/Estimated Payout(2)
2019	2020	2020 - 2022	• Average pre-tax margin of 29% • Average ROE of 13%	• Earned at 92.3% of target in February 2023, based on: ○ Three-year average adjusted pre-tax margin of 27.4% and ○ Three-year average adjusted ROE of 11.5%
2020	2021	2021 - 2023
• Fee revenue growth of 2.5% (CAGR)
• Average pre-tax margin of 28 - 29%
• Average ROE of 11 - 13%
• Three-year relative TSR overall modifier if at or below the 25th or at or above the 75th percentiles

• Current estimated payout below target based on 2021 and 2022 adjusted fee revenue growth, adjusted pre-tax margin, adjusted ROE and relative TSR(3)
• Any payout to be approved by the Committee following the performance period(4)

2021	2022	2022 - 2024
• Fee revenue growth of 4.0% (CAGR)(5)
• Average pre-tax margin of 29 - 30%
• Average ROE of 11 - 13%
• Three-year relative TSR overall modified if at or below the 25th or at or above the 75th percentiles

• Current estimated payout below target based on 2022 adjusted fee revenue growth, adjusted pre-tax margin, adjusted ROE and relative TSR(3)
• Any payout to be approved by the Committee following the performance period(4)

(1)
For additional information about the terms of these awards, including the operation of the relative TSR modifier, see the discussion under “Other Elements of Compensation—Adjustment and Recourse Mechanisms,” the narrative discussion following the “2022 Grants of Plan-Based Awards” table, the “Outstanding Equity Awards at Fiscal Year-End, December 31, 2022” table and our prior year proxy statements.

(2)
Achievement of ROE and pre-tax margin targets for the performance-based RSUs is calculated based on a simple average of the achievement in each year in the performance period. Achievement of the fee revenue growth target is calculated based on the CAGR during the performance period. For the 2019 performance year performance-based RSUs, the ROE and pre-tax margin metrics are weighted equally, and for each of the 2020 and 2021 performance year performance-based RSUs, the ROE, pre-tax margin and fee revenue growth metrics are weighted equally.

ROE, pre-tax margin and fee revenue growth are subject to adjustment for pre-established, objectively determinable factors. Prior to granting the performance- based RSU award, the Committee establishes the factors that could affect the performance measures during the performance period, and which are then excluded from the performance measure calculation, such as: acquisitions, dispositions and similar transactions and related securities issuances and expenses; changes in accounting principles, tax or banking law or regulations; litigation or regulatory settlements arising from events that occurred prior to the performance period; and restructuring charges and expenses. In addition, the Committee retains the discretionary right to disregard any calculation adjustment that would result in an increase to average ROE, average pre-tax margin or fee revenue growth measured on a CAGR basis, and to reduce the payout under the award for other material items or events.
For the 2019 performance year incentive compensation awards, the Committee approved adjustments to the three-year average GAAP ROE of 10.6% and the three-year average GAAP pre-tax margin of 26.2% to account for acquisitions and dispositions, merger and integration expenses, restructuring expenses, common share issuances, and legal and regulatory matters, resulting in a three-year average adjusted ROE of 11.5% and a three-year average adjusted pre-tax margin of 27.4%. See Appendix D for a reconciliation of the three-year average GAAP ROE to the three-year average adjusted ROE and the three-year average GAAP pre-tax margin to the three-year average adjusted pre-tax margin.
(3)
S&P 500 Financial Index (Capital Markets and Banks Subsets) used for relative TSR comparison, reflecting an external benchmark that includes our direct competitors and other companies with which we compete in some aspects of our businesses. Starting with incentive compensation awards granted for the 2022 performance year, performance-based RSUs will use the KBW Bank Index for relative TSR comparison, as described in more detail under “Compensation Vehicles—Performance-Based RSU Design.”

(4)
Current estimated payouts based on estimated performance of relevant criteria only for completed fiscal years within the three-year performance period. This performance has not been certified and is therefore subject to adjustment based on the terms of the relevant incentive compensation awards. No estimate of performance for incomplete fiscal years within the performance period has been made. The final payout will be based on satisfaction of the performance criteria as certified by the Committee following the end of the full performance period.

(5)	As revised. Additional detail is provided under “Impact of the Mutual Agreement to Terminate the BBH Agreement” below.
52  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Executive Compensation
Impact of the Mutual Agreement to Terminate the BBH Agreement
In September 2021, we announced that we entered into an agreement to acquire BBH’s Investor Services business. When long-term performance targets were set for the 2022 performance-based RSUs (for the 2022 - 2024 performance period), the performance targets incorporated in those RSUs reflected expectations based on the combined business, although the transaction remained subject to closing. In particular, the fee revenue growth target in those performance-based RSUs was higher than State Street’s baseline fee revenue expectations, due to the anticipated fee revenue expected to result from the proposed acquisition. Following the announcement that we mutually agreed to terminate the BBH agreement, the Committee revised the fee revenue growth goal for performance-based RSUs granted in 2022. The revised goals were consistent with underlying performance expectations used by the Committee to set the original goals, excluding the anticipated impact of BBH, and consistent with State Street’s most recent externally communicated medium-term total revenue growth target. As a result, the expected value of the 2022 performance-based RSUs and the number of shares expected to vest under the awards remain unchanged. The original and revised payout charts for fee revenue growth are as follows:
	Fee Revenue Growth
	Original	Revised	Payout Percentage
No Payout	< 5.0%	< 1.0%	0%
Threshold	5.0%	1.0%	50%
Target	8.5-9.5%	4.0%	100%
Maximum	≥ 13.0%	≥ 7.0%	150%
The fee revenue growth target was revised to 4.0% for the performance-based RSUs granted in 2022, which was above the target of 2.5% set for the performance-based RSUs granted in 2021. The Committee determined that no other adjustments were needed with respect to the other two core performance metrics (pre-tax margin and ROE) nor for the overall three-year relative TSR modifier applied to the performance-based RSUs. The other key performance-based RSU terms and conditions also remain unchanged, and no other performance-based RSU awards were revised.
Other Elements of Compensation
Other Agreement
In connection with the May 2022 executive role expansions described under “Executive Summary—Executive Transitions,” State Street eliminated the role of Chief Executive Officer of State Street Institutional Services and entered into a transition and separation agreement with Mr. Aristeguieta. This agreement is described under the heading “Potential Payments upon Termination or Change of Control as of December 31, 2022.” As a result of the elimination of his position, Mr. Aristeguieta’s termination of employment was treated as an involuntary termination without cause and, as a result, Mr. Aristeguieta is entitled to receive severance benefits under the same formula as applies to all other employees at the Executive Vice President level for that type of termination under our U.S. Severance Plan and to continue to vest in his outstanding deferred incentive compensation awards. Mr. Aristeguieta received no additional payments and no benefits beyond what he was entitled to under our U.S. Severance Plan.
Adjustment and Recourse Mechanisms
Incentive compensation awards to our NEOs are subject to adjustment and recourse mechanisms, including ex ante adjustment, forfeiture and clawback, which may be applied jointly, or separately, as appropriate.
Ex Ante Adjustment. Before incentive compensation awards are made for a given performance year, all awards for our NEOs, including deferred incentive compensation awards and immediate cash incentive compensation, are subject to downward adjustment, in whole or in part, upon the occurrence of specified events. The Committee, in its discretion, determines whether this ex ante adjustment is appropriate. The events for which ex ante adjustment may occur include:
•
if the executive’s actions exposed State Street to inappropriate risks that resulted in a “significantly below expectations” rating on any of the factors on State Street’s corporate multi-factor risk scorecard, which guides State Street’s risk assessment process, or

•	if the executive incurred significant or repeated compliance or risk-related violations of State Street’s policies
2023 Notice of Meeting and Proxy Statement / State Street Corporation 53

Executive Compensation
Forfeiture. Before vesting and delivery to the executive, all deferred incentive compensation awards to our NEOs, including performance-based RSUs, DSAs, CRSUs and DVAs, allow reduction or cancellation of the award, in whole or in part, upon the occurrence of specified events. The Committee, in its discretion, determines whether forfeiture is appropriate. The events for which forfeiture may occur include:
•
if the executive’s actions exposed State Street to inappropriate risks, including in a supervisory capacity, that resulted or could reasonably be expected to result in material losses that are or would be substantial in relation to State Street’s or a relevant business unit’s revenue, capital and overall risk tolerance

•
if the executive engaged in fraud, gross negligence or any misconduct, including in a supervisory capacity, that was materially detrimental to the interests or business reputation of State Street or any of its businesses

•
if the executive engaged in conduct that constituted a violation of State Street policies and procedures or our Standard of Conduct in a manner which either caused or could have caused reputational harm that is material to State Street or either placed or could have placed State Street at material legal or financial risk, or

•
if, as a result of a material financial restatement contained in an SEC filing, or miscalculation or inaccuracy in the determination of performance metrics, financial results or other criteria used in determining the amount of the incentive compensation award, the executive would have received a smaller or no award

In addition, all outstanding deferred incentive compensation awards are forfeited if an executive’s employment is terminated by State Street for gross misconduct.
Clawback. All amounts delivered to our NEOs as incentive compensation awards, including immediate cash awards, performance-based RSUs, DSAs, CRSUs and DVAs, contain clawback provisions providing for the repayment of those amounts, in whole or in part, upon the occurrence of specified events. The Committee, in its discretion, determines whether clawback is appropriate, making that determination within four years (in the case of performance-based RSUs) or three years (in the case of all other incentive compensation awards) of the award’s grant date. The events for which clawback may occur include:
•
if the executive engaged in fraud or willful misconduct, including in a supervisory capacity, that resulted in financial or reputational harm that is material to State Street and resulted in termination of the executive’s employment

•
if, as a result of the occurrence of a material financial restatement by State Street contained in a filing with the SEC or miscalculation or inaccuracy in financial results, performance metrics, or other criteria used in determining the amount of the incentive compensation award, the executive would have received a smaller or no award, or

•	if the executive failed to comply with the terms of any covenant not to compete entered into with State Street
All incentive compensation awards are also subject to any compensation recovery or similar requirements under applicable laws, rules and regulations and related State Street policies and are interpreted and administered accordingly. This approach is intended to comply with applicable banking regulations and regulatory guidance on incentive compensation.
Retirement Benefits
Our U.S.-based NEOs are eligible to participate in our 401(k) retirement plan available to our U.S.-based employees generally. The plan includes a matching employer contribution of up to 6%, further capped at Internal Revenue Code limits.
Messrs. Erickson and Maiuri each hold a balance in a nonqualified defined contribution arrangement, which was frozen in January 2017. This plan is described in further detail under the heading “2022 Nonqualified Deferred Compensation.”
Mr. Erickson participates in our Hong Kong defined contribution Mandatory Provident Fund (MPF) and Occupational Retirement Scheme Ordinance (ORSO), which are retirement programs available to our Hong Kong employees generally. In aggregate, the participant contributes 5% of his or her base salary and State Street contributes an amount equal to 10% of the participant’s base salary to the MPF and ORSO. Participant and State Street contributions based on the first 5% of monthly base salaries of up to HKD 30,000 (approximately USD 3,800) are contributed to the MPF; participant contributions based on monthly base salary earnings above that limit, and State Street contributions that exceed 5% of the participant’s monthly base salary (or HKD 1,500 per month if the participant’s monthly base salary is more than HKD 30,000), are contributed to the ORSO.
54  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Executive Compensation
Deferred Compensation
We maintain a nonqualified deferred compensation plan that allows our U.S. NEOs and other senior employees to defer base salary and/or a portion of incentive compensation awards otherwise payable in immediate cash. Messrs. O’Hanley, Aboaf and Taraporevala deferred 2022 compensation under this plan. State Street matches all deferrals made under this plan up to a maximum of 5% of a participant’s match-eligible compensation, comprising the lesser of (i) base salary plus immediately payable annual cash incentive compensation or (ii) $500,000, in either case reduced by the applicable Internal Revenue Code cap on annual compensation ($305,000 in 2022). Participants receive a return based on one or more notional investment options selected by the participant. Currently, the investment options selected by Messrs. O’Hanley, Aboaf and Taraporevala include a money market fund and three index funds. This nonqualified deferred compensation plan supplements deferrals made under our tax-qualified 401(k) plan. We provide these nonqualified deferred compensation benefits because many companies of our size provide a similar benefit to their senior employees. This plan is described under the heading “2022 Nonqualified Deferred Compensation.”
Perquisites
We provide our NEOs with modest perquisites, such as annual physicals and personal liability coverage. In addition, the Board provided Messrs. O’Hanley and Maiuri with an executive security package consisting of a car and driver and other security benefits. These security measures, along with the parking benefits provided to our NEOs promote the effectiveness of our senior executives, allowing them greater opportunity to focus their attention on our business operations and activities. In addition, we provided Mr. Erickson with customary tax equalization payments and tax preparation assistance in connection with his prior international assignment. We provided Mr. Aristeguieta with international assignment benefits, which included funding of travel-related tax liabilities, tax preparation and certain family expenses. In limited circumstances, our NEOs have combined personal travel with business travel at no incremental cost to us. We do not provide a tax gross-up for the income attributable to any perquisite for our NEOs, other than for certain international assignment and relocation benefits.
Change-of-Control Agreements
Under a long-standing program, we have change-of-control employment agreements in place with each of our NEOs. We provide these agreements because we believe providing some protection in the event of a change of control is necessary to attract and retain high quality executives and to help address potential distractions during the period leading up to a possible change of control. Our change-of-control arrangements are further described under “Potential Payments upon Termination or Change of Control as of December 31, 2022.”
Other Elements of Our Compensation-Setting Process
Peer Groups and Compensation Market Data
The Committee periodically reviews peer group data as an input into its compensation oversight decisions:

The Committee considers few companies to be true comparators for the specific scope of our primary business activities, so we include in our Compensation Peer Group our Direct Peers and other companies with which we compete in some aspects of our businesses and for executive talent. The companies vary in size and the nature of applicable regulation, including status (like State Street) as a systemically important financial institution, which results in more stringent capital or other regulatory requirements relative to some of our peers.
2023 Notice of Meeting and Proxy Statement / State Street Corporation 55

Executive Compensation
Compensation Peer Group Changes for 2022. The Committee’s 2022 review included an evaluation of relevant industry sectors; peer size, including revenue, assets and market capitalization; business model; and regulatory oversight, and consideration of other changes, such as the acquisition of IHS Markit by S&P Global in February 2022. In making the change noted below, the Committee focused on the following:
•	Reflecting State Street’s current business model and strategic direction
○	Maintain business mix and regulatory complexity focus
○	Expand focus on financial technology representation and international presence
•	Maintaining a balance of size relative to State Street, which can be expressed by assets, market capitalization and revenues
•	Continuing to include companies with which State Street competes for executive talent and that face similar regulatory requirements
Accordingly, the Committee approved the addition of Moody’s Corporation to our Compensation Peer Group for the 2022 performance year:

During 2022, the Committee reviewed Compensation Peer Group compensation data from public sources, supplemented with data from multiple compensation surveys. This survey data generally covered large, global financial services companies with whom we may compete for executive talent. In evaluating the market data, the Committee considers the quantum and compensation structures of these firms. In addition to the market data, the Committee received regular updates during 2022 and the first quarter of 2023 regarding market trends and compensation actions at major financial services institutions.
The Compensation Peer Group companies vary in size and business lines and the nature of executive roles. Therefore, the Committee did not treat Compensation Peer Group data as definitive when determining executive compensation for 2022. Rather, it referenced this data, but formed its own perspective on compensation for our CEO and Other NEOs based on its subjective evaluation of many factors, including those described under the heading “2022 Performance and Compensation Decisions—Total Compensation Approach.”
Roles of the Committee and the Chief Executive Officer
The Committee is responsible for our executive officer compensation plans and programs. The Committee performs these responsibilities for the CEO in consultation with the other independent directors. In assessing performance and compensation for our Other NEOs, the Committee considers the CEO’s recommendations, as well as input from the other independent directors, and then makes final compensation decisions.
After establishing each NEO’s total compensation target for 2022, the Committee met eight times from May 2022 through March 2023 regarding matters within its remit, including 2022 NEO compensation and related topics, and evaluated a broad range of corporate performance factors, individual performance updates, market information, regulatory updates and input from our shareholder engagement efforts, as well as our pay-for-performance practices and the results of our annual shareholder meeting, including “Say on Pay” results. The
56  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Executive Compensation
Committee also considered evolving trends, practices, guidance and requirements in the design, regulation, risk alignment and governance of compensation matters in the U.S. and other jurisdictions. During these meetings, the Committee received regular updates, including from the Committee’s independent compensation consultant, on these and other matters, particularly with respect to the financial services industry.
Role of the Compensation Consultant
The Committee retains Meridian Compensation Partners to provide independent compensation consulting to the Board. Meridian regularly participated in meetings and executive sessions of the Committee. Meridian did not provide any other services to State Street in 2022.
The Committee believes the consultant’s primary representatives advising it should be independent for the consultant to provide appropriate advice on compensation matters. Therefore, the Committee maintains a policy requiring an annual assessment of compensation consultant independence based on the requirements of the NYSE. In December 2022, the Committee reviewed the independence of Meridian and its primary representatives under the policy, and determined the primary representatives of Meridian to be independent and that no conflicts of interest were raised by the services of Meridian or its primary representatives.
The Committee reviews data prepared by Willis Towers Watson PLC and McLagan Partners as part of its consideration of compensation matters. Each of these companies, engaged by our Global Human Resources group based on its specialized expertise in the financial services industry, has provided other services to State Street in the past and may do so in the future.
Tax Deductibility of Executive Compensation
Section 162(m) of the U.S. Internal Revenue Code generally limits to $1 million the U.S. federal income tax deductibility of compensation paid to certain executive officers. The Committee believes that shareholder interests are best served by not restricting its discretion and flexibility in structuring compensation programs, even though such programs will result in non-deductible compensation expenses. Therefore, the Committee has approved 2022 compensation for our CEO and Other NEOs that will not be fully deductible.
Human Resources Committee Process Concerning Risk Alignment
The Committee is focused on aligning incentive compensation with risk management principles. We provide incentives that are designed not to encourage unnecessary or excessive risk-taking, and we maintain related process controls and oversight. These features include:
•
Human Resources Committee Interaction and Overlap with Risk Committee and Examining and Audit Committee. Members of the Committee regularly communicate with the Board’s Risk Committee and its Examining and Audit Committee to integrate input from these other committees into compensation decisions, and two members of the Human Resources Committee, including the Committee Chair, also serve on the Examining and Audit Committee. In addition, our Lead Director, who serves as a member of the Committee, participates in meetings of the Risk Committee and the Examining and Audit Committee as part of her leadership role on the Board.

•
Corporate Risk Summary Review. The Human Resources Committee periodically reviews a corporate multi-factor risk scorecard, prepared by the Chief Risk Officer and confirmed by the Risk Committee, assessing firm-wide risk in several categories.

•
Annual Compensation Risk Review. The Committee annually meets with our Chief Human Resources Officer, Chief Risk Officer and Chief Compliance Officer to evaluate our compensation programs and review an assessment of the design and operation of State Street’s incentive compensation system in providing risk-taking incentives that are consistent with the organization’s safety and soundness, as described in more detail under the heading “Alignment of Incentive Compensation and Risk.”

•
Risk-Based Adjustments to Incentive Compensation Awards. We use a two-pronged process for risk-based adjustments to incentive compensation awards for material risk-takers. This process allows for, as appropriate, both: (1) adjustments at the time awards are made (“ex ante” adjustments) and (2) adjustments after the awards are made (“ex post” adjustments) through recoupment of incentive compensation that has already been awarded, where applicable, via forfeiture (before vesting and delivery) or clawback (after vesting and delivery). For more detail, see the discussion under “Other Elements of Compensation—Adjustment and Recourse Mechanisms.”

•
Emphasis on Deferral and Equity-Based Compensation. We maintain significant levels of deferred and equity-based compensation for our executives to align each executive’s compensation with the risks and performance results experienced by our shareholders, and the proportion of our NEOs’ incentive compensation delivered in the form of deferred compensation continues to be among the highest within our Compensation Peer Group. The high level of deferral also places a significant amount of compensation at risk for ex post adjustments in specified circumstances.

•
Metrics and Targets for Performance-Based RSUs Designed to Drive Long-Term Strategy. We deliver a substantial proportion of equity compensation for our executives in performance-based RSUs, using metrics designed to drive our long-term strategy. Each year, we assess target and payout ranges for new performance-based RSU awards and set targets that the Committee believes are challenging, but achievable, which mitigates excessive risk-taking incentives. In setting targets and payout ranges, the Committee considers publicly stated guidance and projections and current-year results, among other factors.

For more detail, see the discussion under “Alignment of Incentive Compensation and Risk.”
2023 Notice of Meeting and Proxy Statement / State Street Corporation 57

Executive Compensation
Executive Equity Ownership Guidelines, Practices and Policies
We believe executive stock ownership aligns our executives’ interests with those of our shareholders. It also incentivizes our executives to meet our financial, business and risk management objectives. Therefore, we maintain the following practices, policies and guidelines:
Stock Ownership Guidelines. Our stock ownership guidelines apply to all of our executive officers who are members of our management Executive Committee, including our NEOs. These guidelines require executives to own shares of common stock with a value equal to a multiple of base salary as shown below. Guideline levels are phased-in over a period of five years, with the first year starting on January 1 after the executive officer becomes subject to the guidelines. The executive officer is expected to attain the ownership level ratably over five years and is deemed to satisfy the guideline if that ratable ownership level is met.
Our Stock Ownership Guidelines also include a holding requirement. Under this requirement, during the five-year phase-in period, each executive officer must hold 50% of the net shares received from a vesting event if the ownership requirement is not met. Following the phase-in period, if the ownership guideline is not met, that executive officer must hold 100% of the number of net shares received from a vesting event until the ownership guideline is satisfied. As of March 1, 2023, the holding requirement does not apply to any of the current NEOs as each exceeds their full (not ratable) ownership guideline. Because Messrs. Aristeguieta and Taraporevala ceased serving as executive officers on May 9, 2022 and December 31, 2022, respectively, they were not subject to the Stock Ownership Guidelines as of March 1, 2023.
Name	Common Stock Ownership Guideline Multiple of Base Salary	Executive Exceeds Ownership Guideline
Ronald P. O’Hanley	7	✔
Eric W. Aboaf	5	✔
Andrew J. Erickson	5	✔
Louis D. Maiuri	5	✔
The level of ownership was calculated on March 1, 2023, which is used for the “Security Ownership of Certain Beneficial Owners and Management Table,” and by reference to the closing price of our common stock on the NYSE on that date. Ownership includes shares directly owned and DSAs (on an after-tax basis), shares held under our 401(k) retirement plan, vested shares in other State Street retirement plans and certain indirectly held shares, but excludes unearned performance-based RSUs and CRSUs. This calculation differs from that under applicable SEC rules for purposes of the “Security Ownership of Certain Beneficial Owners and Management Table.”
Securities Trading Policy; No Hedging, Pledging or Speculative Trading; Rule 10b5-1 Plans. State Street has a Securities Trading Policy that contains specific provisions and trading restrictions. The policy assists our directors, executive officers and other designated employees with access to sensitive information in complying with U.S. federal securities laws when trading in State Street securities. The policy prohibits the following in State Street securities: short selling, engaging in hedging transactions, pledging as collateral and engaging in speculative trading by directors and executive officers, as well as by other members of their household and their dependent family members, and certain accounts or entities over which the person has a control or a beneficial interest. The policy permits individuals, including our NEOs, to enter into trading plans designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934. Rule 10b5-1 allows executives to prearrange sales of their company’s securities in a manner designed to avoid initiating stock transactions while in possession of material non-public information. Our NEOs and other executive officers may, from time to time, adopt trading plans under Rule 10b5-1 and effect transactions in our securities under those plans. The Securities Trading Policy is in addition to the requirement in our Standard of Conduct that all employees’ trading activities must be in compliance with applicable law and may not be made on the basis of material non-public information. In addition, the Standard of Conduct prohibits all employees from engaging in options, hedging or short sales involving securities issued by State Street, and provides that anything beyond simple purchases or sales of State Street stock is strictly prohibited.
Equity Grant Guidelines. The Committee’s Equity Grant Guidelines are described below:
•
Annual Equity-Based Grants. Annual grants of equity-based incentive compensation awards to our employees are typically made by the Committee on the date of a scheduled meeting of the Committee or the Board of Directors to be held in February or March of each year following the public release of financial results for the prior fiscal year. Pursuant to authority delegated by the Board, and subject to any limitations that the Board or Committee may establish, another committee of the Board (which may consist of a single member) may make annual grants to persons other than executive officers on the date of the scheduled meeting in February or March.

•
Other Equity-Based Grants. Grants of equity to NEOs and other executive officers in connection with new hires, promotions, special recognition, retention or other special circumstances are made by the Committee. Equity grants to other individuals may be made either by the Committee or, subject to any limitations that the Board or the Committee may establish, a committee of the Board composed of

58  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Executive Compensation
(1) the Chairman of the Board, (2) the Chief Executive Officer, if a member of the Board, (3) the Committee Chair or (4) the Committee Chair along with any other member of the Committee. This type of grant may be made on the date of a scheduled meeting of the Committee, a scheduled meeting of the Board or the last business day of a calendar month.
•
The exercise price for any stock options and stock appreciation rights (SARs) will be the NYSE closing price of State Street’s common stock on the grant date. We did not award any stock options or SARs as part of 2022 compensation.

There was no program, plan or practice of timing equity-based incentive compensation awards in coordination with the release of material non-public information, other than to set the February 2023 Committee meeting to follow the public announcement of periodic financial results and other information in early 2023.
2023 Notice of Meeting and Proxy Statement / State Street Corporation 59

Other Executive Compensation Information
Human Resources Committee Report
The Committee furnishes the following report:
The Committee has reviewed and discussed the Compensation Discussion and Analysis with State Street management. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by,
Sara Mathew, Chair Amelia C. Fawcett William L. Meaney	Julio A. Portalatin Richard P. Sergel Gregory L. Summe
CEO Pay Ratio Disclosure
This section provides an estimate under applicable SEC regulations of the ratio of total compensation for our Chief Executive Officer to the median of total compensation for our other employees. The methodology and the material assumptions, adjustments and estimates we used in identifying our median employee and calculating that employee’s total compensation are set forth below. This methodology may differ from that applied by other companies, including other financial services companies, under applicable SEC regulations. As a result, the information may not be comparable to similar information disclosed by other companies. In particular, given 71% of State Street’s employee population as of December 31, 2022 was located outside the U.S. and generally received compensation in non-U.S. currencies, currency translation caused a notable reduction in the estimated median of the annual total compensation of all employees of State Street for 2022 relative to 2021.
For 2022:
•	the estimated median of the annual total compensation of all employees of State Street (other than Mr. O’Hanley), was $48,146; and
•	the annual total compensation of Mr. O’Hanley was $18,004,619
Based on the foregoing, the ratio of the annual total compensation of Mr. O’Hanley to the median of the annual total compensation of all other employees is estimated to be 374 to 1.
We identified our median employee for 2022 based on our employee population as of October 1, 2022. We previously identified our median employee based on our employee population as of December 1, and made this change to align with our year-end compensation planning process. State Street employees are generally eligible for base pay and incentive compensation. We therefore analyzed our employee population based on these compensation elements for the full year 2022. We annualized the base pay of all full and part-time employees in our employee population who were hired during 2022. Similarly, for all such employees who did not receive incentive compensation in 2022 due solely to their date of hire, we used a consistent methodology to impute annualized incentive compensation based on each employee’s level and function. We calculated the median gross pay (as described above) and selected the employees within $100 of that value to further analyze. We then identified an employee from this group who was reasonably representative of our workforce and whose pay was a reasonable estimate of the median pay at our organization, as the median employee. For the median employee, we combined all forms of compensation that would have been reported in the “Total” column of the Summary Compensation Table had disclosure of the median employee’s compensation been required in that table.
For Mr. O’Hanley, we used the amount reported in the “Total” column of the Summary Compensation Table.
60  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Other Executive Compensation Information
Alignment of Incentive Compensation and Risk
We align incentive compensation with appropriate risk management principles, such as providing incentives designed not to encourage unnecessary or excessive risk-taking and establishing additional process controls and oversight where appropriate. We utilize broad and integrated processes to maintain this alignment, including as follows:

2023 Notice of Meeting and Proxy Statement / State Street Corporation 61

Other Executive Compensation Information

As a result of these reviews and processes, we believe that our compensation policies and practices for employees do not promote excessive risk-taking and do not provide incentives to create risks that are reasonably likely to have a material adverse effect on us.
62  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Other Executive Compensation Information
Summary Compensation Table
Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(1)(4) ($)	Total ($)
Ronald P. O’Hanley * Chairman and Chief Executive Officer	2022	$1,000,000	$15,524,952	$1,358,491	$121,176	$18,004,619
	2021	1,000,000	12,999,934	—	113,726	14,113,660
	2020	950,000	8,250,050	8,303	101,627	9,309,980
Eric W. Aboaf Vice Chairman and Chief Financial Officer	2022	700,000	4,504,428	2,588,507	82,435	7,875,370
	2021	700,000	4,095,138	2,425,500	96,739	7,317,377
	2020	700,000	3,656,248	2,209,463	62,956	6,628,667
Andrew J. Erickson Executive Vice President, Chief Productivity Officer and Head of International	2022	704,000	4,504,428	1,537,457	115,002	6,860,887
	2021	709,500	3,802,507	2,425,500	2,358,155	9,295,662
	2020	658,223	3,786,254	2,050,654	1,326,483	7,821,614
Louis D. Maiuri President, Chief Operating Officer and Head of Investment Services	2022	700,000	4,504,428	2,939,168	99,055	8,242,651
	2021	700,000	4,387,549	2,425,500	82,367	7,595,416
	2020	637,500	3,932,464	2,366,074	55,528	6,991,566
Cyrus Taraporevala ** Former President and CEO of State Street Global Advisors	2022	700,000	4,631,263	2,238,986	67,895	7,638,144
Francisco Aristeguieta ** Former Executive Vice President and CEO of State Street Institutional Services	2022	700,000	4,702,806	32,331	2,113,152	7,548,289
	2021	704,750	3,997,454	2,532,250	3,437,009	10,671,463
	2020	709,500	4,419,955	2,152,500	3,164,761	10,446,716
*
Because the full amount of Mr. O’Hanley’s 2021 incentive compensation award was paid in equity awards and a portion of his 2022 incentive compensation award was paid in cash, his total 2022 compensation shown in the table above is higher than it would have been, had the incentive compensation vehicles remained consistent for both years. Similarly, his total 2020 compensation is lower due to the payment of his entire 2020 incentive compensation award in equity vehicles.

**
Mr. Taraporevala ceased serving in this role on December 5, 2022, but remained an executive officer of State Street through December 31, 2022. Mr. Taraporevala subsequently retired from State Street on March 1, 2023. Mr. Aristeguieta ceased serving in this role and as an executive officer on May 9, 2022.

(1)
Salary and compensation included in the “All Other Compensation” column for Mr. Erickson were converted from HK$ to US$ using an exchange rate of 0.128 for 2022 and 0.129 for 2021 and 2020. The same exchange rate (0.129) was used for Mr. Aristeguieta’s salary and compensation included in the “All Other Compensation” column from 2020 until his relocation to the U.S. in July 2021.

(2)
Amounts represent the grant date fair value of CRSUs, DSAs and performance-based RSUs. The fair value of each award is computed in accordance with GAAP (FASB ASC 718), using the assumptions stated in note 18 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022. The amounts included for the 2022 performance-based RSUs reflect target level performance, as reflected in the “2022 Grants of Plan-Based Awards” table. Based on the grant date fair value and assuming that performance results in the maximum number of shares vesting, each NEO’s 2022 performance-based RSUs would have a maximum payout as follows: Mr. O’Hanley – 143,414 shares and value of $11,643,783; Messrs. Aboaf, Erickson and Maiuri – 51,213 shares and value of $4,157,983; Mr. Taraporevala – 52,655 shares and value of $4,275,059; and Mr. Aristeguieta – 53,468 shares and value of $4,341,067. Based on the grant date fair value and assuming that performance results in the maximum number of shares vesting, each NEO’s 2021 performance-based RSUs would have a maximum payout as follows: Mr. O’Hanley – 148,515 shares and value of $9,750,010; Mr. Aboaf – 57,579 shares and value of $3,780,061; Mr. Erickson – 53,465 shares and value of $3,509,977; Mr. Maiuri – 61,691 shares and value of $4,050,014; and Mr. Aristeguieta – 56,207 shares and value of $3,689,990. Based on the grant date fair value and assuming that performance results in the maximum number of shares vesting, each NEO’s 2020 performance-based RSUs would have a maximum payout as follows: Mr. O’Hanley – 132,297 shares and value of $8,250,041; Mr. Aboaf – 54,122 shares and value of $3,375,048; Mr. Erickson – 56,046 shares and value of $3,495,029; Mr. Maiuri – 58,211 shares and value of $3,630,038; and Mr. Aristeguieta – 65,426 shares and value of $4,079,965.

2023 Notice of Meeting and Proxy Statement / State Street Corporation 63

Other Executive Compensation Information
(3)
Represents the immediate and deferred cash (granted in DVAs) portions of incentive compensation, as well as dividends credited on DVAs outstanding during 2022, as shown in the table below. DVAs are units that receive a notional investment return of a money market instrument. During the deferral period, DVAs are credited with additional notional units based on the return of the State Street Institutional U.S. Government Money Market Fund if the monthly dividend rate is at least equal to 0.001 per unit. These dividends vest and are paid at the same time and in the same form as the related DVA unit.

	2022 Non-Equity Incentive Plan Compensation
Name	Immediate Cash	DVAs	Dividends Credited on Outstanding DVAs	Total
Ronald P. O’Hanley	$1,350,000	$—	$8,491	$1,358,491
Eric W. Aboaf	1,095,000	1,460,000	33,507	2,588,507
Andrew J. Erickson	645,000	860,000	32,457	1,537,457
Louis D. Maiuri	1,245,000	1,660,000	34,168	2,939,168
Cyrus Taraporevala	945,000	1,260,000	33,986	2,238,986
Francisco Aristeguieta	—	—	32,331	32,331
(4)	The following table describes the amounts set forth for 2022 in the “All Other Compensation” column:
Name	Executive Security(A)	International Assignment(B)	Company Contributions to Defined Contribution Plans(C)	Charitable Donations and Matching Contributions(D)	Other Benefits(E)	Total
Ronald P. O’Hanley	$16,541	$—	$28,050	$65,000	$11,585	$121,176
Eric W. Aboaf	—	—	28,050	50,000	4,385	82,435
Andrew J. Erickson	—	32,422	70,400	—	12,180	115,002
Louis D. Maiuri	29,620	—	15,250	42,000	12,185	99,055
Cyrus Taraporevala	—	—	28,050	30,000	9,845	67,895
Francisco Aristeguieta	—	66,918	18,300	—	2,027,934	2,113,152
(A)
The Board approved executive security packages for Messrs. O’Hanley and Maiuri that provide a car and driver and residential security. The car and driver was $15,134 for Mr. O'Hanley and $11,728 for Mr. Maiuri. Car and driver values are calculated by allocating the total cost of the car and driver between non-business and business use by mileage traveled. Residential security was $1,407 for Mr. O'Hanley, reflecting amounts invoiced for alarm monitoring and maintenance, and $17,892 for Mr. Maiuri, reflecting amounts invoiced for the installation of security equipment.

(B)
In connection with his international assignment, State Street provided Mr. Erickson tax preparation services ($32,422). In connection with his offer of employment, State Street provided Mr. Aristeguieta international assignment benefits including: funding of travel-related tax liabilities ($32,253), tax preparations services ($21,338) and household and family expenses ($13,327).

(C)
Company contributions to savings plans: (1) $18,300 to the Salary Savings Program (SSP) for Messrs. O'Hanley, Aboaf, Taraporevala and Aristeguieta and $15,250 for Mr. Maiuri; (2) $9,750 to the Management Supplemental Savings Plan (MSSP) for Messrs. O'Hanley, Aboaf and Taraporevala; (3) $2,304 to the Mandatory Provident Fund for Mr. Erickson; and (4) $68,096 to the Occupational Retirement Schemes Ordinance for Mr. Erickson.

(D)
Messrs. O’Hanley and Maiuri each directed contributions of $25,000 and Mr. Aboaf directed $30,000 under our Executive Leadership program, which allows Executive Vice Presidents and above serving on non-profit boards to annually recommend a financial contribution from the State Street Foundation to the non-profit. In addition, matching contributions were made in the name of Mr. O'Hanley ($40,000), Mr. Aboaf ($20,000), Mr. Maiuri ($17,000) and Mr. Taraporevala ($30,000) under our matching gift program, which will match contributions made by employees to eligible charitable and educational organizations in accordance with specified annual limits.

(E)
Includes parking benefits of $7,800 for Messrs. O’Hanley and Maiuri, $7,795 for Mr. Erickson and $6,060 for Mr. Taraporevala; personal liability coverage ($1,779 for Messrs. Aboaf, Erickson, Maiuri and Aristeguieta and $1,179 for Messrs. O’Hanley and Taraporevala), and $2,606 for an executive health screening available to each NEO. Mr. Aristeguieta departed State Street on January 31, 2023. In conjunction with his separation, Mr. Aristeguieta is entitled to severance benefits under the same formula that applies to all other Executive Vice Presidents under our U.S. Severance Plan, including base severance equal to 12 weeks of base pay ($161,538), subsidized benefits continuation ($6,120), outplacement services ($40,000), severance equal to 25 percent of the incentive compensation he received for the 2021 performance year ($1,808,750), and a payment for unused vacation ($7,141).

The table above does not include any amounts for personal travel in connection with business travel by our NEOs because such travel had no aggregate incremental cost to the Company.
64  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Other Executive Compensation Information
2022 Grants of Plan-Based Awards
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards(3) ($)
Name	Award	Grant Date	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Ronald P. O’Hanley	2022 Cash-Based Incentive		$3,375,000	$6,750,000	—	—	—	$—
	CRSUs(4)	2/25/2022	—	—	—	—	45,283	3,881,206
	Performance-Based RSU(4)	2/25/2022	—	—	95,609	143,414	—	7,762,495
	DSA(4)	2/25/2022	—	—	—	—	47,074	3,881,251
Eric W. Aboaf	2022 Cash-Based Incentive		2,555,000	5,110,000	—	—	—	—
	Performance-Based RSU(4)	2/25/2022	—	—	34,142	51,213	—	2,771,989
	DSA(4)	2/25/2022	—	—	—	—	21,012	1,732,439
Andrew J. Erickson	2022 Cash-Based Incentive		1,505,000	3,010,000	—	—	—	—
	Performance-Based RSU(4)	2/25/2022	—	—	34,142	51,213	—	2,771,989
	DSA(4)	2/25/2022	—	—	—	—	21,012	1,732,439
Louis D. Maiuri	2022 Cash-Based Incentive		2,905,000	5,810,000	—	—	—	—
	Performance-Based RSU(4)	2/25/2022	—	—	34,142	51,213	—	2,771,989
	DSA(4)	2/25/2022	—	—	—	—	21,012	1,732,439
Cyrus Taraporevala	2022 Cash-Based Incentive		2,205,000	4,410,000	—	—	—	—
	Performance-Based RSU(4)	2/25/2022	—	—	35,103	52,655	—	2,850,013
	DSA(4)	2/25/2022	—	—	—	—	21,604	1,781,250
Francisco Aristeguieta	2022 Cash-Based Incentive		2,555,000	5,110,000	—	—	—	—
	Performance-Based RSU(4)	2/25/2022	—	—	35,645	53,468	—	2,894,018
	DSA(4)	2/25/2022	—	—	—	—	21,938	1,808,788
(1)
The 2022 cash-based incentive did not have a threshold amount. The amounts shown above reflect the target and maximum amounts payable following the Committee’s approval of final incentive compensation targets for 2022. The cash-based incentive amounts earned for 2022 were made in the form of immediate cash and DVAs, and are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For the 2022 performance year, the Committee awarded both immediate cash and an equity grant in the form of cash-settled restricted stock units, referred to as CRSUs, to Mr. O'Hanley. The CRSUs will be reported as 2023 compensation in the Summary Compensation Table and in the 2023 Grants of Plan-Based Awards table. Mr. Aristeguieta did not receive an incentive award for the 2022 performance year.

(2)	Performance-based RSUs granted in 2022 do not have a threshold payout.
(3)
Fair value of the awards is computed in accordance with FASB ASC Topic 718, using the assumptions stated in note 18 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022.

(4)	CRSUs, Performance-based RSUs and DSAs were granted as a part of 2021 compensation.
Narrative Disclosure Accompanying Grants of Plan-Based Awards Table
The awards set forth in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column of the 2022 Grants of Plan-Based Awards table above were the cash-based portion of the target and maximum (200% of target) incentive compensation awards that were granted as part of 2022 incentive compensation. The actual cash-based incentive compensation awards earned by each NEO are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. DVAs granted in February 2023, under the State Street Corporation Supplemental Cash Incentive Plan, for 2022 performance are deferred cash units that are treated as notionally invested in the State Street Institutional U.S. Government Money Market Fund and receive dividends when the monthly dividend rate is at least equal to 0.001 per unit. These awards vest in quarterly installments over four years from the date of grant.
The CRSUs set forth in the “All Other Stock Awards” column of the 2022 Grants of Plan-Based Awards table, were awarded to Mr. O’Hanley as a component of his 2021 performance year incentive compensation. These awards vest in 12 quarterly installments (50% in three equal installments beginning in May 2022 and the balance in nine equal installments from February 2023 to February 2025). CRSUs are paid in cash upon vesting.
2023 Notice of Meeting and Proxy Statement / State Street Corporation 65

Other Executive Compensation Information
The awards set forth in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of the 2022 Grants of Plan-Based Awards table, are performance-based RSUs. These awards were granted as a component of each NEO’s 2021 performance year incentive compensation. The percent at which these awards are earned will be determined based on three equally weighted metrics over a three-year performance period (January 1, 2022 to December 31, 2024): (a) the simple average of each calendar year’s return on equity (ROE); (b) the simple average of each calendar year’s pre-tax margin; and (c) the compound annual growth rate for fee revenue each subject to adjustment by the Human Resources Committee for pre-established factors, as well as based on a fourth metric, State Street’s relative total shareholder return (TSR) versus the Capital Markets and Banking Subsets of the S&P 500 Financial Index over the performance period. For ROE, pre-tax margin and fee revenue growth, the earned percentage will be determined using linear interpolation to adjust between the points shown in the table below. For relative TSR performance in the top or bottom quartile, the relative TSR modifier shown below is added or subtracted to the earned percentage outcome calculated based on the three weighted metrics to determine the final earned percentage, with a maximum payout of 150%.

*
The fee revenue growth payout levels above reflect revisions made following the announcement that we mutually agreed to terminate the BBH agreement, as described under “Impact of the Mutual Agreement to Terminate the BBH Agreement” in the CD&A.

After certification by the Human Resources Committee following the end of the performance period, earned performance-based RSUs will vest in one installment.
The DSAs set forth in the “All Other Stock Awards” column of the 2022 Grants of Plan-Based Awards table, were awarded as a component of each NEO’s 2021 performance year incentive compensation. These awards vest ratably in annual installments over four years from the date of grant.
All CRSUs, performance-based RSUs, and DSAs were granted under the 2017 Stock Incentive Plan and are subject to “double-trigger” change-of-control vesting. Service-based restrictions lapse and vesting is accelerated if the executive incurs a qualified termination following the change of control. For more details, refer to “Potential Payments upon Termination or Change of Control as of December 31, 2022” below.
All DVAs, CRSUs, performance-based RSUs, and DSAs have a qualifying retirement provision. Under the retirement provision, service-based restrictions lapse after the participant attains the age of 55 and completes 5 years of service with State Street, with awards continuing to vest according to their original terms. Service-based restrictions lapse on all DVAs, CRSUs and DSAs in the event a participant dies, becomes disabled and terminates employment or is involuntarily terminated without cause, and vesting is accelerated in the event of death or disability. Service-based restrictions lapse on all performance-based RSUs in the event a participant dies or becomes disabled and terminates employment or is involuntarily terminated without cause, but vesting continues according to the original terms.
None of the CRSUs, performance-based RSUs, or DSAs receive dividends or dividend equivalents. DVAs are credited with notional units based on the return of the State Street Institutional U.S. Government Money Market Fund if the monthly dividend rate is at least equal to 0.001 per unit. These dividends vest and are paid at the same time and in the same form as the related DVA unit.
All incentive compensation awarded to our NEOs is subject to recourse mechanisms, including clawback, forfeiture and ex ante adjustments, as described under the heading “Compensation Discussion and Analysis—Other Elements of Compensation—Adjustment and Recourse Mechanisms.”
66  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Other Executive Compensation Information
Outstanding Equity Awards at Fiscal Year-End, December 31, 2022(1)
	Stock Awards(2)
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ronald P. O'Hanley	03/01/19(3)	7,292	$565,640		$
	02/27/20(4)	21,644	1,678,925
	02/27/20(5)	81,407	6,314,741
	02/26/21(6)	12,906	1,001,118
	02/26/21(7)	36,462	2,828,357
	02/26/21(8)			99,010	7,680,206
	02/25/22(9)	22,642	1,756,340
	02/25/22(10)	47,074	3,651,530
	02/25/22(11)			95,609	7,416,390
Eric W. Aboaf	03/01/19 (3)	3,825	296,705
	02/27/20 (4)	11,068	858,545
	02/27/20 (5)	33,303	2,583,314
	02/26/21(7)	17,671	1,370,739
	02/26/21(8)			38,386	2,977,602
	02/25/22(10)	21,012	1,629,901
	02/25/22(11)			34,142	2,648,395
Andrew J. Erickson	03/01/19 (3)	3,380	262,187
	02/27/20 (4)	11,461	889,030
	02/27/20 (5)	34,487	2,675,157
	02/26/21(7)	16,409	1,272,846
	02/26/21(8)			35,643	2,764,828
	02/25/22(10)	21,012	1,629,901
	02/25/22(11)			34,142	2,648,395
Louis D. Maiuri	03/01/19 (3)	3,241	251,404
	02/27/20 (4)	11,904	923,393
	02/27/20 (5)	35,819	2,778,480
	02/26/21(7)	18,933	1,468,633
	02/26/21(8)			41,127	3,190,221
	02/25/22(10)	21,012	1,629,901
	02/25/22(11)			34,142	2,648,395
Cyrus Taraporevala	03/01/19 (3)	3,118	241,863
	02/27/20 (4)	11,166	866,147
	02/27/20 (5)	33,598	2,606,197
	02/26/21(7)	18,512	1,435,976
	02/26/21(8)			40,214	3,119,400
	02/25/22(10)	21,604	1,675,822
	02/25/22(11)			35,103	2,722,940
Francisco Aristeguieta	07/31/19(12)	10,947	849,159
	02/27/20 (4)	13,380	1,037,887
	02/27/20 (5)	40,258	3,122,813
	02/26/21(7)	17,250	1,338,083
	02/26/21(8)			37,471	2,906,625
	02/25/22(10)	21,938	1,701,731
	02/25/22(11)			35,645	2,764,983
(1)
All outstanding equity awards are subject to recourse mechanisms, including clawback and forfeiture, as described under the heading “Compensation Discussion and Analysis—Other Elements of Compensation.”

(2)	Stock award values in the table above are based on the closing share price of our common stock on the NYSE on December 30, 2022 ($77.57).
(3)	DSAs vest in four equal annual installments (25% per year) starting on February 15, 2020. The last installment vested on February 15, 2023.
2023 Notice of Meeting and Proxy Statement / State Street Corporation 67

Other Executive Compensation Information
(4)
DSAs vest in four equal annual installments (25% per year) starting on February 15, 2021. The balance of the award will vest in two equal installments, one of which vested on February 15, 2023; the remaining installment will vest on February 15, 2024.

(5)
Performance-based RSUs with a three-year performance measurement period (January 1, 2020-December 31, 2022). The awards were earned at 92.3% of target and vested in one installment on February 15, 2023.

(6)
CRSUs vest in 12 quarterly installments; 50% in three equal installments beginning in May 2021 and 50% in nine equal installments from February 2022 to February 2024. The balance of the award will vest in five equal installments, one of which vested on February 15, 2023; the remaining four installments will vest quarterly from May 15, 2023 to February 15, 2024.

(7)
DSAs vest in four equal annual installments (25% per year) starting on February 15, 2022. The balance of the award will vest in three equal installments, one of which vested on February 15, 2023; the remaining two installments will vest on February 15, 2024 and 2025.

(8)
Performance-based RSUs with a three-year performance measurement period (January 1, 2021-December 31, 2023) that will vest in one installment based on the satisfaction of applicable performance criteria and on certification by the Human Resources Committee following the end of the performance period. Awards have been included in the table above at target (i.e., 100%).

(9)
CRSUs vest in 12 quarterly installments; 50% in three equal installments beginning in May 2022 and 50% in nine equal installments from February 2023 to February 2025. The balance of the award will vest in nine equal installments, one of which vested on February 15, 2023; the remaining eight installments will vest quarterly from May 15, 2023 to February 15, 2025.

(10)	DSAs vest in four equal annual installments (25% per year). The first installment vested on February 15, 2023; the remaining three installments will vest on February 15, 2024, 2025 and 2026.
(11)
Performance-based RSUs with a three-year performance measurement period (January 1, 2022-December 31, 2024) that will vest in one installment based on the satisfaction of applicable performance criteria and on certification by the Human Resources Committee following the end of the performance period. Awards have been included in the table above at target (i.e., 100%).

(12)
DSAs granted to Mr. Aristeguieta in connection with his commencement of employment at State Street; these DSAs vest in four equal installments starting on February 15, 2020. The balance of the award vested on February 15, 2023.

2022 Stock Vested
	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Ronald P. O'Hanley	107,626	$9,551,762
Eric W. Aboaf	38,983	3,671,069
Andrew J. Erickson	34,831	3,282,401
Louis D. Maiuri	35,184	3,326,534
Cyrus Taraporevala	34,877	3,303,460
Francisco Aristeguieta	70,845	6,647,745
(1)	Includes DSAs, performance-based RSUs and CRSUs as follows:
—	The number of shares underlying DSAs that vested in 2022: Mr. O’Hanley: 35,195, Mr. Aboaf: 18,283, Mr. Erickson: 16,537, Mr. Maiuri: 17,643, Mr. Taraporevala: 18,003 and Mr. Aristeguieta: 31,171.
—
The number of performance-based RSUs earned for the performance period ending in 2021 that vested and settled in shares in 2022: Mr. O'Hanley: 39,466, Mr. Aboaf: 20,700, Mr. Erickson: 18,294, Mr. Maiuri: 17,541, Mr. Taraporevala: 16,874 and Mr. Aristeguieta: 39,674.

—	The number of CRSUs that vested and were paid in cash in 2022: Mr. O'Hanley: 32,965.
(2)	The value realized on vesting is based on the closing price of our common stock on the NYSE on the relevant vesting date.
68  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Other Executive Compensation Information
2022 Nonqualified Deferred Compensation(1)
Name	Executive Contributions in Last FY(2) ($)	Registrant Contributions in Last FY(3) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions(4) ($)	Aggregate Balance at Last FYE(5) ($)
Ronald P. O'Hanley	$30,000	$9,750	$(15,153)	$—	$357,893
Eric W. Aboaf	13,462	9,750	(24,344)	—	147,115
Andrew J. Erickson	—	—	(97,842)	(3,674)	438,777
Louis D. Maiuri	—	—	(80,419)	—	380,172
Cyrus Taraporevala	42,000	9,750	1,644	(13,745)	125,691
Francisco Aristeguieta	—	—	—	—	—
(1)
Messrs. O’Hanley, Aboaf and Taraporevala hold balances under the Management Supplemental Savings Plan (MSSP); Messrs. Erickson and Maiuri hold defined contribution balances under our Executive Supplemental Retirement Plan (ESRP-DC).

(2)	Employee deferrals under the MSSP.
(3)	Company contributions made under the MSSP for the 2022 plan year. This amount is included in the Summary Compensation Table.
(4)	Adjustment for tax withholding obligations on the portion of the ESRP-DC that vested during 2022.
(5)
Of the total amounts shown in this column, MSSP company contributions of $31,750 for Mr. O’Hanley, $53,250 for Mr. Aboaf and $9,750 for Mr. Taraporevala have been reported in the Summary Compensation Table in this proxy statement and prior years' proxy statements.

State Street maintains the MSSP for designated highly compensated, or managerial U.S. employees. The NEOs other than Mr. Erickson were eligible to participate in 2022. The MSSP provides eligible employees with savings and Company matching contribution opportunities beyond the Internal Revenue Code limits imposed under the tax qualified Salary Savings Program (SSP). Under the MSSP, eligible employees may elect, prior to the beginning of a year, to defer (a) from 1% to 50% of base salary for the year, and/or (b) a percentage, from 5% to 100%, of otherwise immediately payable annual cash-based incentives (net of FICA withholding) or a flat dollar amount of at least $1,000.
State Street matched all deferrals made under the MSSP for 2022 up to a maximum of 5% of a participant’s MSSP match-eligible compensation, comprising the lesser of (i) base salary plus immediately payable annual cash-based incentive compensation or (ii) $500,000, in either case reduced by the applicable Internal Revenue Code cap on annual compensation ($305,000 in 2022).
MSSP participants have several time and form of payment options for their deferrals. They may elect to receive a lump sum payment either (i) on the first business day of the month following the six-month anniversary of the participant’s termination of employment, or (ii) on a specified date that falls at least three years from the election date; if, however, termination of employment occurs before the specified date, the lump sum is paid on the first business day of the month following the six-month anniversary of the participant’s termination of employment. Participants may also elect to receive deferrals in installments over two to ten years commencing on the six-month anniversary of the participant’s termination of employment. Participants may change distribution elections consistent with limitations set forth in the MSSP and tax rules applicable to nonqualified deferred compensation. Company contributions are automatically paid in a lump sum on the first day of the month following the six-month anniversary of the participant’s termination of employment. A participant’s account is payable in a lump sum upon death or disability. A participant who experiences a severe and unanticipated financial need may request a withdrawal of amounts deferred under the plan subject to certain restrictions.
The ESRP-DC was generally frozen effective January 1, 2017, and no contribution credits have been made to any current employee’s balance since the 2014 compensation year.
All ESRP-DC benefits are subject to retirement eligibility and vesting. The ESRP-DC requires a participant to attain age 53 and have a combined age and service of at least 60 at termination of employment; otherwise, the ESRP-DC benefits are forfeited upon termination, except in the event of death or a disability. ESRP-DC benefits vest in three stages: one-third at age 53; two-thirds at age 54; and full vesting at age 55. Vested ESRP-DC benefits are payable in three equal installments with payments on the first day of the month coinciding with or following each of the six-month, one-year and two-year anniversaries of the participant’s termination of employment. A participant’s account
2023 Notice of Meeting and Proxy Statement / State Street Corporation 69

Other Executive Compensation Information
is payable in a lump sum upon death or disability. Outstanding ESRP-DC benefits are forfeited if the participant engages in certain competitive activities within two years of termination of employment. Further, ESRP-DC benefits are subject to forfeiture if the participant is terminated for certain willful failures to perform job duties, or for certain willful illegal conduct or gross misconduct.
Based on age and service to State Street as of December 31, 2022, Mr. Maiuri was eligible for ESRP-DC early retirement and was fully vested. Mr. Maiuri would receive $380,172 under the ESRP-DC if he had retired on December 31, 2022. Mr. Erickson was one-third vested in his ESRP-DC, based on age and service to State Street as of December 31, 2022. Mr. Erickson would receive $146,259 under the ESRP-DC if he had retired on December 31, 2022.
A bookkeeping account is maintained for each participant in the MSSP and for each participant with an ESRP-DC deferred cash balance. MSSP and ESRP-DC deferred cash holdings reflect increases or decreases based on the performance of notional investments selected by the participant. The notional investments selected by NEO participants for 2022 and the rate of return for the year were as set forth below. The notional investments selected by our NEO participants are investment options offered under the SSP.
Notional Investment	2022 Rate of Return
MSSP and ESRP-DC Investments
SSGA U.S. Bond Index Fund	-13.1%
Vanguard CR Federal Money Market Admin Fund	1.6%
State Street World Developed ex US Index Securities Lending Series Fund	-13.9%
SSGA S&P 500 Index Fund	-18.1%
70  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Other Executive Compensation Information
Potential Payments upon Termination or Change of Control as of December 31, 2022
Shown and described below are certain potential payments that would have been made to an NEO if the NEO’s employment had terminated on December 31, 2022 under various scenarios. For Messrs. Taraporevala and Aristeguieta, the actual payments due following their terminations are described below. In all cases, the summaries below exclude nonqualified deferred compensation that may be paid to an NEO upon termination as described in the “2022 Nonqualified Deferred Compensation” section. All U.S. severance payments due to individuals identified as “specified employees” following a separation from service are delayed until six months after separation in accordance with Section 409A of the Internal Revenue Code.
Our NEOs do not receive any payments or continued vesting of deferred incentive compensation awards if their employment is terminated for gross misconduct, and all deferred incentive compensation awards are forfeited if an NEO voluntarily terminates employment prior to reaching age 55 and completing 5 years of service. Messrs. O’Hanley, Aboaf, Maiuri and Taraporevala had satisfied this retirement provision as of December 31, 2022. In addition, all outstanding deferred incentive compensation awards shown below remain subject to our recourse mechanisms described under the heading “Compensation Discussion and Analysis—Other Elements of Compensation—Adjustment and Recourse Mechanisms.” The tables below are intended only for illustrative purposes; the rights and benefits due to any executive upon an actual termination of employment or change of control can only be determined at the time of the payment, based on circumstances then existing and the arrangements then in effect.
Ronald P. O'Hanley	Retirement(1)(2) ($)	Death(1)(3) ($)	Disability(1)(4) ($)	Involuntary Termination without Cause(1)(5) ($)	Termination in Connection with Change of Control(6) ($)
Cash Severance	$—	$—	$—	$403,846	$—
Accelerated Vesting of Deferred Incentive Compensation Awards
Accelerated Vesting and Payment of Deferred Stock Awards (DSAs)	—	8,724,453	8,158,813	—	8,724,453
Accelerated Vesting and Payment of Cash-Settled RSUs (CRSUs)	—	2,757,458	2,757,458	—	2,757,458
Accelerated Vesting and Payment of Performance-Based RSUs (RSUs)	—	—	—	—	20,545,154
Accelerated Vesting and Payment of Deferred Value Awards (DVAs)	—	623,507	623,507	—	623,507
Continued Vesting of Deferred Incentive Compensation Awards
Continued Vesting and Payment of Deferred Stock Awards (DSAs)	8,724,453	—	565,640	8,724,453	—
Continued Vesting and Payment of Cash-Settled RSUs (CRSUs)	2,757,458	—	—	2,757,458	—
Continued Vesting and Payment of Performance-Based RSUs (RSUs)	19,326,643	19,326,643	19,326,643	19,326,643	—
Continued Vesting and Payment of Deferred Value Awards (DVAs)	623,507	—	—	623,507	—
Additional Benefits
Current Year Incentive Compensation	—	—	—	3,881,250	—
Defined Contribution Retirement Cash Equivalent	—	—	—	—	—
Health & Welfare Benefits	—	12,448	—	7,135	—
Salary Continuation	—	83,333	—	—	—
Outplacement Services	—	—	—	40,000	40,000
Total Value	31,432,061	31,527,842	31,432,061	35,764,292	32,690,572
2023 Notice of Meeting and Proxy Statement / State Street Corporation 71

Other Executive Compensation Information
Eric W. Aboaf	Retirement(1)(2) ($)	Death(1)(3) ($)	Disability(1)(4) ($)	Involuntary Termination without Cause(1)(5) ($)	Termination in Connection with Change of Control(6) ($)
Cash Severance	$—	$—	$—	$242,308	$6,251,000
Accelerated Vesting of Deferred Incentive Compensation Awards
Accelerated Vesting and Payment of Deferred Stock Awards (DSAs)	—	4,155,890	3,859,185	—	4,155,890
Accelerated Vesting and Payment of Performance-Based RSUs (RSUs)	—	—	—	—	8,989,067
Accelerated Vesting and Payment of Deferred Value Awards (DVAs)	—	2,836,473	2,836,473	—	2,836,473
Continued Vesting of Deferred Incentive Compensation Awards
Continued Vesting and Payment of Deferred Stock Awards (DSAs)	4,155,890	—	296,705	4,155,890	—
Continued Vesting and Payment of Performance-Based RSUs (RSUs)	7,437,877	7,437,877	7,437,877	7,437,877	—
Continued Vesting and Payment of Deferred Value Awards (DVAs)	2,836,473	—	—	2,836,473	—
Additional Benefits
Current Year Incentive Compensation	—	—	—	1,732,500	2,425,500
Defined Contribution Retirement Cash Equivalent	—	—	—	—	56,100
Health & Welfare Benefits	—	17,325	—	6,846	39,555
Salary Continuation	—	58,333	—	—	—
Outplacement Services	—	—	—	40,000	40,000
Total Value	14,430,240	14,505,898	14,430,240	16,451,894	24,793,585
Andrew J. Erickson	Death(1)(3) ($)	Disability(1)(4) ($)	Involuntary Termination without Cause(1)(5) ($)	Termination in Connection with Change of Control(6) ($)
Cash Severance	$—	$—	$709,500	$6,270,000
Accelerated Vesting of Deferred Incentive Compensation Awards
Accelerated Vesting and Payment of Deferred Stock Awards (DSAs)	4,053,963	3,791,777	—	4,053,963
Accelerated Vesting and Payment of Performance-Based RSUs (RSUs)	—	—	—	8,843,778
Accelerated Vesting and Payment of Deferred Value Awards (DVAs)	2,762,767	2,762,767	—	2,762,767
Continued Vesting of Deferred Incentive Compensation Awards
Continued Vesting and Payment of Deferred Stock Awards (DSAs)	—	262,186	4,053,963	—
Continued Vesting and Payment of Performance-Based RSUs (RSUs)	7,341,380	7,341,380	7,341,380	—
Continued Vesting and Payment of Deferred Value Awards (DVAs)	—	—	2,762,767	—
Additional Benefits
Current Year Incentive Compensation	—	—	3,465,000	2,425,500
Defined Contribution Retirement Cash Equivalent	—	—	—	141,900
Continued Vesting of ESRP-DC	—	—	—	292,518
Health & Welfare Benefits	—	—	—	12,427
Outplacement Services	—	—	40,000	40,000
Total Value	14,158,110	14,158,110	18,372,610	24,842,853
72  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Other Executive Compensation Information
Louis D. Maiuri	Retirement(1)(2) ($)	Death(1)(3) ($)	Disability(1)(4) ($)	Involuntary Termination without Cause(1)(5) ($)	Termination in Connection with Change of Control(6) ($)
Cash Severance	$—	$—	$—	$363,462	$6,251,000
Accelerated Vesting of Deferred Incentive Compensation Awards
Accelerated Vesting and Payment of Deferred Stock Awards (DSAs)	—	4,273,331	4,021,927	—	4,273,331
Accelerated Vesting and Payment of Performance-Based RSUs (RSUs)	—	—	—	—	9,441,799
Accelerated Vesting and Payment of Deferred Value Awards (DVAs)	—	2,908,533	2,908,533	—	2,908,533
Continued Vesting of Deferred Incentive Compensation Awards
Continued Vesting and Payment of Deferred Stock Awards (DSAs)	4,273,331	—	251,404	4,273,331	—
Continued Vesting and Payment of Performance-Based RSUs (RSUs)	7,821,150	7,821,150	7,821,150	7,821,150	—
Continued Vesting and Payment of Deferred Value Awards (DVAs)	2,908,533	—	—	2,908,533	—
Additional Benefits
Current Year Incentive Compensation	—	—	—	1,732,500	2,425,500
Defined Contribution Retirement Cash Equivalent	—	—	—	—	30,500
Health & Welfare Benefits	—	12,438	—	7,768	29,921
Salary Continuation	—	58,333	—	—	—
Outplacement Services	—	—	—	40,000	40,000
Total Value	15,003,014	15,073,785	15,003,014	17,146,744	25,400,584
(1)	The DSAs, CRSUs, unearned performance-based RSUs and DVAs shown in the columns for Retirement, Death, Disability and Involuntary Termination without Cause are valued as follows:
•	DSAs and CRSUs: Represents the value of outstanding awards based on the closing share price of our common stock on the NYSE on December 30, 2022 ($77.57).
•
Performance-based RSUs: Represents the value of 2020 performance-based RSUs, which were earned at 92.3% of target, and the estimated value of unearned performance-based RSUs granted in 2021 and 2022 based on Company ROE performance, pre-tax margin performance, fee revenue growth and relative TSR through December 31, 2022 and performance at 100% of target for future years, based on the closing share price of our common stock on the NYSE on December 30, 2022 ($77.57). The percent at which the 2021 and 2022 awards will actually be earned will be determined at the end of the three-year performance period.

•	DVAs: Represents the value of outstanding DVAs as of December 31, 2022.
•
Outstanding DSAs, outstanding CRSUs, unearned performance-based RSUs and outstanding DVAs granted to U.S. NEOs include post-termination restrictive covenants concerning: non-competition for a period of 12 months; non-solicitation for a period of six to 18 months; and ongoing obligations of confidentiality and non-disparagement.

•
Outstanding DSAs, unearned performance-based RSUs and outstanding DVAs granted to the Hong Kong-based NEO include post-termination restrictive covenants concerning: non-competition for a period of six months; non-solicitation for a period of up to twelve months; and ongoing obligations of confidentiality.

(2)
Retirement: For purposes of the deferred incentive compensation awards (DSAs, CRSUs, performance-based RSUs and DVAs), a qualifying retirement requires attainment of age 55 and completion of 5 years of service at State Street.

•	Deferred incentive compensation awards: Service-based restrictions lapse and the awards continue to vest according to their original terms.
•
Health & welfare benefits: State Street provides a retiree medical benefit if the NEO was participating in the State Street medical plan at the time of retirement. The retirement eligible NEOs would pay the full cost of the retiree medical coverage at State Street’s retiree group rate. The table does not include any amount for this benefit because there is no incremental cost to State Street.

2023 Notice of Meeting and Proxy Statement / State Street Corporation 73

Other Executive Compensation Information
(3)	Death:
•
Deferred incentive compensation awards: Service-based restrictions lapse. The vesting of DSAs, CRSUs and DVAs accelerates upon death, while performance-based RSUs continue to vest according to their original terms.

•
Health & welfare benefits: For U.S. NEOs, State Street will bear the full cost of health and welfare insurance for the NEO’s spouse/ domestic partner and/ or dependents for a one-year period if the NEO and family were participating in State Street’s health and welfare plans at the time of death.

•	Salary continuation: State Street continues to pay the salary of U.S. NEOs for one month following death.
(4)	Termination due to Disability:
•
Deferred incentive compensation awards: Service-based restrictions lapse. Vesting is accelerated for DVAs, CRSUs and DSAs granted in 2020, 2021 and 2022 on disability, while DSAs granted prior to 2020 and performance-based RSUs continue to vest according to their original terms.

(5)
Involuntary Termination without Cause: Our NEOs are covered by State Street’s U.S. Severance Plan, with the exception of Mr. Erickson who is covered by the Hong Kong Severance Plan. The U.S. and Hong Kong severance plans provide benefits to all eligible employees upon specified involuntary separations from service due to an organizational change, such as a reduction in force. Both the U.S. and Hong Kong severance plans require employees to execute a separation agreement and release acceptable to State Street in order to receive benefits under the plan. Amounts above assume a qualifying termination of employment on December 31, 2022. For these purposes, the severance amounts are not discounted for payment over time, and health and welfare benefits are valued at 2022 rates.

•
Cash severance: The U.S. Severance Plan provides for a cash payment amount equal to a specified number of weeks of base salary based on employment title. For all eligible U.S. employees who hold an Executive Vice President title, including our NEOs, the plan provides for a severance period equal to three weeks of base salary per completed year of service with a minimum of 12 weeks of base pay and a maximum of 52 weeks of base salary. The U.S. severance benefits are subject to the employee’s compliance with restrictive covenants that are determined at the time of separation, but typically include non-solicitation for a period of 18 months following termination and an ongoing obligation of confidentiality and non-disparagement. The Hong Kong Severance Plan provides eligible employees with a severance period equal to one month of base pay per completed year of service with a maximum of 12 months of base salary. The Hong Kong severance benefits are subject to the employee’s compliance with restrictive covenants that are determined at the time of separation, but typically include non-solicitation for a period of 12 months following termination and an ongoing obligation of confidentiality and non-disparagement.

•	Deferred incentive compensation awards: Service-based restrictions lapse and the awards continue to vest according to their original terms.
•
Current year incentive compensation: Employees, including our NEOs, are also eligible to receive an additional lump sum cash severance payment equal to 25% under the U.S. Severance Plan and 50% under the Hong Kong Severance Plan of the employee’s prior year incentive compensation award for a termination occurring on December 31, 2022.

•
Health & welfare benefits: The U.S. Severance Plan provides for continued participation in State Street’s health and welfare benefit plan for the severance period at active employee rates and with continued coverage after the severance period, paid in full by the employee, subject to timely enrollment in COBRA. In Hong Kong, health and welfare benefits end when the employee is terminated.

•	Outplacement services: Personal outplacement services by a third-party provider.
(6)
Termination in Connection with Change of Control: Calculations assume a change of control occurred on December 31, 2022 and a qualifying termination of employment entitling the NEO to the specified benefits occurred on that date (double–trigger mechanism). For additional description of a termination in connection with change of control, refer to the “Change of Control” section.

•	Cash Severance: A lump sum payment equal to two times the sum of base salary and the prior year’s cash-based incentive (immediate cash and DVAs), subject to a maximum of $10 million.
•
DSAs and CRSUs: Service-based restrictions lapse and vesting is accelerated. The value of outstanding DSAs and CRSUs is based on the closing share price of our common stock on the NYSE on December 30, 2022 ($77.57).

•	Performance-based RSUs: Service-based restrictions lapse on unearned performance-based RSUs and vesting is accelerated. The estimated value of unearned performance-based RSUs is calculated as follows:
i)	Performance-based RSUs granted in 2020 is based on actual Company ROE performance and pre-tax margin performance for 2020 and 2021 and 100% of target for 2022.
74  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Other Executive Compensation Information
ii)	Performance-based RSUs granted in 2021 is based on actual Company ROE performance, pre-tax margin performance and fee revenue growth for 2021 and 100% of target for 2022 and 2023.
iii)	Performance-based RSUs granted in 2022 is based on 100% of target for 2022 - 2024.
PRSU performance has not been certified and is therefore subject to adjustment based on the terms of the relevant awards. The actual amount of the payout would be based on satisfaction of the performance criteria as certified by the Committee following a change of control. Performance-based RSUs are valued using an “adjusted fair market value” ($82.27), which is the highest average of the reported daily high and low prices per share of our common stock on the NYSE during the sixty (60)-day period prior to the first date of actual knowledge by the Board of the circumstances that resulted in a change in control, which is assumed to be December 31, 2022.
•	DVAs: Service-based restrictions lapse and vesting is accelerated.
•	Current year incentive compensation: The prior year’s cash-based incentive award (immediate cash and DVA) paid to each NEO in February 2022 for the 2021 performance year.
•	Defined contribution retirement cash equivalent: A lump sum payment equal to two times State Street’s annual contributions to the defined contribution retirement plans applicable to the NEO.
•	Continued vesting of ESRP-DC: Service-based restrictions lapse on all outstanding benefits. These defined contribution balances continue to vest according to the plan terms.
•	Health & welfare benefits: Continued employee health and welfare benefits for two years after the date of termination.
•	Outplacement services: Personal outplacement services by a third-party provider.
•	Assumes zero for the legal fee benefit in connection with the enforcement of the NEO’s rights under the agreement.
The change of control agreements include restrictive covenants concerning non-solicitation for a period of 18 months for U.S. employees and 12 months for Hong Kong employees following termination, and ongoing obligations of confidentiality, cooperation and non-disparagement.
Change of Control
State Street has entered into change-of-control agreements with each of our NEOs. Each agreement has a two-year term that automatically extends for an additional year at the end of each calendar year, unless State Street gives notice of nonrenewal with at least 60 days’ advance notice. The agreements become effective upon a change of control of State Street or upon a termination of employment arising in connection with or in anticipation of such change of control. A change of control is defined to include:
•	The acquisition of 25% or more of our outstanding stock;
•	The failure of incumbent directors (or their designated successors) to constitute a majority of the Board of Directors;
•
A reorganization, merger, consolidation, sale or other disposition of all or substantially all of our assets in which State Street shareholders do not retain a majority of the voting power of the surviving or successor corporation and incumbent directors do not constitute a majority of the Board; or

•	Approval by shareholders of a complete liquidation or dissolution of the Company.
Each agreement provides for two years of continued employment after a change of control on terms commensurate with those previously in effect. The cessation of employment under a double-trigger mechanism requires the occurrence of both a change of control and either the termination of employment without cause or by the NEO for good reason during the two-year period.
Each agreement provides that, in the event change-of-control benefits would exceed 110% of the maximum amount that the NEO can receive without any of the payments being subject to the excise tax imposed under Section 4999 of the Internal Revenue Code (the golden parachute excise tax), then the value of such benefits shall be either (i) subject to a cutback or (ii) delivered in full, whichever of the foregoing provides the executive the greatest benefit on an after-tax basis (with the NEO required to pay the golden parachute excise tax). If benefits are below the 110% threshold, the NEO would be subject to an automatic cutback to the extent necessary to assure that the change-of-control benefits are not subject to the golden parachute excise tax. Accordingly, assuming a change of control with a double trigger occurred on December 31, 2022, Mr. O’Hanley’s benefits are subject to a cutback and the following payments were eliminated from the table above: cash severance of $2,000,000; performance-based RSUs of $2,887,728; defined contribution retirement cash equivalent of $56,100; and health & welfare benefits of $35,336. Assuming a change of control with a double trigger occurred on December 31, 2022, Messrs. Aboaf, Erickson and Maiuri do not have a cutback to their benefits.
2023 Notice of Meeting and Proxy Statement / State Street Corporation 75

Other Executive Compensation Information
Refer to “Potential Payments upon Termination or Change of Control as of December 31, 2022” table footnote 6 for a detailed description of payments and benefits under a termination in connection with change of control.
Payments upon Termination of Employment
Mr. Taraporevala was succeeded by Yie-Hsin Hung as President and CEO of State Street Global Advisors on December 5, 2022. Thereafter, he advised Ms. Hung and assisted with the transition, and served as an executive officer through December 31, 2022. Mr. Taraporevala subsequently retired from State Street on March 1, 2023. He received his base salary through his retirement date and his outstanding deferred incentive compensation awards will continue to vest according to their original terms and schedule because he had attained age 55 and completed 5 years of service prior to his retirement. In addition to the equity awards set forth under “Outstanding Equity Awards at Fiscal Year-End, December 31, 2022,” Mr. Taraporevala had outstanding DVAs worth $2,896,672 as of December 31, 2022. For his service during 2022, and as described above under the heading “Compensation Discussion and Analysis—Individual Performance Compensation Decisions,” on February 24, 2023 Mr. Taraporevala was awarded $6,300,000 of incentive compensation in the form of immediate cash and deferred incentive compensation awards, which included: $945,000 in immediate cash; $1,260,000 in DVAs; $1,575,000 in DSAs; and $2,520,000 in performance-based RSUs. At retirement, these DSAs and performance-based RSUs were worth $1,758,692 and $2,864,678, respectively, based on the closing share price of our common stock on the NYSE on March 1, 2023 ($89.51). Mr. Taraporevala did not receive severance or other retirement enhancements. Following his retirement, Mr. Taraporevala received a payment for 2023 unused vacation ($9,832).
Following the elimination of his position in May 2022 and a subsequent transition period during which he served as a special advisor to Mr. Maiuri, Mr. Aristeguieta left State Street on January 31, 2023. Mr. Aristeguieta received his base salary through his termination date. As a result of the elimination of his position, Mr. Aristeguieta’s termination of employment was treated as an involuntary termination without cause and he was eligible to receive severance benefits under the same formula as applies to all other employees at the Executive Vice President level for that type of termination under our U.S. Severance Plan. These benefits include base severance equal to 12 weeks of base pay ($161,538), subsidized benefits continuation (estimated at $6,120), outplacement services (estimated at $40,000), severance equal to 25 percent of the incentive compensation he received for the 2021 performance year ($1,808,750), and a payment for unused vacation ($7,141). In addition, Mr. Aristeguieta’s outstanding deferred incentive compensation awards will continue to vest according to their original terms and schedule. In addition to the equity awards set forth under “Outstanding Equity Awards at Fiscal Year-End, December 31, 2022,” Mr. Aristeguieta had outstanding DVAs worth $2,789,104 as of December 31, 2022. Mr. Aristeguieta did not receive an incentive compensation award for his service during 2022.
76  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Other Executive Compensation Information
Pay Versus Performance
Shown and described below is information about the relationship between certain financial performance measures and executive “compensation actually paid” as determined in accordance with Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K. For further information regarding our pay-for-performance philosophy and how our Human Resources Committee seeks to align executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”
Year(1)	Summary Compensation Table (SCT) Total for PEO	Compensation Actually Paid (CAP) to PEO(2)	Average Summary Compensation Table (SCT) Total for Non- PEO NEOs(3)	Average Compensation Actually Paid (CAP) to Non- PEO NEOs(2)(3)	Value of Initial Fixed $100 Investment Based on:		Net Income (GAAP)	Company Selected Measure
					State Street (STT) TSR(4)	Peer Group TSR (KBW Bank Index)(4)		ROE (Non-GAAP)(5)
2022	$ 18,004,619	$ 10,071,943	$ 7,633,068	$ 4,733,007	107.6	97.5	$ 2,774,105,680	12.5%
2021	14,113,660	22,684,590	8,719,980	12,311,262	124.7	124.1	2,693,086,657	11.5%
2020	9,309,980	8,579,981	7,972,141	7,465,987	95.2	89.7	2,420,321,971	10.6%
(1)
The closing share price of our common stock on the NYSE was $77.57 on December 30, 2022, $93.00 on December 31, 2021, $72.78 on December 31, 2020, and $79.10 on December 31, 2019. The Principal Executive Officer (PEO) was Mr. O'Hanley for all years in the table. The non-PEO NEOs were Messrs. Aboaf, Aristeguieta, Erickson and Maiuri (all years), plus Mr. Taraporevala (2022).

(2)
The following table describes the adjustments, each of which is prescribed by SEC rules, to calculate the CAP amount from the SCT amount. There were no adjustments with respect to defined benefit and actuarial pension plans. The SCT amount and the CAP amount do not reflect the actual amount of compensation earned by or paid during the applicable year, but rather are amounts determined in accordance with Item 402(v) of Regulation S-K.

	2022		2021		2020
Adjustments(1)	PEO	Non-PEO NEOs(3)	PEO	Non-PEO NEOs(3)	PEO	Non-PEO NEOs(3)
Total Compensation from SCT	$ 18,004,619	$ 7,633,068	$ 14,113,660	$ 8,719,980	$ 9,309,980	$ 7,972,141
Adjustments for defined benefit and actuarial pension plans: Not Applicable
Adjustments for stock awards
(Subtraction): Stock Awards from SCT	(15,524,952)	(4,569,471)	(12,999,934)	(4,070,662)	(8,250,050)	(3,948,730)
Addition: Fair value at year end of awards granted during the covered fiscal year that are outstanding and unvested at year end	10,882,975	3,643,545	15,752,504	5,680,273	8,728,150	4,186,016
Addition (Subtraction): Year-over-year change in fair value of awards granted in any prior fiscal year that are outstanding and unvested at year end	(5,092,384)	(2,093,302)	3,563,690	1,906,719	(804,868)	(662,881)
Addition: Vesting date fair value of awards granted and vesting during such year	1,683,962	—	2,148,550	—	—	—
Addition (Subtraction): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during such year	117,723	119,167	106,120	74,952	(403,231)	(80,559)
Compensation Actually Paid (as calculated)	10,071,943	4,733,007	22,684,590	12,311,262	8,579,981	7,465,987
The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.
(3)	Amounts presented are averages for the entire group of non-PEO NEOs in each respective year.
(4)
Total Shareholder Return (TSR) data is calculated based on an initial investment on December 31, 2019 and reflects: for 2022 – three-year cumulative TSR (December 31, 2019 – December 31, 2022); for 2021 – two-year cumulative TSR (December 31, 2019 – December 31, 2021); and for 2020 – one-year TSR (December 31, 2019 – December 31, 2020). When comparing our annual and long-term performance to that of our peers for compensation purposes and for purposes of disclosure under Item 201(e) of Regulation S-K, we utilize the KBW Bank Index, which comprises State Street, our Direct Peers, and 21 other constituents with which we compete in some aspects of our businesses as of January 1, 2022.

(5)
Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in conformity with GAAP. For a reconciliation of the non-GAAP ROE presented in the table above, see Appendix D.

2023 Notice of Meeting and Proxy Statement / State Street Corporation 77

Other Executive Compensation Information
Financial Performance Measures
As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, not all of those measures are presented in the Pay versus Performance table. Moreover, the Company’s executive compensation program is designed to incentivize long-term performance and shareholder value creation. The Human Resources Committee did not consider the pay versus performance disclosure when making its incentive compensation decisions.
The metrics that the Company uses in determining annual incentive compensation awards and in the payout of our long-term performance-based RSUs are selected based on an objective of incentivizing our PEO and Non-PEO NEOs to increase the value of the Company for our shareholders. The following table lists the four performance measures that we believe represent the most important performance measures we used to link the CAP amounts for our NEOs for 2022 to Company performance, all of which are metrics used in our performance-based RSUs. Of these measures, we identified return on average common equity (non-GAAP) as the most important of our financial performance measures.
Return on Average Common Equity (non-GAAP)
Fee Revenue Growth (non-GAAP)
Pre-Tax Margin (non-GAAP)
Total Shareholder Return
Analysis of the Information Presented in the Pay versus Performance Table
In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
Overview. The Committee reviews, evaluates and approves our executive compensation program annually, and designs our executive compensation program to effectively align pay with performance and shareholder interests over time. The design elements supporting this goal include our use of shareholder return-based metrics in assessing annual financial performance, heavy reliance on deferred equity-based compensation vehicles (substantially delivered in the form of performance-based equity) and the use of relative TSR in our long-term incentive design. In the Pay versus Performance table above:
•
Equity-based vehicles comprised 90% of incentive compensation awarded to our PEO in 2022 for the 2021 performance year, 100% in 2021 for the 2020 performance year and 75% in 2020 for the 2019 performance year

•	Equity-based vehicles comprised 65% of incentive compensation awarded to our Non-PEO NEOs in 2022, 2021 and 2020 for the 2021, 2020 and 2019 performance years, respectively
Because we maintain significant levels of deferred compensation and equity-based compensation for our executives, the change in value over time of CAP for our PEO and Non-PEO NEOs in the table above is driven primarily by the change in our stock price and our performance against metrics aligned to our long-term strategy contained in our performance-based RSU vehicle.
Relationship between CAP and ROE (non-GAAP). ROE (GAAP) is a component of the Committee’s assessment of annual financial performance, driving annual pay decisions. Additionally, ROE (non-GAAP) is a core metric in our performance-based RSU program, impacting the value of this long-term equity vehicle over time. As a result, CAP for our PEO and Non-PEO NEOs is influenced by ROE (non-GAAP).

78  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Other Executive Compensation Information
Relationship between CAP and State Street TSR and CAP and Peer Group/KBW Bank Index TSR. TSR, for both State Street itself and relative to the KBW Bank Index, is a component of the Committee’s assessment of financial performance, driving annual pay decisions. For 2022, CAP for our PEO is $10.1 million and the average CAP for our Non-PEO NEOs is $4.7 million, significantly below the SCT compensation of $18.0 million for our PEO and the average SCT compensation of $7.6 million for our Non-PEO NEOs, respectively, consistent with the decline of TSR from 124.7 in 2021 to 107.6 in 2022. For 2021, CAP for our PEO is $22.7 million and average CAP for our Non-PEO NEOs is $12.3 million, significantly higher than the SCT compensation of $14.1 million for our PEO and the average SCT compensation of $8.7 million for Non-PEO NEOs, respectively, consistent with the increase of TSR from 95.2 in 2020 to 124.7 in 2021. The increase or decrease in CAP versus SCT compensation is strongly aligned with State Street’s TSR performance linking PEO CAP and Non-PEO average CAP to the shareholder experience.

2023 Notice of Meeting and Proxy Statement / State Street Corporation 79

Other Executive Compensation Information
Relationship between CAP and Net Income (GAAP). Although Net Income (GAAP) is not itself included in our Financial Scorecard, the Committee reviews its primary components, Revenue and Expenses, as part of its annual assessment of financial performance, as well as Net Interest Income on a standalone basis. Likewise, although Net Income (GAAP) is not a metric in our performance-based RSU vehicle, other performance-based RSU metrics, including Pre-Tax Margin and Fee Revenue Growth, are related to Net Income (GAAP). As a result, CAP for our PEO and Non-PEO NEOs is indirectly impacted by Net Income (GAAP).

80  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Item 2: Approval of Advisory Proposal on Executive Compensation

The Board of Directors unanimously recommends that you vote
FOR
this proposal (Item 2 on your proxy card)

The Board believes that shareholder feedback on executive compensation is important and has provided shareholders the opportunity to vote annually on an advisory executive compensation proposal since 2009.
The advisory proposal is provided in accordance with Section 14A of the Securities Exchange Act of 1934, or the Exchange Act, and is non-binding. The outcome of this advisory proposal does not overrule any decision by, create or imply any change to the fiduciary duties of, or create or imply any additional fiduciary duties for State Street or the Board of Directors (or any of its committees). Though the vote is non-binding, the Human Resources Committee will take into account the outcome of the vote on this advisory proposal when considering future executive compensation arrangements. More information about executive compensation at State Street, including detail on the Human Resources Committee of the Board’s process for determining executive pay, is described under the heading “Compensation Discussion and Analysis.”
The text of the proposal presented for your approval is as follows:
VOTED:
That the compensation of State Street’s executives, as disclosed pursuant to the SEC’s compensation disclosure rules, as set forth in this proxy statement under the heading “‘Executive Compensation,” including the Compensation Discussion and Analysis, the compensation tables and related material, is approved; provided that this resolution shall not be binding on State Street’s Board of Directors or any of its committees and may not be construed as overruling any decision by the Board of Directors or any of its committees.

2023 Notice of Meeting and Proxy Statement / State Street Corporation 81

Item 3: Advisory Proposal on the Frequency of Future Advisory Proposals on Executive Compensation

The Board of Directors unanimously recommends that you vote
ANNUAL
on this advisory proposal on executive compensation (Item 3 on your proxy card)

The Board of Directors recommends that shareholders vote on an advisory basis to have an advisory proposal on executive compensation annually, as described below.
Section 14A of the Exchange Act requires that all public companies include a non-binding advisory vote on executive compensation matters at least once every three years and that at least every six years shareholders be given the opportunity to vote regarding how often the advisory proposal on executive compensation should be held. Shareholders may choose from the frequency intervals of annual (every one year), biennial (every two years) or triennial (every three years), or may abstain on this matter. We have provided our shareholders with an annual opportunity to vote on a non-binding executive compensation proposal in each year since 2009, including at this annual meeting, and in both 2011 and 2017 our shareholders voted in support of an annual frequency.
State Street’s Board believes that having an advisory proposal on executive compensation every year is appropriate and in the best interests of shareholders at this time. The annual frequency of this vote is consistent with our approach for, and disclosure of, executive compensation matters and also maximizes a shareholder’s opportunity to evaluate and assess executive compensation decisions.
This advisory proposal is non-binding, however, the Human Resources Committee and the Board of Directors will take into account the outcome of the vote when considering the frequency of future advisory proposals on executive compensation.
82  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Item 4: Approval of the Amended and Restated 2017 Stock Incentive Plan

The Board of Directors unanimously recommends that you vote
FOR
this proposal (Item 4 on your proxy card)

Overview
In the opinion of our Board of Directors, the future success of State Street depends, in large part, on our ability to maintain a competitive position in attracting, retaining and motivating key employees with the right experience and skill sets. Central to these objectives is our equity-based compensation program, which is consistent with our compensation philosophy and the compensatory practices of companies in our peer group and other companies with which we compete for talent. Our Board understands that our equity compensation needs must be balanced against the dilutive effect of such programs on our shareholders. To that end, and based on careful weighing of these considerations, as more fully described below, on March 3, 2023, upon the recommendation of our Human Resources Committee, and subject to shareholder approval, the Board adopted the Amended and Restated 2017 Stock Incentive Plan, which we refer to as the A&R Plan.
The A&R Plan amends and restates our 2017 Stock Incentive Plan, which we refer to as the 2017 Plan. The 2017 Plan was approved by our Board on February 16, 2017 and was approved by our shareholders on May 17, 2017. The amendment and restatement will:
•	increase the number of shares of common stock available for issuance under the plan by 6,775,000 shares;
•	delete obsolete provisions no longer required by Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder, or the Code;
•	eliminate the recycling of shares used to pay the exercise or measurement price of, and/or tax withholding with respect to, stock options and stock appreciation rights;
•	clarify that any dividends paid with respect to unvested shares of restricted stock will be accrued and paid only if such restricted stock vests;
•
confirm that in connection with a change in control of the Company (as defined below), awards that vest based on continued service will be subject to “double trigger” vesting (that is, accelerated vesting upon a qualifying termination following the change in control); and

•	extend the term of the plan to ten years from the date of the 2023 annual meeting of shareholders.
We intend to utilize the A&R Plan as we have utilized the 2017 Plan – specifically, to grant equity awards to our employees, non-employee directors, consultants and advisors in order to retain and reward those who are critical to our success.
We determined the requested additional shares under the A&R Plan based on projected annual equity awards to employees and our non-employee directors, employee recognition and promotion awards, and an assessment of the magnitude of increase that our shareholders would likely find appropriate. If shareholders approve the A&R Plan, awards may be made under the A&R Plan for such number of shares of common stock (subject to adjustment in the event of stock splits and other similar events) as is equal to the sum of: (i) 15,075,000 shares of common stock; plus (ii) such additional number of shares of common stock (up to 28,500,000) as is equal to the sum of (x) the number of shares of common stock reserved for issuance under our 2006 Equity Incentive Plan, as amended (which we refer to as the 2006 Plan) that remained available for grant under the 2006 Plan immediately prior to the 2017 annual meeting of shareholders at which the 2017 Plan was approved and (y) the number of shares of common stock subject to awards granted under the 2006 Plan, which awards expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of incentive stock options to any limitations of the Code). If shareholders do not approve the A&R Plan, the 2017 Plan will remain in effect pursuant to its terms.
2023 Notice of Meeting and Proxy Statement / State Street Corporation 83

Item 4: Approval of the Amended and Restated 2017 Stock Incentive Plan
The following table includes information regarding all of our outstanding equity awards (under all of our equity-based compensation plans under which shares of common stock may be issued) and shares remaining available for future awards under the 2017 Plan (prior to its amendment and restatement) as of March 1 2023, as well as the additional shares being requested pursuant to the amendment and restatement:
Number of outstanding deferred stock awards as of March 1, 2023	6,290,826
Number of outstanding performance-based restricted stock units (RSUs) as of March 1, 2023 (assuming target performance)	2,218,823
Shares available under the 2017 Plan (prior to its amendment and restatement) as of March 1, 2023 (assuming target performance for outstanding performance-based restricted stock units (RSUs))	12,767,228
Additional shares requested for approval pursuant to the A&R Plan	6,775,000
Total number of shares available for issuance under all plans as of March 1, 2023 (assuming the amendment and restatement of the 2017 Plan is approved)	19,542,228
Number of shares of common stock outstanding as of March 1, 2023	336,409,656
As of March 1, 2023, there were no outstanding stock appreciation rights, which we refer to as SARs, stock options nor any other stock-based awards.
We expect that the proposed share pool under the A&R Plan will allow us to continue to grant equity awards at our historic rates for approximately five years, but the actual duration of the share pool may vary based on changes in participation and the Company’s stock price.
We believe that our stock-based compensation programs have been integral to our success in the past and will be important to our ability to succeed in the future. If the A&R Plan is not approved by our shareholders, we will not be able to make long-term equity incentive awards that are sufficient to meet our needs. The inability to make competitive equity awards to retain talented employees in a highly competitive market could have an adverse impact on our business. Further, if the A&R Plan is not approved, we could be forced to increase cash compensation, which will reduce the resources we have allocated to meeting our business needs and objectives. Therefore, we believe the approval of the A&R Plan is vital to our ability to maintain a competitive position in attracting, retaining and motivating key employees with experience and ability and instrumental to our future success.
For purposes of this proposal and except where the context otherwise requires, the term “Company” and similar terms shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board.
The Board believes approval of the A&R Plan is in the best interests of the Company and its shareholders and recommends that shareholders vote FOR this proposal.
The remainder of this Item 4 includes:
•	Highlights of the A&R Plan;
•	Reasons Why Shareholders Should Approve the A&R Plan;
•	Information Regarding Overhang and Dilution; and
•	Description of the A&R Plan.
84  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Item 4: Approval of the Amended and Restated 2017 Stock Incentive Plan
Highlights of the A&R Plan
The A&R Plan includes several features that are consistent with protecting the interests of our shareholders and sound corporate governance practices. These features are highlighted below, and are more fully described in the description of the A&R Plan further below in this Item as well as in the copy of the proposed A&R Plan in Appendix A to this proxy statement.
No Evergreen. The A&R Plan does not include an “evergreen” or other provision that provides for automatic increases in the number of shares available for grant under the plan. Therefore, any increase to the maximum share reserve in the A&R Plan is subject to approval by our shareholders, allowing our shareholders to have a say in our equity compensation programs.
Clawback Policy. In accepting an award under the A&R Plan, a participant will agree to be bound by any clawback policy the Company has adopted or may adopt in the future, or any other compensation recovery requirements that the Company determines are necessary or appropriate to be applicable to an award.
No Automatic Vesting of Awards on a Change in Control; Double-trigger Acceleration of Vesting upon a Change in Control. The A&R Plan does not provide for the automatic vesting of awards in connection with a change in control. Instead, the A&R Plan provides “double trigger” acceleration, pursuant to which awards would become fully vested and nonforfeitable if the holder of such award is terminated without cause or resigns for good reason prior to the first anniversary of the change in control; provided that performance-based RSUs will vest to the extent set forth in the applicable award agreement.
Restrictions on Share Recycling. The A&R Plan prohibits the re-granting of (i) shares withheld or delivered to satisfy the exercise price or measurement price of an award of stock options or SARs or to satisfy tax withholding obligations with respect to such awards, (ii) shares that were subject to a SAR, and were not issued upon the net settlement or net exercise of such award, or (iii) shares repurchased on the open market using proceeds from the exercise of an award.
No Repricing of Awards. The A&R Plan prohibits the direct or indirect repricing of stock options or SARs without shareholder approval.
No Discounted Options or SARs. All options and SARs must have an exercise or measurement price that is at least equal to the fair market value of the underlying common stock on the date of grant.
No Reload Options or SARs. No options or SARs granted under the A&R Plan may contain a provision entitling the award holder to the automatic grant of additional options or SARs in connection with any exercise of the original option or SAR.
Dividends and Dividend Equivalents on Restricted Stock, Restricted Stock Units and Other-Stock Based Awards Not Paid Until Award Vests. Any dividends paid with respect to restricted stock or dividend equivalents paid with respect to other types of awards will be subject to the same restrictions on vesting and forfeitability as the award with respect to which they may be paid.
Limit on Non-Employee Director Compensation. In any calendar year, the sum of cash compensation paid to any non-employee director for service as a director and the value of awards under the A&R Plan made to such non-employee director (calculated based on the grant date fair value of such awards for financial reporting purposes) will not exceed $1,500,000, subject to certain exceptions in extraordinary circumstances.
Limit on Per Participant Awards. The maximum number of shares of common stock with respect to which options may be granted to any person in any calendar year and the maximum number of shares of common stock subject to SARs granted to any person in any calendar year is each 2,000,000, and the maximum number of shares of common stock subject to other awards granted to any person in any calendar year is 2,000,000.
Material Amendments Require Shareholder Approval. Shareholder approval is required prior to an amendment of the A&R Plan that would (i) materially increase the number of shares authorized (other than as provided under the A&R Plan with respect to certain corporate events or substitute awards), (ii) expand the types of awards that may be granted, or (iii) materially expand the class of participants eligible to participate.
Administered by an Independent Committee. The A&R Plan is administered by the Human Resources Committee, as delegated by our Board. The Human Resources Committee is made up entirely of independent directors.
2023 Notice of Meeting and Proxy Statement / State Street Corporation 85

Item 4: Approval of the Amended and Restated 2017 Stock Incentive Plan
Reasons Why Shareholders Should Approve the A&R Plan
Incentivizes, Retains and Motivates Talent. It is critical to our success that we incentivize, retain and motivate the best talent in what is a tremendously competitive labor market. Our equity-based compensation program has always been and will continue to be a key component in our ability to pay market-competitive compensation to our employees.
Aligns with Our Pay-for-Performance Compensation Philosophy. We believe that equity-based compensation is fundamentally performance-based. As the value of our stock appreciates, our employees receive greater compensation at the same time that our shareholders are receiving a greater return on their investment. Conversely, if the stock price does not appreciate following the grant of an equity award, then our employees would receive lower compensation than intended in respect of deferred stock awards, cash-based restricted stock units and performance-based restricted stock units.
Aligns Employee and Director Interests with Shareholder Interests. Providing our employees and non-employee directors with compensation in the form of equity directly aligns the interests of those employees and directors with the interests of our shareholders. If the A&R Plan is approved by shareholders, we will be able to continue granting equity-based incentives that foster this alignment between our employees and non-employee directors and our shareholders.
Consistent with Shareholder Interests and Sound Corporate Governance. As described under the heading “Highlights of the A&R Plan” and more thoroughly below, the A&R Plan was purposefully designed to include features that are consistent with the interests of our shareholders and sound corporate governance.
Information Regarding Overhang and Dilution
In developing our share request for the A&R Plan and analyzing the impact of utilizing equity as a means of compensation on our shareholders, we considered both our “overhang” and our “burn rate.”
Overhang is a measure of potential dilution and is defined as the sum of (1) the total number of shares underlying all equity awards outstanding and (2) the total number of shares available for future award grants, divided by: the sum of (a) the total number of shares underlying all equity awards outstanding, (b) the total number of shares available for future award grants and (c) the total number of shares of common stock outstanding. Our overhang at March 1, 2023 was 5.9%. If the additional 6,775,000 shares proposed to be authorized for grant under the A&R Plan were included in the calculation, our overhang would have been 7.7% at March 1, 2023.
Burn rate provides a measure of the potential dilutive impact of our equity award program which we calculate by dividing the number of shares underlying awards granted in the year (excluding performance-based RSUs which will be counted as they are earned) by the basic weighted average number of shares of common stock outstanding during the year. Set forth below is a table that reflects our burn rate for the 2022, 2021 and 2020 calendar years as well as an average over those years.
Fiscal Year	Full-Value Shares Granted – Deferred Stock Awards	Full-Value Shares Granted – Performance- based RSUs	Full-Value Shares Vested – Performance- based RSUs	Total Shares(1)	Basic Weighted Average Number of Shares of Common Stock Outstanding	Gross Burn Rate(2)
2022	2,841,423	683,912	954,132	3,795,555	365,213,550	1.04%
2021	3,135,737	801,663	715,778	3,851,515	352,565,238	1.09%
2020	2,926,332	810,998	409,726	3,336,058	352,865,237	0.95%
Three-Year Average	2,967,831	765,524	693,212	3,661,043	356,881,342	1.03%
(1)	Total shares reflect total of “Full-Value Shares Granted – Deferred Stock Awards” and “Full-Value Shares Vested - Performance-based RSUs.”
(2)
“Gross Burn Rate” is defined as the number of shares underlying awards granted in the year (excluding performance-based RSUs which will be counted as they are earned) divided by the basic weighted average number of shares of common stock outstanding during the year.

86  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Item 4: Approval of the Amended and Restated 2017 Stock Incentive Plan
Description of the A&R Plan
The following is a brief summary of the A&R Plan, a copy of which is attached as Appendix A to this proxy statement. References to our Board in this summary and in this Item 4, generally, shall include our Board, a committee of our Board or our Board’s delegates to the extent that our Board’s powers or authority under the A&R Plan have been delegated to such committee or delegate in accordance with the A&R Plan.
Types of Awards; Shares Available for Awards; Share Counting Rules
The A&R Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, non-statutory stock options, SARs, restricted stock, restricted stock units (“RSUs”) and other stock-based awards, which we refer to collectively as “awards.”
Subject to adjustment in the event of stock splits and other similar events, awards may be made under the A&R Plan for such number of shares of common stock equal to the sum of: (i) 15,075,000 shares of common stock; plus (ii) such additional number of shares of common stock (up to 28,500,000) as is equal to the sum of (x) the number of shares of common stock reserved for issuance under our 2006 Plan that remained available for grant under the 2006 Plan immediately prior to the 2017 annual meeting of shareholders and (y) the number of shares of common stock subject to awards granted under the 2006 Plan which awards expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of incentive stock options to any limitations of the Code). Shares of common stock issued under the A&R Plan may consist in whole or in part of authorized but unissued shares or treasury shares.
The maximum number of shares of common stock with respect to which stock options may be granted to any person in any calendar year is the maximum number of shares of common stock subject to SARs granted to any person in any calendar year is 2,000,000, and the maximum number of shares of common stock subject to other awards granted to any person in any calendar year is 2,000,000.
In any calendar year, the sum of cash compensation paid to any non-employee director for service as a director and the value of awards under the A&R Plan made to such non-employee director (calculated based on the grant date fair value of such awards for financial reporting purposes) cannot exceed $1,500,000. Exceptions to this limit may be made for individual non-employee directors in extraordinary circumstances, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation. Director cash compensation and director equity compensation in any calendar year will include any amounts or grants that would have been paid or made, as applicable, to a particular non-employee director absent such director’s election to defer such compensation pursuant to any arrangement or plan of the Company permitting deferral of such compensation.
For purposes of counting the number of shares available for the grant of awards under the A&R Plan and the per participant and non-employee director sublimits of the A&R Plan, all shares of common stock covered by SARs will be counted against the number of shares available for the grant of awards and against the sublimits. However, SARs that may be settled only in cash will not be so counted. In addition, if we grant a SAR in tandem with an option for the same number of shares of our common stock and provide that only one such award may be exercised (which we refer to as a “tandem SAR”), only the shares covered by the option, and not the shares covered by the tandem SAR, will be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the A&R Plan.
Shares covered by awards under the A&R Plan that expire or are terminated, surrendered, or canceled without having been fully exercised or are forfeited in whole or in part (including as the result of shares subject to such award being repurchased by us at the original issuance price pursuant to a contractual repurchase right) or that result in any shares not being issued (including as result of an SAR that was settleable either in cash or in stock actually being settled in cash) will again be available for the grant of awards under the A&R Plan. Further, shares of common stock delivered (either by actual delivery, attestation or net exercise) to the Company to exercise an award or to satisfy any tax withholding obligations (including shares retained from the award to address such tax obligation) with respect to an award will (i) in the case of awards that are options or SARs, not be added back to the number of shares of common stock available for the future grant of awards and (ii) in the case of all other types of awards, be added back to the number of shares of common stock available for the future grant of awards, provided that no more than the number of shares used to satisfy the statutory minimum tax withholding obligation shall be added back to the A&R Plan. However, (1) in the case of incentive stock options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the A&R Plan and against the sublimits of the A&R Plan will be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR. Shares repurchased by us on the open market using proceeds from the exercise of an award will not increase the number of shares available for future grant of awards under the A&R Plan.
2023 Notice of Meeting and Proxy Statement / State Street Corporation 87

Item 4: Approval of the Amended and Restated 2017 Stock Incentive Plan
In connection with a merger or consolidation of an entity with us or our acquisition of property or stock of an entity, our Board may grant awards under the A&R Plan in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof on such terms as our Board determines appropriate in the circumstances, notwithstanding any limitation on awards contained in the A&R Plan. No such substitute awards shall count against the overall share limit or any sublimit, except as required by reason of Section 422 and related provisions of the Code.
Descriptions of Awards
Options. A participant who is awarded an option receives the right to purchase a specified number of shares of common stock at a specified exercise price and subject to the other terms and conditions that are specified in connection with the award agreement. An option that is not intended to be an “incentive stock option” is a “non-statutory stock option.” Options may not be granted at an exercise price that is less than 100% of the fair market value of our common stock on the date of grant (provided, however, that if our Board approves the grant of an option effective as of a future date, the exercise price shall not be less than 100% of the fair market value on such future date). Under present law, incentive stock options may not be granted at an exercise price less than 110% of the fair market value in the case of stock options granted to participants who hold more than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries. Under the terms of the A&R Plan, options may not be granted for a term in excess of ten years (and, under present law, five years in the case of incentive stock options granted to participants who hold greater than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries).
The A&R Plan permits participants to pay the exercise price of options using one or more of the following manners of payment: (i) payment by cash or by check, (ii) except as may otherwise be provided in the applicable award agreement or approved by our Board, in connection with a “cashless exercise” through a broker, (iii) to the extent provided in the applicable award agreement or approved by our Board, and subject to certain conditions, by delivery to us (either by actual delivery or attestation) of shares of common stock owned by the participant valued at their fair market value, (iv) to the extent provided in an applicable non-statutory stock option award agreement or approved by our Board, by delivery of a notice of “net exercise” as a result of which we will retain a number of shares of common stock otherwise issuable pursuant to the stock option equal to the aggregate exercise price for the portion of the option being exercised divided by the fair market value of our common stock on the date of exercise, (v) to the extent permitted by applicable law and provided for in the applicable award agreement or approved by our Board, by any other lawful means, or (vi) by any combination of these forms of payment. No option granted under the A&R Plan may contain a provision entitling the participant to the automatic grant of additional options in connection with any exercise of the original option.
Stock Appreciation Rights. A participant who is awarded a SAR receives, upon exercise, a number of shares of our common stock, or cash (or a combination of shares of our common stock and cash) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of our common stock over the measurement price. The A&R Plan provides that the measurement price of a SAR may not be less than 100% of the fair market value of our common stock on the date the SAR is granted and that SARs may not be granted with a term in excess of 10 years. No SARs granted under the A&R Plan may contain a provision entitling the participant to the automatic grant of additional SARs in connection with any exercise of the original SAR.
Limitation on Repricing of Options or SARs. With respect to options and SARs, unless such action is approved by shareholders or otherwise permitted under the terms of the A&R Plan in connection with certain changes in capitalization and covered transactions, we may not (i) amend any outstanding option or SAR granted under the A&R Plan to provide an exercise price or measurement price per share that is lower than the then-current exercise price or measurement price per share of such outstanding option or SAR, (ii) cancel any outstanding option or SAR (whether or not granted under the A&R Plan) and grant in substitution therefor new awards under the A&R Plan (other than certain substitute awards issued in connection with a merger or consolidation of an entity with us or an acquisition by us, described above) covering the same or a different number of shares of our common stock and having an exercise price or measurement price per share lower than the then-current exercise price or measurement price per share of the canceled option or SAR, (iii) cancel in exchange for a cash payment any outstanding option or SAR with an exercise price or measurement price per share above the then-current fair market value of our common stock, or (iv) take any other action under the A&R Plan that constitutes a “repricing” within the meaning of the rules of the NYSE (or any applicable stock exchange on which shares of common stock are traded).
Restricted Stock Awards. A participant who is granted a restricted stock award is entitled to acquire shares of our common stock, subject to our right to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Any dividends (whether paid in cash, stock or property) declared and paid by us with respect to shares of restricted stock will be paid to the participant (or if the participant has died, to his or her designated beneficiary) only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. No interest will be paid on unvested dividends.
88  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Item 4: Approval of the Amended and Restated 2017 Stock Incentive Plan
Restricted Stock Unit Awards. A participant who is granted an RSU award is entitled to receive shares of our common stock, or cash equal to the fair market value of such shares or a combination thereof, to be delivered at the time such award vests or on a deferred basis pursuant to the terms and conditions established by our Board. Our Board may provide that settlement of RSUs will be deferred, on a mandatory basis or at the election of the participant, in a manner that complies with Section 409A of the Code. A participant has no voting rights with respect to any RSU.
Other Stock-Based Awards. Under the A&R Plan, our Board may grant other awards of shares of our common stock, and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of our common stock or other property, having such terms and conditions as our Board may determine. We refer to these types of awards as other stock-based awards. Other stock-based awards may be available as a form of payment in settlement of other awards granted under the A&R Plan or as payment in lieu of compensation to which a participant is otherwise entitled. Other stock-based awards may be paid in shares of our common stock or in cash, as our Board may determine.
Dividend Equivalents. Our Board may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to shares of common stock subject to an award, provided that such dividend equivalents shall be subject to the same vesting and forfeiture provisions as the award with respect to which they may be paid. Any entitlement to dividend equivalents or similar entitlements shall be established and administered consistent either with exemption from, or compliance with the requirements of Code Section 409A to the extent applicable.
Performance Conditions. Awards under the A&R Plan may be made subject to the achievement of performance goals. Our Board may specify that the degree of granting, vesting and/or payout of any award subject to the achievement of one or more objective performance measures established by our Board, which may be based on the relative or absolute attainment of specified levels of one or any combination of the following measures (and which may be determined pursuant to generally accepted accounting principles (which we refer to as “GAAP”) or on a non-GAAP basis, as determined by our Board): (i) earnings or earnings per share; (ii) return on equity; (iii) return on assets; (iv) return on capital; (v) cost of capital; (vi) total stockholder return; (vii) revenue; (viii) market share; (ix) quality/service; (x) organizational development; (xi) strategic initiatives (including acquisitions or dispositions); (xii) risk control; (xiii) expense; (xiv) operative leverage; (xv) operating fee leverage; (xvi) capital ratios; (xvii) liquidity ratios; (xviii) income; (xix) comprehensive capital analysis and review (CCAR); (xx) other regulatory-related metric; (xxi) margin; and (xii) any other measure selected by our Board.
Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The performance measures: (x) may vary by participant and may be different for different awards; and (y) may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by our Board. Our Board may provide that one or more of the performance measures applicable to any award for such year will be adjusted to reflect events (for example, but without limitation, acquisitions, dispositions, joint ventures or restructurings, expenses associated with acquisitions, dispositions, joint ventures or restructurings, amortization of purchased intangibles associated with acquisitions, impact (dilution and expenses) of securities issuances (debt or equity) to finance, or in contemplation of, acquisitions or ventures, merger and integration expenses, changes in accounting principles or interpretations, changes in tax law or financial regulatory law, impairment charges, fluctuations in foreign currency exchange rates, charges for restructuring or rationalization programs (e.g., cost of workforce reductions, facilities or lease abandonments, asset impairments), one-time insurance claims payments, extraordinary and/or non-recurring items, litigation, regulatory matter or tax rate changes that affect the applicable performance measure.
At any time, our Board may adjust the number of shares payable pursuant to a performance award and waive the achievement of the applicable performance measures.
Our Board has the power to impose such other restrictions on performance-based RSUs as it may deem necessary or appropriate.
Eligibility to Receive Awards
All of our employees, officers, and directors, as well as our consultants and advisors, are eligible to receive awards under the A&R Plan. However, incentive stock options may only be granted to our employees, employees of our present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and employees of any other entities the employees of which are eligible to receive incentive stock options under the Code.
2023 Notice of Meeting and Proxy Statement / State Street Corporation 89

Item 4: Approval of the Amended and Restated 2017 Stock Incentive Plan
Transferability of Awards
Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by a participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant. However, except with respect to awards that are subject to Section 409A of the Code, our Board may permit or provide in an award for the gratuitous transfer of the award by the participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the participant and/or an immediate family member thereof if we would be eligible to use a Form S-8 under the Securities Act of 1933, as amended for the registration of the sale of the common stock subject to such award to the proposed transferee. Further, we are not required to recognize any such permitted transfer until such time as the permitted transferee has, as a condition to the transfer, delivered to us a written instrument in form and substance satisfactory to us confirming that such transferee will be bound by all of the terms and conditions of the award. None of the restrictions described in this paragraph prohibit a transfer from the participant to the Company.
No Rights as a Shareholder; Clawback
No participant or designated beneficiary shall have any rights as a shareholder with respect to any shares of common stock to be distributed with respect to an award granted under the A&R Plan until becoming a record holder of such shares, subject to the terms of an award agreement. In accepting an award under the A&R Plan, a participant will agree to be bound by any clawback policy the Company has adopted or may adopt in the future, or any other compensation recovery requirements that we determine are necessary or appropriate to be applicable to such award.
Plan Benefits
As of March 1, 2023, approximately 72,000 persons were eligible to receive awards under the A&R Plan, including the four NEOs who are current employees, 8 other executive officers who are not NEOs (all of whom are also current employees), approximately 43,000 employees (excluding NEOs and other executive officers), 12 non-employee directors and approximately 29,000 consultants and advisors. Though a large number of consultants and advisors are eligible to receive awards under the A&R Plan, we have not previously granted awards to such persons, and have no current plans to do so.
On March 1, 2023, the last reported sale price of our common stock on the NYSE was $89.51.
If our shareholders do not approve the A&R Plan, the 2017 Plan will remain in effect pursuant to its existing terms and we will grant the equity awards to our non-employee directors under such plan.
New Plan Benefits Table
The granting of awards under the A&R Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group, other than as set forth below. We are obligated to grant each of our non-employee directors $195,000 in equity awards at each annual meeting (which will consist of vested stock awards) under the terms of our compensation arrangements for non-employee directors. In addition, non-employee directors may elect to receive their retainers in cash or shares of our common stock. See “Non-Management Director Compensation” for a further discussion of non-employee director compensation.
Name and Position	Dollar Value ($)
Ronald P. O’Hanley, Chairman and Chief Executive Officer	—
Eric W. Aboaf, Vice Chairman and Chief Financial Officer	—
Andrew J. Erickson, Executive Vice President, Chief Productivity Officer and Head of International	—
Louis D. Maiuri, President, Chief Operating Officer and Head of Investment Services	—
Cyrus Taraporevala, Former President and CEO of State Street Global Advisors	—
Francisco Aristeguieta, Former Executive Vice President and CEO of State Street Institutional Services	—
All current executive officers as a group	—
90  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Item 4: Approval of the Amended and Restated 2017 Stock Incentive Plan
Name and Position	Dollar Value ($)
All current directors who are not executive officers as a group(1)	$2,440,000
All employees, including all current officers who are not executive officers, as a group	—
(1)
Represents the sum of (i) the dollar value of the annual equity award that each non-employee director is entitled to receive, with the number of shares to be issued calculated based on the closing price of our common stock on the NYSE on the date of the 2023 annual meeting of shareholders, rounded up to the nearest whole share, and (ii) the dollar value of the shares elected by one non-employee director to be received as compensation in lieu of cash retainers in 2023, with the number of shares to be issued calculated based on the closing price of our common stock on the NYSE on the date of the 2023 annual meeting of shareholders, rounded up to the nearest whole share. As a result, the number of shares with respect to the shares issued in lieu of cash retainers and annual director awards to be issued on the date of our 2023 annual meeting of shareholders cannot yet be determined, and is not included in the table above. Also excludes (i) equity awards that the non-employee directors will be entitled to receive under our non-employee director compensation arrangements for years following 2023, (ii) any discretionary awards that any non-employee director may be awarded under the A&R Plan and (iii) any award that may be made to a non-employee director joining after the date of the 2023 annual meeting of shareholders.

Awards Granted Under 2017 Plan
The following table sets forth information about equity-based awards granted under the 2017 Plan since adoption of the 2017 Plan through March 1, 2023 to the individuals and groups described in the below table.
Name and Position	Number of Shares of Common Stock Underlying Deferred Stock Awards Granted (#)	Number of Shares of Common Stock Underlying Performance-Based RSUs Granted(1) (#)	Number of Shares of Common Stock Underlying Director Stock Awards Granted (#)
Ronald P. O’Hanley, Chairman and Chief Executive Officer	229,956	425,979	—
Eric W. Aboaf, Vice Chairman and Chief Financial Officer	116,908	195,253	—
Andrew J. Erickson, Executive Vice President, Chief Productivity Officer and Head of International	100,570	191,400	—
Louis D. Maiuri, President, Chief Operating Officer and Head of Investment Services	117,466	197,932	—
Cyrus Taraporevala, Former President and CEO of State Street Global Advisors	113,263	197,570	—
Francisco Aristeguieta, Former Executive Vice President and CEO of State Street Institutional Services	201,368	153,048	—
All current executive officers as a group	1,038,221	1,399,463	—
All current directors who are not executive officers as a group	—	—	156,459
Each nominee for election as a director	229,956	425,979	140,923
Each associate of any of such directors, executive officers or nominees	—	—	—
Each other person who received or is to receive 5 percent or more of such options, warrants or rights	—	—	—
All employees, including all current officers who are not executive officers, as a group	11,084,213	1,656,672	—
(1)	Reflects actual number of shares issuable in respect of vested performance-based RSUs, if determinable; otherwise reflects target number of shares issuable under performance-based RSUs.
2023 Notice of Meeting and Proxy Statement / State Street Corporation 91

Item 4: Approval of the Amended and Restated 2017 Stock Incentive Plan
Administration
The A&R Plan will be administered by our Board. Our Board has the authority to grant awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the A&R Plan that it deems advisable and to construe and interpret the provisions of the A&R Plan and any award agreements entered into under the A&R Plan. Our Board may correct any defect, supply any omission or reconcile any inconsistency in the A&R Plan or any award. All actions and decisions by our Board with respect to the A&R Plan and any awards made under the A&R Plan will be made in our Board’s discretion and will be final and binding on all persons having or claiming any interest in the A&R Plan or in any award.
Pursuant to the terms of the A&R Plan, our Board may delegate any or all of its powers under the A&R Plan to one or more committees or subcommittees of our Board. The Board has authorized the Human Resources Committee to administer certain aspects of the A&R Plan. During such time as our common stock is registered under the Securities Exchange Act of 1934, or the Exchange Act, the Board shall appoint one such committee of not less than two members, each member of which shall be an independent director under applicable stock exchange rules and a “non-employee director” as defined in Rule 16b-3 under the Exchange Act. Awards granted to non-employee directors must be granted and administered by a committee of the Board, all of the members of which are independent directors as defined by Section 303A.02 of the New York Stock Exchange Listed Company Manual (or any successor rule or any rule under any applicable stock exchange on which shares of common stock are traded).
The Board or a committee of the Board may delegate to (1) one or more of its members such of its duties, powers and responsibilities as it may determine; (2) to one or more officers of the Company the power and authority to grant or to allocate, consistent with the requirements of Chapter 156D of the Massachusetts General Laws and subject to such limitations under the A&R Plan or as the Board or the committee may impose, awards among such persons (other than to any “executive officer” of the Company (as defined by Rule 3b-7 under the Exchange Act) or to any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act)) eligible to receive awards under the A&R Plan as such delegated member or members of the Board or the committee or officer or officers of the Company determine consistent with such delegation; and (3) to such employees or other persons as it determines such ministerial tasks as it deems appropriate.
Subject to applicable limitations contained in the A&R Plan, the Board, the Human Resources Committee, or any other committee or subcommittee or delegate to whom the Board has delegated authority pursuant to the A&R Plan, as the case may be, selects the recipients of awards and determines (i) the number of shares of common stock, cash or other consideration covered by awards and the terms and conditions of such awards, including the dates upon which such awards become exercisable or otherwise vest, (ii) the exercise or measurement price of awards, if any, and (iii) the duration of awards.
Except as otherwise provided in the A&R Plan, each award under the A&R Plan may be made alone or in addition or in relation to any other award. The terms of each award need not be identical, and our Board need not treat participants uniformly. Unless our Board expressly provides otherwise, immediately upon the cessation of a participant’s employment or service, (i) each award requiring exercise that is then held by the participant or by the participant’s permitted transferees, if any, will cease to be exercisable and will terminate, and (ii) all other awards that are then held by the participant or by the participant’s permitted transferees, if any, to the extent not already vested will be forfeited, except that: (1) subject to the following provisions, all options and SARs held by the participant or the participant’s permitted transferees, if any, immediately prior to the termination of employment or service, to the extent then exercisable, will remain exercisable for a period of three months (or, if less, the expiration of the term); (2) all options and SARs held by a participant or the participant’s permitted transferees, if any, immediately prior to the participant’s death, to the extent then exercisable, will remain exercisable for the one year period ending with the first anniversary of the participant’s death (or, if less, the expiration of the term); and (3) all options and SARs held by a participant or the participant’s permitted transferees, if any, immediately prior to the termination of employment or service will immediately terminate upon such termination if our Board determines that such termination has resulted for reasons which cast such discredit on the participant as to justify immediate termination of the award.
In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of our common stock, other than an ordinary cash dividend, we are required to make equitable adjustments (or make substituted awards, as applicable), in the manner determined by our Board, to (i) the number and class of securities available under the A&R Plan, (ii) the share counting rules and sublimits set forth in the A&R Plan, (iii) the number and class of securities and exercise price per share of each outstanding option, (iv) the share- and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding award of restricted stock, and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding RSU award and each outstanding other stock-based award. In the event we effect a split of our common stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding option are adjusted as of the date of the distribution of the
92  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Item 4: Approval of the Amended and Restated 2017 Stock Incentive Plan
dividend (rather than as of the record date for such dividend), then a participant who exercises an option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of common stock acquired upon such option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.
We will indemnify and hold harmless each director, officer, employee or agent to whom any duty or power relating to the administration or interpretation of the A&R Plan has been or will be delegated against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with our Board’s approval) arising out of any act or omission to act concerning the A&R Plan unless arising out of such person’s own fraud or bad faith.
Amendment of awards. Except as otherwise provided under the A&R Plan with respect to repricing outstanding stock options or SARs, our Board may amend, modify or terminate any outstanding award, including but not limited to, substituting therefor another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a non-statutory stock option. The Board may at any time accelerate the vesting or exercisability of an award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. The participant’s consent to any such action will be required unless our Board determines that the action, taking into account any related action, does not materially and adversely affect the participant’s rights under the A&R Plan or the change is otherwise permitted under the terms of the A&R Plan in connection with certain corporate events.
Covered Transaction
The A&R Plan contains provisions addressing the consequences of a covered transaction. A covered transaction is defined under the A&R Plan as (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which we are not the surviving corporation or which results in the acquisition of all or substantially all of our then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all of our assets or (iii) our liquidation or dissolution. Where a covered transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by our Board), the covered transaction shall be deemed to have occurred upon consummation of the tender offer.
Except as otherwise provided in an award and subject to the provisions described below with respect to the treatment of awards in the event of a change in control in the case of a covered transaction that also qualifies as a change in control, (A) if the covered transaction is one in which there is an acquiring or surviving entity, our Board may provide for the assumption of some or all outstanding awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor; (B) if the covered transaction is one in which holders of common stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), our Board may provide for payment (which we refer to as a “cash-out”), with respect to some or all awards, equal in the case of each affected award to the excess, if any, of (1) the fair market value of one share of common stock times the number of shares of common stock subject to the award, over (2) the aggregate exercise or purchase price, if any, under the award (in the case of an SAR, the aggregate base price above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of common stock) and other terms, and subject to such conditions, as our Board determines; (C) if the covered transaction (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, substitution or cash-out, each award requiring exercise will become fully exercisable, each award of restricted stock will become fully vested and the delivery of shares of common stock deliverable under each outstanding award of RSUs, performance-based RSUs (to the extent consisting of RSUs) and other stock-based awards will be accelerated and such shares will be delivered, prior to the covered transaction, in each case on a basis that gives the holder of the award a reasonable opportunity, as determined by our Board, following exercise of the award or the delivery of the shares, as the case may be, to participate as a shareholder in the covered transaction; (D) each award (unless assumed or substituted), other than outstanding shares of restricted stock (which shall be treated in the same manner as other shares of common stock, subject to certain limitations), will terminate upon consummation of the covered transaction; and (E) any share of common stock delivered pursuant to (A) or (C) above with respect to an award may, in the discretion of our Board, contain such restrictions, if any, as our Board deems appropriate to reflect any performance or other vesting conditions to which the award was subject. In the case of restricted stock, our Board may require that any amounts delivered, exchanged or otherwise paid in respect of such common stock in connection with the covered transaction be placed in escrow or otherwise made subject to such restrictions as the Board deems appropriate to carry out the intent of the A&R Plan.
Change in Control
The A&R Plan contains provisions addressing the consequences of a change in control of the Company. A change in control is defined under the A&R Plan as (A) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), or a Person, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (I) the then-outstanding shares of common stock, which we refer to as the Outstanding Company Common Stock, or (II) the combined voting power
2023 Notice of Meeting and Proxy Statement / State Street Corporation 93

Item 4: Approval of the Amended and Restated 2017 Stock Incentive Plan
of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors, which we refer to as the Outstanding Company Voting Securities; excluding, however, the following acquisitions of Outstanding Company Common Stock and Outstanding Company Voting Securities: (W) any acquisition directly from the Company, (X) any acquisition by the Company, (Y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (Z) any acquisition by any Person pursuant to a transaction which complies with clauses (I), (II) and (III) of subsection (C) of this definition; (B) individuals who, as of the effective date of the 2017 Plan, constitute the Board (which we refer to as the Incumbent Board) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to such effective date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or (C) consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company, which we refer to as a Business Combination; excluding, however, such a Business Combination pursuant to which (I) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (II) no Person (other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed with respect to the Company prior to the Business Combination and (III) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or (D) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; provided, that, to the extent necessary to ensure compliance with the requirements of Section 409A of the Code, where applicable, an event described above shall be treated as a change in control only if it also constitutes or results in a change in ownership or control of the Company, or a change in ownership of assets of the Company, described in Section 409A of the Code.
In the event of a change in control, (A) if, on or prior to the first anniversary of the consummation of the change in control, the participant’s employment or other service relationship with the Company or its subsidiaries is terminated for good reason (as defined in the A&R Plan) by the participant or is terminated without cause (as defined in the A&R Plan) by the Company, all outstanding options and SARs which are not then exercisable shall become exercisable to the full extent of the original grant, all shares of restricted stock, all RSUs and all other stock-based awards which are not otherwise vested shall vest, and performance-based RSUs shall vest to the extent set forth in the applicable award agreement; (B) after a change in control, options and SARs granted as substitution for existing awards shall remain exercisable following a termination of employment or service (other than termination by reason of death, disability (as determined by the Company) or retirement (as defined in the award)) for the lesser of (I) a period of seven months, or (II) the period ending on the latest date on which such option or SAR could otherwise have been exercised; and (C) in connection with or following a change in control, our Board may not impose additional conditions upon exercise or otherwise amend or restrict any award, or amend the terms of the A&R Plan in any manner adverse to the holder thereof, without the written consent of such holder.
Provisions for Foreign Participants
The Board may establish one or more sub-plans under the A&R Plan to satisfy applicable securities, tax or other laws of various jurisdictions. The Board will establish such sub-plans by adopting supplements to the A&R Plan containing any limitations on the Board’s discretion under the A&R Plan and any additional terms and conditions not otherwise inconsistent with the A&R Plan as the Board deems necessary or desirable. All supplements adopted by the Board will be deemed to be part of the A&R Plan, but each supplement will only apply to participants within the affected jurisdiction.
94  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Item 4: Approval of the Amended and Restated 2017 Stock Incentive Plan
Withholding
The participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before we will deliver stock certificates or otherwise recognize ownership of common stock under an award. We may elect to satisfy the withholding obligations through additional withholding on salary or wages. If we elect not to or cannot withhold from other compensation, the participant must pay us the full amount, if any, required for withholding or have a broker tender to us cash equal to the withholding obligations. Payment of withholding obligations is due before we will issue any shares on exercise, vesting or release from forfeiture of an award or at the same time as payment of the exercise or purchase price, unless we determine otherwise. If provided for in an award or approved by the Board, a participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of common stock, including shares retained from the award creating the tax obligation, valued at their fair market value. However, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed our minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that we are able to retain shares of common stock having a fair market value that exceeds the statutory minimum applicable withholding tax without material financial accounting implications or we are withholding in a jurisdiction that does not have a statutory minimum withholding tax, we may retain such number of shares (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax) as we shall determine to be necessary to satisfy the tax liability associated with any award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.
Amendment or Termination
Our Board may amend, suspend or terminate the A&R Plan or any portion of the A&R Plan at any time, except that (i) no amendment may be made to the plan to permit an option or SAR to be repriced without shareholder approval and (ii) no amendment that would require shareholder approval under the rules of the national securities exchange on which we maintain our primary listing may be made effective unless and until such amendment has been approved by our shareholders.
If the national securities exchange on which we maintain our primary listing does not have rules regarding when shareholder approval of amendments to equity compensation plans is required (or if our common stock is not then listed on any national securities exchange), no amendment of the A&R Plan materially increasing the number of shares authorized under the plan (other than as provided under the A&R Plan with respect to certain corporate events or substitute awards), expanding the types of awards that may be granted under the plan or materially expanding the class of participants eligible to participate in the plan will be effective unless and until our shareholders approve such amendment. If at any time the approval of our shareholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to incentive stock options, our Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the A&R Plan adopted in accordance with the procedures described above will apply to, and be binding on the holders of, all awards outstanding under the A&R Plan at the time the amendment is adopted, provided that our Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of participants under the A&R Plan. No award will be made that is conditioned on shareholder approval of any amendment to the A&R Plan unless the award provides that (i) it will terminate or be forfeited if shareholder approval of such amendment is not obtained within no more than 12 months from the date the award was granted and (ii) it may not be exercised or settled (or otherwise result in the issuance of shares of our common stock) prior to the receipt of such shareholder approval.
The A&R Plan will become effective upon the date of the 2023 annual meeting of shareholders, subject to approval of our shareholders. No awards may be granted under the A&R Plan after the expiration of 10 years from such date, but awards previously granted may extend beyond that date.
Federal Income Tax Consequences
The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the A&R Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.
Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by the Company or its
2023 Notice of Meeting and Proxy Statement / State Street Corporation 95

Item 4: Approval of the Amended and Restated 2017 Stock Incentive Plan
corporate parent or 50% or majority-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Non-statutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.
A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Non-statutory Stock Options. A participant will not have income upon the grant of a non-statutory stock option. A participant will have compensation income upon the exercise of a non-statutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.
Stock Appreciation Rights. A participant will not have income upon the grant of a SAR. A participant generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Restricted Stock Awards. A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely Section 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make a Section 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Restricted Stock Units. A participant will not have income upon the grant of an RSU. A participant is not permitted to make a Section 83(b) election with respect to an RSU award. When the shares of common stock (or cash equivalent) are delivered with respect to the RSUs (which may be upon vesting or may be at a later date), the participant will have income on the date of delivery in an amount equal to the fair market value of the stock or on such date less the purchase price, if any (or on the amount of cash delivered). When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the delivery date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Other Stock-Based Awards. The tax consequences associated with any other stock-based award granted under the A&R Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying common stock.
Tax Consequences to the Company. There will be no tax consequences to the Company except that the Company will be entitled to a deduction when a participant has compensation income, subject to the limitations of Section 162(m) of the Code.
96  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Item 4: Approval of the Amended and Restated 2017 Stock Incentive Plan
Related Stockholder Matters
The following table presents the number of outstanding common stock awards, options, warrants and rights granted by State Street to participants in our equity compensation plans, as well as the number of securities available for future issuance under these plans, as of December 31, 2022. The table provides this information separately for equity compensation plans that have and have not been approved by shareholders.
	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Plan category:
Equity compensation plans approved by shareholders	7,575,326(2)	$—	14,891,933
Equity compensation plans not approved by shareholders	18,324(3)	—	—
Total	7,593,650	—	14,891,933
(1)	Excludes deferred stock awards and performance awards for which there is no exercise price.
(2)
Consists of 5,279,510 shares subject to deferred stock awards, zero shares subject to stock options, zero stock appreciation rights and 2,295,816 shares subject to performance awards (assuming payout at 100% for all awards, including awards for which performance is uncertain).

(3)	Consists of shares subject to deferral.
Individual directors who are not our employees have received stock awards and cash retainers, both of which may be deferred. Directors may elect to receive shares of our common stock in place of cash. If payment is in the form of common stock, the number of shares is determined by dividing the approved cash amount by the closing price on the date of the annual shareholders' meeting or date of grant, if different. All deferred shares, whether stock awards or common stock received in place of cash retainers, are increased to reflect dividends paid on the common stock and, for certain directors, may include share amounts in respect of an accrual under a terminated retirement plan.
Pursuant to State Street’s Deferred Compensation Plan for Directors, non-employee directors may elect to defer the receipt of 0% or 100% of their (1) retainers, (2) meeting fees or (3) annual equity grant award. Non-employee directors also may elect to receive their retainers in cash or shares of common stock. Non-employee directors who elect to defer the cash payment of their retainers or meeting fees may choose from four notional investment fund returns for such deferred cash. Deferrals of common stock are adjusted to reflect the hypothetical reinvestment in additional shares of common stock for any dividends or distributions on State Street common stock. Deferred amounts will be paid (a) as elected by the non-employee director on the date of their termination of service on the Board and (b) in the form elected by the non-employee director as either a lump sum or in installments over a two- to five-year period.
Stock awards totaling 265,902 shares of common stock were outstanding as of December 31, 2022; awards made through June 30, 2003, totaling 18,324 shares outstanding as of December 31, 2022, have not been approved by shareholders. There are no other equity compensation plans under which our equity securities are authorized for issuance that have been adopted without shareholder approval. Awards of stock made or retainer shares paid to individual directors after June 30, 2003 have been or will be made under our 1997, 2006 or 2017 Equity Incentive Plan, which were approved by shareholders.
2023 Notice of Meeting and Proxy Statement / State Street Corporation 97

Examining and Audit Committee Matters
Examining and Audit Committee Pre-Approval Policies and Procedures
State Street’s Examining and Audit Committee has established pre-approval policies and procedures applicable to all services provided by State Street’s independent registered public accounting firm, pursuant to which the Committee reviews for approval each particular service expected to be provided. In connection with that review, the Committee is provided with detailed information so that it can make well-reasoned assessments of the impact of the services on the independence of the independent auditor. Pre-approvals could include pre-approved cost levels or budgeted amounts or a range of cost levels or budgeted amounts. Pre-approval is also required for substantive changes in terms, conditions and fee arrangements resulting from changes in the scope, structure or other items. The pre-approvals include services in categories of audit services, audit-related services, tax services and other services permissible under the SEC’s auditor independence rules. The services shown in the table below were approved by the Committee in accordance with these pre-approval policies and procedures.
Audit and Non-Audit Fees
Ernst & Young LLP, or EY, was State Street’s independent registered public accounting firm for each of the fiscal years ended December 31, 2022 and December 31, 2021. Fees incurred by State Street and its subsidiaries for professional services rendered by EY with respect to 2022 and 2021 were as follows:
Description (In millions)	2022	2021
Audit Fees	$15.5	$14.5
Audit-Related Fees	17.9	18.1
Tax Fees	5.6	5.4
All Other Fees	0.0	0.0
Services provided under Audit Fees primarily included statutory and financial statement audits, the requirement to opine on the design and operating effectiveness of internal control over financial reporting and accounting consultations billed as audit services. Services provided under Audit-Related Fees consisted principally of reports on the processing of transactions by servicing organizations, non-statutory audits and due diligence procedures. Services provided under Tax Fees consisted principally of compliance and corporate tax advisory services.
In addition to the services described above, EY provides audit and tax compliance services to certain mutual funds, exchange-traded funds, or ETFs, and foreign-based private investment funds for which State Street is the sponsor and investment adviser or manager. The mutual funds and ETFs have boards of directors or similar bodies that make their own determinations as to selection of the funds’ audit firms and approval of any fees paid to such firms. In the case of certain foreign-based private investment funds, State Street participates in the selection of the audit firm to provide the audit and tax compliance services. All of the fees for such services are paid by the mutual funds, ETFs and foreign-based private investment funds—not by State Street—and are not included in the table above.
98  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Examining and Audit Committee Matters
Report of the Examining and Audit Committee
The Examining and Audit Committee consists entirely of members who meet the independence requirements of the listing standards of the NYSE and the rules and regulations of the SEC, as determined by the Board of Directors. Further, all of the members of the Committee are financially literate, based upon their education and experience, as such qualification under the listing standards of the NYSE is interpreted by the Board. The Board has determined, based upon education and experience as a principal accounting or financial officer or public accountant, or experience actively supervising a principal accounting or financial officer or public accountant, or other relevant experience, that each member of the Committee satisfies the definition of “audit committee financial expert,” as set out in the rules and regulations under the Exchange Act, and has accounting or related financial management expertise, as such qualification under the listing standards of the NYSE is interpreted by the Board. The Committee operates under a written charter that is reviewed and approved annually by the Board. The Committee furnishes the following report:
On behalf of State Street’s Board, the Committee oversees the operation of a system of internal controls designed to ensure the integrity of State Street’s financial statements and reports, compliance with laws, regulations and corporate policies and the qualifications, performance and independence of State Street’s independent registered public accounting firm. Additionally, the Committee oversees the Company’s efforts to promote and advance a culture of compliance and ethical business practices including the Company’s efforts to identify, manage and eliminate material conduct and reputational issues. It is management’s responsibility to prepare State Street’s consolidated financial statements and establish and maintain internal control over financial reporting. The role of the independent registered public accountant is to independently audit the consolidated financial statements and effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board or PCAOB.
Consistent with this oversight responsibility, the Committee has reviewed and discussed with management the audited consolidated financial statements for the year ended December 31, 2022 and their assessment of internal control over financial reporting as of December 31, 2022. EY, State Street’s independent registered public accounting firm, issued their unqualified report on State Street’s consolidated financial statements and the design and operating effectiveness of State Street’s internal control over financial reporting.
The Committee has discussed with EY the matters required to be discussed by applicable requirements of the PCAOB and the SEC. The Committee has also received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY’s communications with the Committee concerning independence. The Committee has actively monitored the relationship between audit and non-audit services provided by EY in evaluating the firm’s continued independence.
Based on these reviews and discussions, the Committee recommended to the Board that State Street’s audited consolidated financial statements for the year ended December 31, 2022, be included in State Street’s annual report on Form 10-K for the fiscal year then ended.
Submitted by,
William C. Freda, Chair
DonnaLee DeMaio
Patrick de Saint-Aignan
Sara Mathew
Richard P. Sergel
2023 Notice of Meeting and Proxy Statement / State Street Corporation 99

Item 5: Ratification of the Selection of the Independent Registered Public Accounting Firm

The Board of Directors unanimously recommends that you vote
FOR
this proposal (Item 5 on your proxy card)

The Board of Directors recommends that shareholders approve the ratification of the selection of the independent registered public accounting firm described below. The Examining and Audit Committee has appointed Ernst & Young LLP as State Street’s independent registered public accounting firm for the year ending December 31, 2023. EY has acted as our independent auditor since 1972. We have been advised by EY that it is a registered public accounting firm with the PCAOB and that it complies with the auditing, quality control and independence standards and rules of the PCAOB and the SEC.
Committee Responsibilities and Duties
The Examining and Audit Committee has direct responsibility for the engagement, termination, compensation, retention, evaluation and oversight of the work of our independent registered public accounting firm, including the sole authority for the establishment of pre-approval policies and procedures for all audit and non-audit engagements. The Committee also oversees the internal controls and procedures covering the integrity of our accounting and financial reporting processes, the preparation, audit and disclosure of financial statements and regulatory reports and the qualifications, performance and independence of State Street’s independent registered public accounting firm. Further, the Committee oversees the internal corporate audit function, compliance program effectiveness and certain of State Street’s ESG (environmental, social and governance) obligations, initiatives and activities, including climate, within the Committee’s scope of responsibilities. For more information, see the description in this Proxy Statement of the Examining and Audit Committee under the heading “Committees of the Board of Directors.”
Committee Considerations and Audit Firm Assessment
In connection with the annual appointment of EY, the Committee undertook a comprehensive assessment and review of EY, and considered among other factors:
•	Whether the retention of EY is in the best interests of State Street and its shareholders
•	The results of an annual survey and interviews conducted by management on the performance of EY
•	EY’s technical expertise, geographical footprint, knowledge level and quality of service
•	The recent performance of EY and the lead audit partner, including quality of communication, competence and responsiveness
•	The independence of EY
•	Known legal risks and significant proceedings involving EY
•	The fees incurred by State Street for the services rendered
In accordance with SEC rules and EY policies, the lead audit partner must be rotated at least every five years. The Committee and the Committee Chair are involved in the selection of the lead audit partner by vetting potential candidates, analyzing candidate qualifications and conducting interviews. The Committee is also consulted regarding the final selection of the lead audit partner.
Recommendation and Voting
After conducting this annual assessment, the Committee and the Board of Directors believe that the continued retention of EY as our independent registered public accounting firm is in the best interest of State Street and its shareholders. For more information, see the discussion in this proxy statement under the heading “Examining and Audit Committee Matters.”
While shareholder ratification of the selection of EY as our independent registered public accounting firm is not required, the Board is submitting the selection of EY to the shareholders for ratification to learn the opinion of shareholders on the selection. Should the selection of EY not be ratified by the shareholders, the Committee will reconsider the matter. Even in the event the selection of EY is ratified, the Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if in its view such a change is in the best interests of State Street and its shareholders. Representatives of EY will be present at the annual meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.
100  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Item 6: Shareholder Proposal

The Board of Directors unanimously recommends that you vote
AGAINST
this proposal (Item 6 on your proxy card)

The Board of Directors recommends that shareholders vote AGAINST the shareholder proposal described below. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted against the shareholder proposal.
James McRitchie of 9295 Yorkship Court, Elk Grove, CA 95758, the beneficial owner of more than $2,000 of State Street’s common stock, is entitled to vote on the proposal at the meeting, has submitted the proposal as set forth below for inclusion in the proxy statement. The Board of Directors, on behalf of State Street, disclaims any responsibility for the content of the proposal and the supporting statement. The text of the proposal and supporting statement, as furnished to us by the proponent, are as follows:
Proposal 6 – Report on Stewardship Practices and Diversified Investors
RESOLVED: Shareholders request the board of State Street Corporation (Company) commission and disclose a report on:
1.
Conflict of interest between executives of portfolio corporations and Company clients, whose investments could benefit from reductions in the social and environmental costs those corporations externalize,

2.	Whether Company stewardship practices could better account for this conflict, and
3.	Actions the Company could take to address this conflict including:
a.	Assessing systemic impacts on diversified portfolios;
b.	Soliciting input from clients;
c.	Initiatives to modify executive incentives; and
d.	Adopting voting policies that account for portfolio impacts of externalized costs.
The report should account for legal limitations on Company actions, including limitations imposed by fiduciary duty.
SUPPORTING STATEMENT
Our Company manages $4 trillion of client assets. Many clients or beneficiaries are workers saving for retirement. Most clients and savers likely have diversified portfolios in line with modern investing principles.
Company stewardship policies do not account for diversification. Policies ignore the conflict between the interests of corporate executives and diversified investors. Executives are incentivized to maximize the financial returns of their own company. Diversified investors are best served by preserving healthy social and environmental systems that support all their investments because diversified portfolio returns directly correlate to the value of the overall economy.1 This creates a conflict whenever executives must choose between maximizing their own company’s value or preserving the broader economy.
These conflicts frequently arise because companies can increase their profits through social and environmental practices that burden the economy, such as emitting too much carbon, poorly managing data, and violating human rights instead of offering good-paying jobs. While these decisions may increase a company’s cash flow, they burden the economy, threatening the diversified portfolios of ordinary workers, institutional investors, and other savers the Company serves.
Company stewardship activities, such as engaging with portfolio companies, voting proxies, and advocating for public policy, should address this conflict by stewarding companies away from practices that degrade the global commons, even when those practices profit the company in question.
[1]
https://www.unepfi.org/fileadmin/documents/universal_ownership_full.pdf; https://archive.fortune.com/magazines/fortune/fortune_archive/2001/12/10/314691/index.htm (total market capitalization to GDP “is probably the best single measure of where valuations stand at any given moment”) (quoting Warren Buffet)

2023 Notice of Meeting and Proxy Statement / State Street Corporation 101

Item 6: Shareholder Proposal
Instead, the Company appears to follow a “share primacy” model and only stewards portfolio companies to improve social and environmental practices if doing so directly improves their financial performance.2 As a result, the Company is not protecting its clients from corporate practices that threaten both their investment portfolios and critical environmental and social systems.
The requested report would help determine whether and how clients would benefit from more systems-oriented stewardship.
Enhance Portfolio Value, Vote FOR Report on Stewardship Practices and Diversified Investors– Proposal 6

[2]	https://www.ssga.com/library-content/pdfs/ic/global-Proxy-Voting-and-engagement-guidelines-es-issues.pdf
102  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Item 6: Shareholder Proposal
RECOMMENDATION OF THE BOARD OF DIRECTORS THAT YOU VOTE AGAINST THIS PROPOSAL
State Street has carefully considered the proposal and agrees that effective engagement regarding social and environmental practices can have a positive impact on the long-term performance of the portfolio companies in which we invest on behalf of our clients. It is for this reason that our asset management business, State Street Global Advisors (SSGA), conducts a leading asset stewardship program, including engagement with portfolio companies about risks related to sustainability, corporate governance, culture, diversity and other important matters. However, we do not believe implementation of the proposal, including creation of the requested report, is in the best interest of State Street, our shareholders or our clients because we believe potential changes identified in the course of preparing such a report would generally be inconsistent with our fiduciary obligations and that preparation of the report is therefore not an efficient use of State Street's resources. Moreover, our shareholders rejected a similar proposal from the same proponent at our 2022 annual meeting of shareholders, with less than 9% of votes cast in favor of the proposal. Accordingly, the Board recommends that shareholders vote AGAINST the proposal.
We take very seriously our fiduciary obligation to clients inherent in our asset management business. SSGA is a long-term investor on behalf of clients in portfolio companies. SSGA has a fundamental fiduciary duty to act in the best interests of clients. This duty includes an obligation to vote proxies in a manner consistent with clients’ interests to maximize the long-term returns of their investments and place these interests before the interest of SSGA or others. The fiduciary duty to act in the interests of clients is not only required by federal and state law, but it is also fundamental to the success of our asset management business. For these and many other reasons, we take this obligation very seriously.
We believe implementation of potential changes identified in the course of preparing the requested report would generally be inconsistent with our fiduciary obligations. Notwithstanding that the proposal purports to seek a report only and that the proposal says the report should account for legal limitations, we believe a clear underlying objective of the proposal is to seek a change in the way we conduct business, specifically in how SSGA conducts its corporate engagement with portfolio companies and proxy voting. In this regard, we believe the proposal is premised on an assumption that it would be permissible for SSGA to conduct those engagement and voting activities with a goal of improving “the value of the overall economy” by “stewarding companies away from practices that degrade the global commons.”
This assumption fundamentally conflicts with SSGA’s obligations as a fiduciary, to the extent it suggests SSGA can or should, in its engagement and voting activities on behalf of clients, place the interests of the “global commons” before the interests of clients in the specific investments those clients have made. Material social and environmental issues can present risks and/or opportunities that impact long-term value creation. However, urging portfolio companies to act in ways that are harmful to their individual economic performance, potentially causing economic harm to clients, in the hope that such actions would improve the “global commons” which may, in turn, positively influence the “broader economy” and then, perhaps, indirectly benefit clients in the future, would prioritize excessive risk-taking over a more disciplined approach to social and environmental practice initiatives, in direct conflict with SSGA’s fiduciary obligation to put its clients’ best interests first.
We also believe the statement supporting the proposal is misleading in suggesting that SSGA’s current disciplined approach to analyzing and supporting social and environmental practice initiatives does nothing to address what the proposal suggests is a “conflict…whenever [a portfolio company’s] executives must choose between maximizing their own company’s value or preserving the broader economy.” Rather, we believe SSGA's stewardship activities shine a light on social and environmental risks that influence the long-term value of portfolio companies in which it invests on behalf of its clients. SSGA then engages with company management and directors to understand how a company is responding to these inherently broad categories of risk. By focusing on the long-term effects of these risks to portfolio companies’ value, we believe our efforts mitigate any theoretical conflict.
We have a track record of engaging with portfolio companies on topics we believe are valuable to their long-term performance, including relevant social and environmental topics. Our opposition to this proposal in no way reflects a lack of concern by the Board of Directors or State Street about social and environmental practices or portfolio company engagement on those topics, where SSGA believes them to be relevant to long-term performance. The impact of our Fearless Girl initiative to encourage improved gender representation on public company boards of directors is an enduring example. In furtherance of the obligation to engage on the basis of enhancing value and mitigating risk over the long-term, SSGA annually reviews and updates its engagement and voting policies.
Despite the foregoing, we believe the proposal ultimately aims to have us promote social and environmental initiatives in a manner, relative to client interests, that we do not believe would be consistent with our fiduciary obligation to clients. In light of this, we do not believe undertaking to prepare the requested report is an efficient use of State Street's resources.
For the foregoing reasons, the Board believes the proposal is neither necessary nor in the best interests of our shareholders and therefore recommends that shareholders vote AGAINST the proposal.
Accordingly, while acknowledging and agreeing with the importance of promoting reductions in social and environmental costs, the Board recommends that shareholders vote AGAINST this proposal.
2023 Notice of Meeting and Proxy Statement / State Street Corporation 103

General Information About the Annual Meeting
Questions and Answers About Voting
Why am I receiving these materials?
State Street’s Board of Directors is soliciting your vote by proxy at the 2023 annual meeting of shareholders. This proxy statement includes information that we are required to provide to you under the rules of the SEC and is designed to assist you in voting your shares.
Can I access State Street’s proxy materials and annual report electronically?
This proxy statement and our annual report, including our audited consolidated financial statements for the year ended December 31, 2022, are available to our shareholders on the Internet. On April 5, 2023, we mailed to our U.S. shareholders as of March 21, 2023, the record date for the annual meeting, a notice containing instructions on how to access these proxy materials online and how to vote. Also, on April 5, 2023, we began mailing printed copies of these proxy materials to shareholders that have requested printed copies and to shareholders outside the United States. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the notice instructs you on how to access and review online all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your vote over the Internet. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice.
How do I request a printed copy of the proxy materials?
To request a printed copy of the proxy statement, annual report and form of proxy relating to this shareholder meeting or future shareholder meetings, visit www.proxyvote.com, call 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. You must have available the 16-digit control number from the notice described above.
How do I change my preference and only receive materials electronically?
If you currently receive printed copies of the proxy materials and would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, annual reports and related materials electronically via email or the Internet visit www.proxyvote.com, call 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. You must have available the 16-digit control number from the notice described above. To sign up for electronic delivery, please follow the instructions on the proxy card using the Internet and, when prompted, indicate that you agree to receive or access proxy and related materials electronically in future years.
What is the record date for the meeting?
Our Board of Directors has fixed the record date for the annual meeting as of the close of business on March 21, 2023.
How many votes can be cast by all shareholders?
As of the record date, 336,458,439 shares of our common stock were outstanding and entitled to be voted at the meeting. Each share of common stock is entitled to one vote on each matter.
How do I vote?
If your shares are registered in your name, you may vote online while virtually attending the annual meeting by visiting www.virtualshareholdermeeting.com/STT2023 or by proxy without attending the meeting. Registered shareholders may also vote by telephone or on the Internet by following the instructions included with your proxy card or the notice we mailed to you on April 5, 2023. In addition, if you received a printed proxy card, you may mark, sign, date and mail the proxy card you received from State Street in the postage-paid return envelope. If you vote in accordance with any of the available methods, your shares will be voted at the meeting pursuant to your instructions. If you sign and return the proxy card or vote by telephone or on the Internet but do not provide voting instructions on some or all of the proposals, your shares will be voted by the persons named in the proxy card on all uninstructed proposals in accordance with the recommendations of the Board of Directors given below.
If your shares are held in “street name” by a broker, bank or other nominee, that person, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank, broker or other nominee will send you directions on how to vote those shares, which may include the ability to instruct the voting of your shares by telephone or on the Internet.
104  2023 Notice of Meeting and Proxy Statement / State Street Corporation

General Information About the Annual Meeting
If your shares are held by a broker, bank or other nominee and you wish to vote online while virtually attending at the meeting, you will need to access the live audio webcast of the meeting at www.virtualshareholdermeeting.com/STT2023 and follow the instructions for shareholder voting.
What are the Board’s recommendations on how to vote my shares?
The Board of Directors recommends a vote:
•	Item 1—FOR election of the 12 nominees named herein as directors (page 23)
•	Item 2—FOR approval of the advisory proposal on executive compensation (page 81)
•	Item 3—for ANNUAL on the frequency of future advisory proposals in executive compensation (page 82)
•	Item 4—FOR approval of the Amended and Restated 2017 Stock Incentive Plan (page 83)
•	Item 5—FOR ratification of the selection of the independent registered public accounting firm (page 100)
•	Item 6—AGAINST the shareholder proposal (page 101)
Additionally, if other matters are presented at the annual meeting, the persons named in the proxy card as proxy holders are authorized to vote on the additional matters as they determine.
Who pays the cost for soliciting proxies by State Street?
State Street will pay the cost for the solicitation of proxies by the Board. The solicitation of proxies will be made primarily by mail and electronic means. State Street has retained Morrow Sodali, LLC to aid in the solicitation of proxies for a fee of $17,500, plus expenses. Proxies may also be solicited by employees of State Street and its subsidiaries personally, or by mail, telephone, fax or email, without any remuneration to such employees other than their regular compensation. State Street will reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals to obtain authorization for the execution of proxies.
What is householding?
Some banks, brokers and other nominee record holders may be “householding” our proxy statements, annual reports and related materials. “Householding” means that only one copy of these documents may have been sent to multiple shareholders in one household. If you would like to receive your own set of State Street’s proxy statements, annual reports and related materials, or if you share an address with another State Street shareholder and together both of you would like to receive only a single set of these documents, please contact your bank, broker or other nominee.
May I change my vote?
If you are a registered shareholder, you may change your vote or revoke your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, by submitting an electronic proxy as of a later date or by virtually attending the meeting and voting online during the meeting. If your shares are held in “street name,” you must contact your bank, broker or other nominee for instructions on changing your vote.
What constitutes a quorum?
A majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter. A share represented for any purpose at the annual meeting will be deemed present for determination of a quorum for the entire meeting and for any adjournment of the meeting; unless (1) a shareholder attends solely to object to lack of notice, defective notice or the conduct of the meeting on other grounds and the shareholder does not vote the shares or otherwise consent that they are to be deemed present or (2) in the case of an adjournment, a new record date is set for that adjourned meeting. Shares present virtually during the annual meeting will be considered shares represented in person at the meeting.
What vote is required to approve each item?
Since it is an uncontested election of directors at the annual meeting, a nominee for director will be elected to the Board of Directors if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election (Item 1). If the votes cast “against” the nominee’s election exceed the votes cast “for” the nominee’s election, the nominee will not be elected to the Board of Directors. However, under Massachusetts law, if a nominee that is an incumbent director is not elected to the Board of Directors, that incumbent director will
2023 Notice of Meeting and Proxy Statement / State Street Corporation 105

General Information About the Annual Meeting
“hold over” in office as a director until his or her successor is elected or until there is a decrease in the number of directors. Under our Corporate Governance Guidelines, in an uncontested election of directors, any incumbent director who does not receive more votes cast “for” his or her election than votes cast “against” his or her election will submit to the Board a letter of resignation for consideration by the Nominating and Corporate Governance Committee. After consideration, that Committee would make a recommendation to the Board on action to be taken regarding the resignation. No such tendered resignation will be deemed effective unless and until it is accepted by action of the Board.
The actions concerning the advisory proposal on executive compensation (Item 2), the approval of the Amended and Restated 2017 Stock Incentive Plan (Item 4), the ratification of the selection of the independent registered public accounting firm (Item 5) and the shareholder proposal (Item 6) will be approved if the votes cast “for” the action exceed the votes cast “against” the action. The proposal on the frequency of future advisory proposals on executive compensation (Item 3) asks shareholders to indicate their preference for the frequency of future advisory proposals on executive compensation. Shareholders may choose from the frequency intervals of annual (every year), biennial (every two years) or triennial (every three years), or may abstain on this matter. Our Board of Directors will consider the frequency interval that receives the greatest level of support from our shareholders to be the frequency preferred by shareholders. Items 2, 3, 5 and 6 are non-binding proposals.
How is the vote counted?
Votes cast by proxy or at the annual meeting will be counted by the persons appointed by State Street to act as tellers for the meeting.
“Abstentions” and “broker non-votes” are not counted as votes with respect to any of the items to be voted on at the annual meeting.
Stock exchange rules permit a broker to vote shares held in a brokerage account on certain proposals if the broker does not receive voting instructions from you. Stock exchange and SEC rules, however, prohibit brokers from voting uninstructed shares in the case of election of directors, executive compensation matters and shareholder proposals. Accordingly, of the matters to be voted on at the annual meeting, we believe the only proposal on which brokers will have discretionary voting authority is the ratification of the selection of the independent registered public accounting firm (Item 5).
Where is the meeting held?
The annual meeting will be conducted via live audio webcast at www.virtualshareholdermeeting.com/STT2023. Please allow ample time for the online check-in process. If you encounter difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page hosting the virtual meeting.
How do I submit a question at the annual meeting?
If you wish to submit a question on the day of the annual meeting, beginning at 9:00 am Eastern Time on May 17, 2023, you may login using the 16-digit control number provided with the voting instructions. You will be able to participate, submit questions and vote electronically at www.virtualshareholdermeeting.com/STT2023.
The annual meeting will be governed by our meeting guidelines posted at www.virtualshareholdermeeting.com/STT2023 in advance of the meeting. The meeting guidelines will address the ability of shareholders to ask questions during the meeting, including rules on permissible topics, and rules for how questions and comments will be recognized and disclosed to meeting participants.
What happens if the meeting is postponed or adjourned?
Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.
May I see a list of shareholders entitled to notice of the meeting as of the record date?
A list of our registered shareholders as of the close of business on the record date will be made available to shareholders during the meeting at www.virtualshareholdermeeting.com/STT2023. To access such list of registered holders at our principal offices beginning April 7, 2023 and until the meeting, shareholders should email State Street Investor Relations at IR@statestreet.com.
106  2023 Notice of Meeting and Proxy Statement / State Street Corporation

General Information About the Annual Meeting
What are my rights as a participant in the Salary Savings Program?
As part of its employee benefits program, State Street maintains a 401(k) plan called the Salary Savings Program, or SSP. If you participate in the SSP and have invested part or all of your account in the Employee Stock Ownership Plan fund, you are considered a named fiduciary and may direct the voting of the State Street Corporation common stock allocated to your account as of the record date.
You may give direction on the Internet, by telephone or by mail. If you do not provide timely direction as to how to vote your allocated share, your allocated share will be voted on the same proportional basis as the shares that are directed by other participants. If a matter arises at the meeting, or such other time as affords no practical means for securing participant direction, the trustee will follow the direction of the Committee designated by the Plan Sponsor, or its designee. Voting of your allocated share will occur as described above unless the trustee or plan administrator (or its designee), as applicable, determines that doing so would result in a breach of its fiduciary duty.
You must direct your vote in advance of the annual meeting so that the trustee, the registered owner of all of the shares held in the SSP, can vote in a timely manner. Regardless of what method you use to direct the trustee, the trustee must receive your direction no later than 11:59 p.m. Eastern Time on May 15, 2023 for your direction to be counted. Your direction will be held in confidence by the trustee. You may not provide this direction at the annual meeting. You may change your direction to the trustee by timely submitting a new direction. The last direction the trustee receives by 11:59 p.m. Eastern Time on May 15, 2023, will be the only one counted. If your direction by mail is received on the same day as the one received electronically, the electronic direction will be followed.
The trustee is providing the annual report, the notice of annual meeting and the proxy statement electronically to SSP participants with State Street stock in the SSP who are active employees and have a State Street-provided email account and Internet access. Instead of receiving these materials in paper form mailed to your home, you will have online access to these materials over the Internet, thus expediting the delivery of materials and reducing printing and mailing costs. An email will be sent to all such participants with detailed instructions to access materials and give your direction to the trustee. You may request that paper copies be sent to you, thereby permitting you to send in your direction by mail if you prefer that method. All other participants will receive their materials in the mail.
Other Matters
The Board of Directors does not know of any other matters that may be presented for action at the annual meeting. Under our by-laws, the deadline for shareholders to notify us of any proposals or director nominations to be presented for action at the 2023 annual meeting has passed. Should any other business properly come before the meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxies in accordance with their judgment. See the discussion in this proxy statement under the heading “General Information About the Annual Meeting—Questions and Answers About Voting.”
Proposals and Nominations by Shareholders
Shareholders who wish to present proposals for inclusion in State Street’s proxy materials for the 2024 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act and State Street’s by-laws. To be eligible for inclusion in State Street’s proxy materials, the shareholder proposals must be received by the Secretary on or before December 7, 2023.
State Street’s proxy access provision permits a shareholder, or a group of up to 20 shareholders, to include director nominees in State Street’s proxy materials; provided that: (1) the nominating shareholder(s) own a number of shares representing 3% or more of the total voting power of State Street’s outstanding shares of capital stock entitled to vote on the election of directors; (2) the nominating shareholder(s) have owned that number of shares continuously for at least 3 years; and (3) the nominating shareholder(s) and their director nominee(s) satisfy the requirements of Article I, Section 7(c) of the by-laws, including its requirement of timely written notice. To be timely, a proxy access notice with respect to the 2024 annual meeting must be delivered to the Secretary no earlier than December 19, 2023 and no later than January 18, 2024 unless the date of the 2024 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the 2023 annual meeting, in which event Article I, Section 7(c) of the by-laws provides different notice requirements.
Under State Street’s by-laws as amended and restated on December 15, 2022, nominations for directors and proposals of business other than those to be included in State Street’s proxy materials as described above may be made by shareholders entitled to vote at the meeting if notice is timely given, contains the information required by the by-laws, including information required by Rule 14a-19 under the Exchange Act, and such business is within the purposes specified in our notice of meeting. Except as noted below, to be timely, a notice with respect to the 2024 annual meeting must be delivered to the Secretary no earlier than January 18, 2024 and no later than February 17, 2024 unless the date of the 2024 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the 2023 annual meeting, in which event the by-laws provide different notice requirements.
State Street’s by-laws specify requirements relating to the content of the notice that shareholders must provide to the Secretary, including a shareholder nomination for director, to be properly presented at a shareholder meeting.
2023 Notice of Meeting and Proxy Statement / State Street Corporation 107

General Information About the Annual Meeting
Any proposal of business or nomination should be mailed to:
Office of the Secretary
State Street Corporation
One Lincoln Street
Boston, Massachusetts 02111
(or, after May 6, 2023, One Congress Street, Boston, Massachusetts 02114)
Proposals can also be submitted by email to: corporatesecretary@statestreet.com
Notice of Amendment of By-Laws
On December 15, 2022, State Street’s Board of Directors amended State Street’s by-laws to amend the procedures and requirements related to shareholder nominations of directors and proposals of business in the advance notice by-law provisions. The full text of State Street’s by-laws, as amended, is filed as Exhibit 3.1 to State Street’s Current Report on Form 8-K filed with the SEC on December 16, 2022.
108  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Security Ownership of Certain Beneficial Owners and Management
Beneficial Owners
The table below sets forth the number of shares of common stock of State Street by each person or entity known to State Street to beneficially own five percent or more of our outstanding common stock.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	44,353,381(1)	12.71%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	27,697,906(2)	7.50%
Dodge & Cox 555 California Street, 40th Floor San Francisco, CA 94104	21,943,754(3)	6.00%
State Street Corporation 1 Lincoln Street Boston, MA 02111	18,771,173(4)	5.12%
(1)
This information is based solely on a Schedule 13G filed with the SEC on February 10, 2023 by The Vanguard Group, in which it reported, as of January 31, 2023, shared voting power of 513,298 shares, sole dispositive power of 42,794,254 shares and shared dispositive power of 1,559,127 shares.

(2)
This information is based solely on a Schedule 13G filed with the SEC on February 7, 2023 by BlackRock, Inc., in which it reported, as of December 31, 2022, sole voting power of 24,889,789 shares and sole dispositive power of 27,697,906 shares.

(3)
This information is based solely on a Schedule 13G filed with the SEC on February 14, 2023 by Dodge & Cox, in which it reported, as of December 31, 2022, sole voting power of 20,786,754 shares and sole dispositive power of 21,943,754 shares.

(4)
This information is based solely on a Schedule 13G filed with the SEC on February 10, 2023 by State Street Corporation, in which it reported, as of December 31, 2022, shared voting power of 17,186,511 shares and shared dispositive power of 18,769,238 shares.

2023 Notice of Meeting and Proxy Statement / State Street Corporation 109

Security Ownership of Certain Beneficial Owners and Management
Management
The table below sets forth the number of shares of State Street common stock beneficially owned as of the close of business on March 1, 2023 by (1) each director, (2) the named executive officers as identified in the Summary Compensation Table of this proxy statement and (3) all directors and executive officers as a group. For this purpose, beneficial ownership is determined under the rules of the SEC. As of March 1, 2023, there were 336,409,656 shares of State Street common stock outstanding. On March 1, 2023 each named executive officer and director listed below individually, and the directors and executive officers as a group, owned beneficially less than 1% of the outstanding shares of common stock.
Name	Amount and Nature of Beneficial Ownership(1)
Eric W. Aboaf	113,918
Francisco Aristeguieta	41,212
Marie A. Chandoha	10,900
DonnaLee DeMaio	3,177
Patrick de Saint-Aignan	34,365
Andrew J. Erickson	145,012
Amelia C. Fawcett	50,356
William C. Freda	23,101
Sara Mathew	14,258
Louis D. Maiuri	107,659(2)
William L. Meaney	14,933
Ronald P. O’Hanley	219,013(3)
Sean O’Sullivan	16,978
Julio A. Portalatin	5,787
John B. Rhea	8,726
Richard P. Sergel	71,094(4)
Gregory L. Summe	101,803(5)
Cyrus Taraporevala	82,973
All directors and executive officers as a group (24 persons)	1,145,459 (2)(3)(4)(5)(6)
(1)
Information in this table includes shares that the individual or group has the right to acquire within 60 days of March 1, 2023. Shares granted to non-management directors vest immediately and are included in the total amounts above, and are not subject to a vesting schedule, even if deferred.

(2)	Includes 31,863 shares held in trust for which Mr. Maiuri disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(3)	Includes 83,681 shares held in trust for which Mr. O’Hanley disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(4)	Includes 3,111 shares held by a family member.
(5)	Includes 3,000 shares held in trust for which Mr. Summe disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(6)	Includes 580 shares held by a domestic partner of an executive officer.
110  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Appendix A
STATE STREET CORPORATION
AMENDED AND RESTATED 2017 STOCK INCENTIVE PLAN
1.	Purpose
The purpose of this Amended and Restated 2017 Stock Incentive Plan (the “Plan”) of State Street Corporation, a Massachusetts corporation (the “Company”), is to advance the interests of the Company’s shareholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s shareholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”). The Company’s 2017 Stock Incentive Plan was approved by the Board on February 16, 2017 and was approved by the Company’s shareholders on May 17, 2017. The Plan amends and restates in its entirety the Company’s 2017 Stock Incentive Plan.
2.	Eligibility
All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards (as defined below) under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” The Plan provides for the following types of awards, each of which is referred to as an “Award”: Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), RSUs (as defined in Section 7) and Other Stock-Based Awards (as defined in Section 8). Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.
3.	Administration and Delegation
(a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award. All actions and decisions by the Board with respect to the Plan and any Awards shall be made in the Board’s discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.
(b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee. During such time as the common stock, $1.00 par value per share, of the Company (the “Common Stock”) is registered under the Securities Exchange Act of 1934 (the “Exchange Act”), the Board shall appoint one such Committee of not less than two members, each member of which shall be an independent director under applicable stock exchange rules and a “non-employee director” as defined in Rule 16b-3 under the Exchange Act.
(c) Delegation of Granting and Other Authority. The Board or a Committee may delegate to (1) one or more of its members such of its duties, powers and responsibilities as it may determine; (2) to one or more officers of the Company the power and authority to grant or to allocate, consistent with the requirements of Chapter 156D of the Massachusetts General Laws and subject to such limitations under the Plan or as the Board or the Committee may impose, Awards among such persons (other than to any “executive officer” of the Company (as defined by Rule 3b-7 under the Exchange Act) or to any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act)) eligible to receive Awards under the Plan as such delegated member or members of the Board or the Committee or officer or officers of the Company determine consistent with such delegation; and (3) to such employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, references in the Plan to the “Board” shall mean the delegate to the extent that the Board’s powers or authority under the Plan have been delegated to such person.
2023 Notice of Meeting and Proxy Statement / State Street Corporation A-1

Appendix A
(d) Awards to Non-Employee Directors. Awards to non-employee directors will be granted and administered by a Committee, all of the members of which are independent directors as defined by Section 303A.02 of the New York Stock Exchange Listed Company Manual (or any successor rule or any rule under any applicable stock exchange on which shares of Common Stock are traded).
4.	Stock Available for Awards
(a)	Number of Shares; Share Counting.
(1)
Authorized Number of Shares. Subject to adjustment under Section 10, Awards may be made under the Plan (any or all of which Awards may be in the form of Incentive Stock Options (as defined in Section 5(b)) for such number of shares of Common Stock as is equal to the sum of:

(A)	15,075,000 shares of Common Stock; plus
(B)
such additional number of shares of Common Stock (up to 28,500,000 shares) as is equal to the sum of (x) the number of shares of Common Stock reserved for issuance under the Company’s 2006 Equity Incentive Plan, as amended (the “2006 Plan”) that remained available for grant under the 2006 Plan immediately prior to the Company’s 2017 Annual Meeting of Shareholders and (y) the number of shares of Common Stock subject to awards granted under the 2006 Plan which awards expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of Incentive Stock Options to any limitations of the Code).

Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.
(2)	Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan under this Section 4(a) and under the sublimits contained in Section 4(b):
(A)
all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan and against the sublimits contained in Section 4(b); provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants an SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;

(B)
if any Award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), or (ii) results in any Common Stock not being issued (including as result of an SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards. Further, shares of Common Stock delivered (either by actual delivery, attestation or net exercise) to the Company by a Participant to exercise an Award or to satisfy any tax withholding obligations in accordance with Section 11(d) (including shares retained by the Company from the Award to address such tax obligation) with respect to an Award shall (i) in the case of Awards that are Options or SARs, not be added back to the number of shares of Common Stock available for the future grant of Awards and (ii) in the case of all other types of Awards, be added back to the number of shares of Common Stock available for the future grant of Awards, provided that no more than the number of shares used to satisfy the statutory minimum tax withholding obligation shall be added back to the Plan pursuant to this section 4(a)(2)(B). However, (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan and against the sublimits contained in Section 4(b) shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR; and

(C)	shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.
A-2  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Appendix A
(b)	Sublimits. Subject to adjustment under Section 10, the following sublimits on the number of shares subject to Awards shall apply:
(1)
Per-Participant Limits. The maximum number of shares of Common Stock with respect to which Options may be granted to any person in any calendar year and the maximum number of shares of Common Stock subject to SARs granted to any person in any calendar year shall each be 2,000,000, and the maximum number of shares of Common Stock subject to other Awards granted to any person in any calendar year shall be 2,000,000.

(2)
Limit Applicable to Non-Employee Directors. In any calendar year, the sum of cash compensation paid to any non-employee director for service as a director (“Director Cash Compensation”) and the value of Awards under the Plan made to such non-employee director (calculated based on the grant date fair value of such Awards for financial reporting purposes) (“Director Equity Compensation”) shall not exceed $1,500,000. The Board may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Committee may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation. For purposes of this Section 4(b)(2), Director Cash Compensation and Director Equity Compensation in any calendar year shall include any amounts or grants that would have been paid or made, as applicable, to a particular non-employee director absent such director’s election to defer such compensation pursuant to any arrangement or plan of the Company permitting deferral of such compensation.

(c)
Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5.	Stock Options
(a)
General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as the Board considers necessary or advisable.

(b)
Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of State Street Corporation, any of State Street Corporation’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.” The Company shall have no liability to a Participant, or any other person, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c)
Exercise Price. The Board shall establish the exercise price of each Option or the formula by which such exercise price will be determined. The exercise price shall be specified in the applicable Option agreement. The exercise price shall not be less than 100% of the Grant Date Fair Market Value (as defined below) of the Common Stock on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Grant Date Fair Market Value on such future date. “Grant Date Fair Market Value” of a share of Common Stock for purposes of the Plan will be determined as follows:

(1)	if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant; or
(2)
if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices as reported by an authorized OTCBB market data vendor as listed on the OTCBB website (otcbb.com) on the date of grant; or

2023 Notice of Meeting and Proxy Statement / State Street Corporation A-3

Appendix A
(3)
if the Common Stock is not publicly traded, the Board will determine the Grant Date Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Section 409A of the Code or any successor provision thereto, and the regulations thereunder (“Section 409A”), except as the Board may expressly determine otherwise.

For any date that is not a trading day, the Grant Date Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Section 409A.
The Board has sole discretion to determine the Grant Date Fair Market Value for purposes of the Plan, and all Awards are conditioned on the Participant’s agreement that the Board’s determination is conclusive and binding even though others might make a different determination.
(d)
Duration of Options. Subject to the provisions of the Plan, each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e)
Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f)	Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:
(1)	in cash or by check, payable to the order of the Company;
(2)
except as may otherwise be provided in the applicable Option agreement or approved by the Board, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3)
to the extent provided for in the applicable Option agreement or approved by the Board, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value (valued in the manner determined by (or in a manner approved by) the Board), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4)
to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the fair market value of the Common Stock (valued in the manner determined by (or in a manner approved by) the Board) on the date of exercise;

(5)	to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, by payment of such other lawful consideration as the Board may determine; or
(6)	by any combination of the above permitted forms of payment.
(g)
Limitation on Repricing. Unless such action is approved by the Company’s shareholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise price per share lower

A-4  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Appendix A
than the then-current exercise price per share of the canceled option, (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current fair market value of the Common Stock (valued in the manner determined by (or in a manner approved by) the Board), or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the New York Stock Exchange (or any applicable stock exchange on which shares of Common Stock are traded).
(h)
No Reload Options. No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.

6.	Stock Appreciation Rights
(a)
General. The Board may grant Awards consisting of stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock (valued in the manner determined by (or in a manner approved by) the Board) over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date.

(b)
Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Grant Date Fair Market Value of the Common Stock on the date the SAR is granted; provided that if the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Grant Date Fair Market Value on such future date.

(c)
Duration of SARs. Subject to the provisions of the Plan, each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(d)
Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.

(e)
Limitation on Repricing. Unless such action is approved by the Company’s shareholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR, (2) cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having a measurement price per share lower than the then-current measurement price per share of the cancelled SAR, (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current fair market value of the Common Stock (valued in the manner determined by (or in a manner approved by) the Board), or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the New York Stock Exchange (or any applicable stock exchange on which shares of Common Stock are traded).

(f)	No Reload SARs. No SAR granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional SARs in connection with any exercise of the original SAR.
7.	Restricted Stock; RSUs
(a)
General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests or is settled by the Company (“RSUs”).

(b)
Terms and Conditions for Restricted Stock and RSUs. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of Restricted Stock and RSUs, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c)
Stock Certificates; Dividends. The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a

2023 Notice of Meeting and Proxy Statement / State Street Corporation A-5

Appendix A
stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable vesting, forfeiture and / or restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to his or her Designated Beneficiary. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate. Any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Unvested Dividends”) shall be paid to the Participant (or if the Participant has died, to his or her Designated Beneficiary) only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Unvested Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock. No interest will be paid on Unvested Dividends.
(d)	Additional Provisions Relating to RSUs.
(1)
Settlement. Upon the vesting of and/or lapsing of any other restrictions with respect to each RSU, the Participant shall be entitled to receive from the Company (i.e., settlement) the number of shares of Common Stock specified in the Award agreement or (if so provided in the applicable Award agreement or otherwise determined by the Board) an amount of cash equal to the fair market value (valued in the manner determined by (or in a manner approved by) the Board) of such number of shares or a combination thereof. The Board may provide that settlement of RSUs shall be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A.

(2)	Voting Rights. A Participant shall have no voting rights with respect to any RSUs.
8.	Other Stock-Based Awards
(a)
General. The Board may grant other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine.

(b)	Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.
9.	Performance Awards.
(a)	Grants. Any Award granted under the Plan may be made subject to the achievement of performance goals pursuant to this Section 9 (“Performance Awards”).
(b)
Performance Measures. For any Performance Award, the Board shall specify that the degree of granting, vesting and/or payout of such Award shall be subject to the achievement of one or more objective performance measures established by the Board, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following, which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Board (the “Performance Measures”):

i) earnings or earnings per share
ii) return on equity
iii) return on assets
iv) return on capital
v) cost of capital
vi) total stockholder return
vii) revenue
viii) market share
ix) quality/service
x) organizational development
xi) strategic initiatives (including acquisitions or dispositions)

xii) risk control
xiii) expense
xiv) operating leverage
xv) operating fee leverage
xvi) capital ratios
xvii) liquidity ratios
xviii) income
xix) comprehensive capital analysis and review (CCAR)
xx) other regulatory-related metric
xxi) margin
xxii) any other measure selected by the Board.

A-6  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Appendix A
Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Performance Measures: (x) may vary by Participant and may be different for different Awards; and (y) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Board.
(c)
Adjustments to Performance Measures. The Board may provide that one or more of the Performance Measures applicable to an Award or Awards for such year will be adjusted to reflect events (for example, but without limitation, acquisitions, dispositions, joint ventures or restructurings, expenses associated with acquisitions, dispositions, joint ventures or restructurings, amortization of purchased intangibles associated with acquisitions, impact (dilution and expenses) of securities issuances (debt or equity) to finance, or in contemplation of, acquisitions or ventures, merger and integration expenses, changes in accounting principles or interpretations, changes in tax law or financial regulatory law, impairment charges, fluctuations in foreign currency exchange rates, charges for restructuring or rationalization programs (e.g., cost of workforce reductions, facilities or lease abandonments, asset impairments), one-time insurance claims payments, extraordinary and/or non-recurring items, litigation, regulatory matter or tax rate changes) that affect the applicable Performance Measure.

(d)	Adjustments to Performance Awards. At any time, the Board may adjust the number of shares payable pursuant to such Performance Award and waive the achievement of the applicable performance measures.
(e)	Other. The Board shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate.
10.	Adjustments for Changes in Common Stock and Certain Other Events
(a)
Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules and sublimits set forth in Sections 4(a) and 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding award of Restricted Stock and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding RSU and each Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b)	Covered Transactions and Change in Control.
(1)	Definitions.
(i)	A “Covered Transaction” shall mean:
(A)
a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert;

(B)	a sale or transfer of all or substantially all the Company’s assets; or
(C)	a dissolution or liquidation of the Company.
Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (A) (as determined by the Board), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.
2023 Notice of Meeting and Proxy Statement / State Street Corporation A-7

Appendix A
(ii)	A “Change in Control “ shall mean:
(A)
the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (I) the then-outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (II) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following acquisitions of Outstanding Company Common Stock and Outstanding Company Voting Securities: (W) any acquisition directly from the Company, (X) any acquisition by the Company, (Y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (Z) any acquisition by any Person pursuant to a transaction which complies with clauses (I), (II) and (III) of subsection (C) of this definition;

(B)
individuals who, as of the effective date of the Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to such effective date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(C)
consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Business Combination”); excluding, however, such a Business Combination pursuant to which (I) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (II) no Person (other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed with respect to the Company prior to the Business Combination and (III) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(D)	the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company;
provided that to the extent necessary to ensure compliance with the requirements of Section 409A, where applicable, an event described above shall be treated as a Change in Control only if it also constitutes or results in a change in ownership or control of the Company, or a change in ownership of assets of the Company, described in Section 409A.
(iii)	“Cause” shall mean:
(A)	If the Participant is party to an employment or similar agreement with the Company that contains a definition of “Cause,” that definition shall apply for purposes of the Plan.
A-8  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Appendix A
(B)
Otherwise, “Cause” shall mean any (I) willful failure by the Participant, which failure is not cured within 30 days of written notice to the Participant from the Company, to perform his or her material responsibilities to the Company or (II) willful misconduct by the Participant which is materially injurious to the Company.

For purposes of this definition of “Cause,” references to the “Company” shall include the acquiror or survivor (or an affiliate of the acquiror or survivor) in the applicable Change in Control.
(iv)	“Good Reason” shall mean:
(A)	If the Participant is party to an employment or similar agreement with the Company that contains a definition of “Good Reason,” that definition shall apply for purposes of the Plan.
(B)
Otherwise, “Good Reason” shall mean any significant diminution in the Participant’s duties, authority, or responsibilities from and after such Change in Control, as the case may be, or any material reduction in the base compensation payable to the Participant from and after such Change in Control, as the case may be, or the relocation of the location at which the Participant principally works to a location that is greater than 50 miles from its location immediately prior to such Change in Control, in each case where such diminution, reduction, or relocation is caused by the Company. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason unless (I) the Participant gives the Company the notice of termination no more than 90 days after the initial existence of such event or circumstance, (II) such event or circumstance has not been fully corrected and the Participant has not been reasonably compensated for any losses or damages resulting therefrom within 30 days of the Company’s receipt of such notice and (III) the Participant’s termination of Employment occurs within six months following the Company’s receipt of such notice.

For purposes of this definition of “Good Reason,” reference to the “Company” shall include the acquiror or survivor (or an affiliate of the acquiror or survivor) in the applicable Change in Control.
(v)
“Employment” shall mean a Participant’s employment or other service relationship with the Company and its subsidiaries. Employment will be deemed to continue, unless the Board expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 2 to the Company or its subsidiaries. If a Participant’s employment or other service relationship is with a subsidiary of the Company and that entity ceases to be a subsidiary, the Participant’s Employment will be deemed to have terminated when the entity ceases to be subsidiary of the Company unless the Participant transfers Employment to the Company or its remaining subsidiaries.

(2)	Effect on Awards.
(i)
Covered Transactions. Except as otherwise provided in an Award and subject to the provisions of Section 10(b)(2)(ii) in the case of a Covered Transaction that also qualifies as a Change in Control, the following provisions shall apply in the event of a Covered Transaction:

(A)
Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Board may provide for the assumption of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(B)
Cash-Out of Awards. If the Covered Transaction is one in which holders of Common Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), the Board may provide for payment (a “cash-out”), with respect to some or all Awards, equal in the case of each affected Award to the excess, if any, of (A) the fair market value of one share of Common Stock (as determined by the Board in its reasonable discretion) times the number of shares of Common Stock subject to the Award, over (B) the aggregate exercise or purchase price, if any, under the Award (in the case of an SAR, the aggregate base price above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Common Stock) and other terms, and subject to such conditions, as the Board determines.

(C)
Acceleration of Certain Awards. If the Covered Transaction (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, substitution or cash-out, each Award requiring exercise will become fully exercisable, each Award of Restricted Stock will become fully vested and the delivery of shares of Common Stock

2023 Notice of Meeting and Proxy Statement / State Street Corporation A-9

Appendix A
deliverable under each outstanding award of RSUs, Performance Awards (to the extent consisting of RSUs) and Other Stock-Based Awards will be accelerated and such shares will be delivered, prior to the Covered Transaction, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Board, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a shareholder in the Covered Transaction.
(D)
Termination of Awards Upon Consummation of Covered Transaction. Each Award (unless assumed or substituted pursuant to Section 10(b)(2)(i)(A) above), other than outstanding shares of Restricted Stock (which shall be treated in the same manner as other shares of Common Stock, subject to Section 10(b)(2)(i)(E) below), will terminate upon consummation of the Covered Transaction.

(E)
Additional Limitations. Any share of Common Stock delivered pursuant to Section 10(b)(2)(i)(A) or Section 10(b)(2)(i)(C) above with respect to an Award may, in the discretion of the Board, contain such restrictions, if any, as the Board deems appropriate to reflect any performance or other vesting conditions to which the Award was subject. In the case of Restricted Stock, the Board may require that any amounts delivered, exchanged or otherwise paid in respect of such Common Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Board deems appropriate to carry out the intent of the Plan.

(ii)	Change in Control. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control:
(A)
Acceleration of Options and SARs; Effect on Other Awards. If, on or prior to the first anniversary of the consummation of the Change in Control, the Participant’s Employment with the Company is terminated for Good Reason by the Participant or is terminated without Cause by the Company, all Options and SARs outstanding as of the date such Change in Control is consummated and which are not then exercisable shall become exercisable to the full extent of the original grant, all shares of Restricted Stock, all RSUs and all Other Stock-Based Awards which are not otherwise vested shall vest, and Performance Awards granted hereunder shall vest to the extent set forth in the applicable Award agreement.

(B)
Restriction on Application of Plan Provisions Applicable in the Event of Termination of Employment. After a Change of Control, Options and SARs granted under Section 10(b)(2)(i)(A) as substitution for existing Awards shall remain exercisable following a termination of Employment (other than termination by reason of death, disability (as determined by the Company) or retirement (as defined in the Award)) for the lesser of (I) a period of seven (7) months, or (II) the period ending on the latest date on which such Option or SAR could otherwise have been exercised.

(C)
Restriction on Amendment. In connection with or following a Change in Control, the Board may not impose additional conditions upon exercise or otherwise amend or restrict any Award, or amend the terms of the Plan in any manner adverse to the holder thereof, without the written consent of such holder.

11.	General Provisions Applicable to Awards
(a)
Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by a Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that, except with respect to Awards subject to Section 409A, the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 11(a) shall be deemed to restrict a transfer to the Company.

(b)
Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

A-10  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Appendix A
(c)
Termination of Status. Unless the Board expressly provides otherwise, immediately upon the cessation of a Participant’s Employment (as defined in Section 10(b)(1)(v)), (i) each Award requiring exercise that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, and (ii) all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited, except that:

(1)
subject to (2) and (3) below, all Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment with the Company, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months and (ii) the period ending on the latest date on which such Option or SAR could have been exercised without regard to this Section 11(c), and will thereupon terminate;

(2)
all Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death and (ii) the period ending on the latest date on which such Option or SAR could have been exercised without regard to this Section 11(c), and will thereupon terminate; and

(3)
all Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment with the Company will immediately terminate upon such cessation if the Board in its sole discretion determines that such cessation of Employment has resulted for reasons which cast such discredit on the Participant as to justify immediate termination of the Award.

(d)
Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board, a Participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their fair market value (valued in the manner determined by (or in a manner approved by) the Company); provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain shares of Common Stock having a fair market value (determined by (or in a manner approved by) the Company) that exceeds the statutory minimum applicable withholding tax without material financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares of Common Stock (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax (determined by (or in a manner approved by) the Company)) as the Company shall determine in its sole discretion to satisfy the tax liability associated with any Award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(e)
Amendment of Award. Except as otherwise provided in Section 5(g) and 6(e), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Board may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 10 or the foregoing sentence.

(f)
Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

2023 Notice of Meeting and Proxy Statement / State Street Corporation A-11

Appendix A
(g)
Dividend Equivalents. The Board may provide for the payment of amounts in lieu of cash dividends or other cash distributions (“Dividend Equivalents”) with respect to shares of Common Stock subject to an Award, provided that such Dividend Equivalents shall be subject to the same vesting and forfeiture provisions as the Award with respect to which they may be paid. Any entitlement to dividend equivalents or similar entitlements shall be established and administered consistent either with exemption from, or compliance with the requirements of Section 409A to the extent applicable.

12.	Miscellaneous
(a)
No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued Employment. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)
No Rights As Shareholder; Clawback. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Common Stock to be issued with respect to an Award until becoming the record holder of such shares. In accepting an Award under the Plan, a Participant shall agree to be bound by any clawback policy the Company has adopted or may adopt in the future, or any other compensation recovery requirements that the Company determines are necessary or appropriate to be applicable to such Award.

(c)
Effective Date and Term of Plan. The Plan shall become effective on the date the Plan, as amended and restated herein, is approved by the Company’s shareholders (such date on which the Company’s shareholders approve the Plan, as amended and restated herein, the “Effective Date”). No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

(d)
Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) neither Section 5(g) nor Section 6(e) requiring shareholder approval of any Option or SAR repricing may be amended without shareholder approval; (ii) no amendment that would require shareholder approval under the rules of the national securities exchange on which the Company then maintains its primary listing may be made effective unless and until the Company’s shareholders approve such amendment; and (iii) if the national securities exchange on which the Company then maintains its primary listing does not have rules regarding when shareholder approval of amendments to equity compensation plans is required (or if the Common Stock is not then listed on any national securities exchange), then no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or 10), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company’s shareholders approve such amendment. In addition, if at any time the approval of the Company’s shareholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 12(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon shareholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if shareholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (2) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such shareholder approval.

(e)
Authorization of Sub-Plans (including for Grants to non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f)
Compliance with Section 409A of the Code. Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the

A-12  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Appendix A
Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.
The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A but do not to satisfy the conditions of that section.
(g)
Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(h)
Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the Commonwealth of Massachusetts. In accepting an Award under the Plan, a Participant shall agree that the Award is granted by the Company, with respect to Common Stock issued by the Company, and that any claim with respect to the Award may only be raised against the Company in a court of competent jurisdiction in the Commonwealth of Massachusetts, regardless of whether the Participant is or was employed or engaged by the Company or a Subsidiary and regardless of the jurisdiction in which the Participant is or was employed or engaged.

2023 Notice of Meeting and Proxy Statement / State Street Corporation A-13

Appendix B
Excerpt from State Street’s Corporate Governance Guidelines
The Board will have a majority of directors who meet the criteria for independence required by the New York Stock Exchange (NYSE) corporate governance standards. The Board has adopted the following guidelines to assist it in determining director independence in accordance with the NYSE standards. To be considered independent, the Board must determine, after review and recommendation by the Nominating and Corporate Governance Committee, that the director has no direct or indirect material relationship with the Company. The Board has established the following categorical guidelines to assist it in determining independence:
a.	A director will not be independent if he or she does not satisfy any of the bright-line tests set forth in Section 303A.02(b) of the NYSE Listed Company Manual.
b.
The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) if the State Street director or a member of such director’s immediate family (as defined in Section 303A of the NYSE Listed Company Manual) is a director or owner of less than a 10% ownership interest of another company (including a tax-exempt organization) that does business with the Company; provided such State Street director is not involved in negotiating the transaction; (ii) if the State Street director or a member of such director’s immediate family is a current employee, consultant or executive officer of another company (including a tax-exempt organization) that does business with the Company; provided that, (x) where the State Street director is an employee, consultant or executive officer of the other company, neither the director nor any of his or her immediate family members receives any special benefits as a result of the transaction and (y) the annual payments to, or payments from, the Company from, or to, the other company, for property or services in any completed fiscal year in the last three fiscal years are equal to or less than the greater of $1 million, or two percent of the consolidated gross annual revenues of the other company during the last completed fiscal year of the other company; and (iii) if the State Street director or member of such director’s immediate family is a director, trustee, employee or executive officer of a tax-exempt organization that receives discretionary charitable contributions from the Company; provided such State Street director and his or her Immediate Family Members do not receive any special benefits as a result of the transaction; and further provided that, where the director or immediate family member is an executive officer of the tax-exempt organization, the amount of discretionary charitable contributions in any completed fiscal year in the last three fiscal years are not more than the greater of $1 million, or two percent of that organization’s consolidated gross revenues in the last completed fiscal year of that organization (in applying this test, State Street’s automatic matching of employee charitable contributions to a charitable organization will not be included in the amount of State Street’s discretionary contributions).

c.
The following commercial relationships will not be considered to be a material relationship that would impair a director’s independence: lending relationships, deposit relationships or other banking relationships (such as depository, transfer, registrar, indenture trustee, trusts and estates, private banking, investment management, custodial, securities brokerage, cash management and similar services) between State Street and its subsidiaries, on the one hand, and a company with which the director or such director’s immediate family member is affiliated by reason of being a director, employee, consultant, executive officer, general partner or an equity holder thereof, on the other, provided that: (i) such relationships are in the ordinary course of the Company’s business and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; (ii) with respect to a loan by the Company to such company or its subsidiaries, such loan has been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve and Section 13(k) of the Securities Exchange Act of 1934, such loan did not involve more than the normal risk of collectability or present other unfavorable features, and no event of default has occurred under the loan; and (iii) payments to the Company for property or services (including fees and interest on loans but not including principal repayments) from such company does not exceed the limit provided in (b)(ii) above.

If a relationship is described by the categorical guidelines contained in both paragraphs b. and c. above, it will not be considered to be a material relationship that would impair a director’s independence if it satisfies all of the applicable requirements of either paragraph b. or c. For relationships not covered by the categorical guidelines (either because they involve a different type of relationship or a different dollar amount), the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth above. The Company will explain in the next proxy statement the basis for any Board determination that a relationship was immaterial despite the fact that it did not meet the categorical guidelines of immateriality set forth above.
2023 Notice of Meeting and Proxy Statement / State Street Corporation B-1

Appendix C
State Street’s Governance Standards Relative to the Investor Stewardship Group’s (ISG) Corporate Governance Framework
ISG Principle (for U.S. Listed Companies)	State Street’s Governance Standards
Principle 1 Boards are accountable to shareholders	•	All directors stand for shareholder election annually
	•	Majority voting standard in uncontested director elections, and incumbent directors not receiving majority support must tender their resignation for consideration by the Board
	•	Proxy access for shareholders
•
Board annually reviews and approves Corporate Governance Guidelines to assist in the exercise of duties and responsibilities. These Guidelines, along with Board committee charters, standards of conduct and other governance information, are posted on State Street’s website

Principle 2 Shareholders should be entitled to voting rights in proportion to their economic interest	•	One class of common stock, with each share carrying equal voting rights (a “one-share, one-vote” standard)
Principle 3 Boards should be responsive to shareholders and be proactive in order to understand their perspectives	•	Process in place for shareholders and interested parties to communicate with independent Lead Director
	•	Proactive annual shareholder engagement with director participation for select meetings, provides feedback to participating directors and relevant Board committees
Principle 4 Boards should have a strong, independent leadership structure	•	Strong independent Lead Director with clearly defined duties that are disclosed to shareholders
	•	Annual public disclosure of the Board’s reasoning underlying its leadership structure and affirmation that the current leadership structure is appropriate
	•	Each of the Board’s Examining and Audit, Human Resources, Nominating and Corporate Governance, Risk and Technology and Operations Committees has an independent chair
Principle 5 Boards should adapt structures and practices that enhance their effectiveness	•	11 out of 12 director nominees are independent
	•	Directors reflect a diverse mix of industry, regulatory, management, technology, risk and other backgrounds, experience and skills relevant to State Street’s businesses and strategies
	•	4 of 12 director nominees are female and 3 out of 12 directors are racially diverse
	•	Active Board refreshment with 6 new independent directors in the last 5 years
•
Board committees (Examining and Audit Committee; Human Resources Committee; Nominating and Corporate Governance Committee and Technology and Operations Committee) are fully independent. State Street also has a Risk Committee, on which the Chairman serves along with 4 independent directors

	•	Annual Board-level assessment of each director’s contributions, skills, committee assignments and tenure when analyzing the overall composition and effectiveness of the Board
	•	Board has full and free access to officers and employees
•
During 2022, each of the incumbent directors attended at least 75% of the total of all meetings of the Board and committees on which the director served during their service as a director, and each of the 13 nominees who were then a director attended the 2022 annual shareholder meeting

Principle 6 Boards should develop management incentive structures that are aligned with the long-term strategy of the company	•
In determining incentive compensation award amounts, the Human Resources Committee evaluates overall company performance as a primary factor and individual performance as a potential modifier. The Committee also considers market compensation levels and expected trends. Overall company performance drives the final incentive compensation award amount unless individual performance and/or market considerations warrant an adjustment, which is limited to an addition to or subtraction from the corporate performance factor of up to thirty  percent

-
The Committee’s evaluation of overall company performance is based on a review of financial, business and risk management performance relative to corporate goals set at the beginning of each year to drive our long-term strategy

-
The Committee’s evaluation of individual performance is based on a review of financial, business and risk management scorecards derived from the associated corporate goals, and based on each executive’s role and responsibilities

	•	Corporate and individual performance assessments for Named Executive Officers are described under the heading “Compensation Discussion and Analysis”
(1)
ISG is an investor-led effort that includes some of the largest U.S.-based institutional investors and global asset managers, along with several of their international counterparts. State Street Global Advisors, State Street’s investment management line of business, is a member of ISG. The corporate governance framework articulates six principles that ISG believes are fundamental to good corporate governance at U.S. listed companies. The Principles reflect the common corporate governance beliefs of each ISG member and are designed to establish a foundational set of investor expectations about corporate governance practices in U.S. publicly-listed companies.

2023 Notice of Meeting and Proxy Statement / State Street Corporation C-1

Appendix D
Reconciliation of Non-GAAP Financial Information
In addition to presenting State Street's financial results in conformity with U.S. generally accepted accounting principles, or GAAP, management also presents certain financial information on a basis that excludes or adjusts one or more items from GAAP. This latter basis is a non-GAAP presentation. In general, our non-GAAP financial results adjust selected GAAP-basis financial results to exclude the impact of revenue and expenses outside of State Street’s normal course of business or other notable items, such as acquisition and restructuring charges, repositioning charges, gains/losses on sales, as well as, for selected comparisons, seasonal items. Management believes that this presentation of financial information facilitates an investor's further understanding and analysis of State Street's financial performance and trends with respect to State Street’s business operations from period-to-period, including providing additional insight into our underlying margin and profitability.
Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in conformity with GAAP.
(Dollars in millions)	2022	2021	%Change 2022 vs. 2021
Total Revenue:
Total revenue, GAAP-basis	$12,148	$12,027	1.0%
Less: Fee revenue(1)	(23)	—	nm
Less: Total other income	—	(111)	nm
Total revenue, excluding notable items	$12,125	$11,916	1.8%

Fee Revenue:
Total fee revenue, GAAP-basis	$9,606	$10,012	(4.1)%
Less: Fee revenue(1)	(23)	—	nm
Total fee revenue, excluding notable items	$9,583	$10,012	(4.3)%

Servicing Fees:
Servicing fees, GAAP-basis	$5,087	$5,531	(8.0)%
Servicing fees, excluding notable items	$5,087	$5,531	(8.0)%

Management Fees:
Management fees, GAAP-basis	$1,939	$2,053	(5.6)%
Management fees, excluding notable items	$1,939	$2,053	(5.6)%

Foreign Exchange Trading Services:
Total FX trading services, GAAP-basic	$1,376	$1,211	13,6%
Less: FX litigation resolution(1)	(23)	—	nm
Total FX trading services, excluding notable items	$1,353	$1,211	11.7%

Front Office Software and Data:
Front office software & data, GAAP-basis	$550	$484	13.6%
Front office software & data, excluding notable items	$550	$484	13.6%

Net Interest Income:
Net interest income, GAAP-basis	$2,544	$1,905	33.5%
Net interest income, excluding notable items	$2,544	$1,905	33.5%

Expenses:
Total expenses, GAAP-basis	$8,801	$8,889	(1.0)%
Less: Notable expense items:
Acquisition and restructuring costs(2)	(65)	(65)	—
Repositioning (charges) / release(3)	(70)	3	nm
Deferred incentive compensation expense acceleration	—	(147)	nm
Legal and other	—	(18)	nm
Total expenses, excluding notable items	$8,666	$8,662	—

2023 Notice of Meeting and Proxy Statement / State Street Corporation D-1

Appendix D
(Dollars in millions)	2022	2021	%Change 2022 vs. 2021
Average Common Shareholders’ Equity:
Average common shareholders’ equity, GAAP-basis	$23,910	$24,009	(0.4)%
Less:
Common share issuance and repurchase suspension(4)	(1,900)	(774)	nm
Adjusted average common shareholders’ equity - Non-GAAP	$22,010	$23,235	(5.3)%

(Dollars in millions, except Earnings per share, or where otherwise noted)	2022	2021	% Change 2022 vs. 2021
Net Income Available to Common Shareholders
Net income available to common shareholders, GAAP-basis	$2,660	$2,572	3.4%
Less: Notable items
Fee revenue(1)	(23)	—
Total other income	—	(111)
Acquisition and restructuring costs(2)	65	65
Repositioning charges / (release)(3)	70	(3)
Deferred incentive compensation expense acceleration	—	147
Legal and other	—	18
Preferred securities redemption	—	5
Tax impact of notable items	(29)	(28)
Net income available to common shareholders, excluding notable items	$2,743	$2,665	2.9%

Diluted Earnings per Share:
Diluted earnings per share, GAAP-basis	$7.19	$7.19	—
Less: Notable items
Fee revenue(1)	(0.05)	—
Total other income	—	(0.23)
Acquisition and restructuring costs(2)	0.13	0.14
Repositioning charges / (release)(3)	0.14	(0.01)
Deferred incentive compensation expense acceleration	—	0.30
Legal and other	—	0.04
Preferred securities redemption	—	0.01
Diluted earnings per share, excluding notable items	$7.41	$7.44	(0.4)%

D-2  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Appendix D
	2022	2021	% Change 2022 vs. 2021	2020
Return on Average Common Equity:
Return on average common equity, GAAP-basis	11.1%	10.7%	40 bps	10.0%
Less: Notable items
Fee revenue (1)	(0.1)	—		—
Total other income	—	(0.5)		—
Acquisition and restructuring costs(2)	0.3	0.3		0.2
Repositioning charges(3)	0.3	—		0.6
Deferred incentive compensation expense acceleration	—	0.6		—
Legal and other	—	0.1		—
Tax impact of notable items	(0.1)	(0.1)		(0.2)
Return on average common equity, excluding notable items	11.5	11.1	40 bps	10.6
Common share issuance and repurchase suspension(4)	1.0	0.4		—
Return on average common equity, excluding notable items and security issuance	12.5%	11.5%	100 bps	10.6%

(Dollars in millions)	2022	2021	% Change 2022 vs. 2021
Total Revenue:
Total revenue, GAAP-basis	$12,148	$12,027	1.0%
Less: Fee revenue(1)	(23)
Less: Total other income	—	(111)	nm
Total revenue, excluding notable items	12,125	11,916	1.8%
Provision for credit losses	20	(33)	nm
Expenses:
Total expenses, GAAP-basis	8,801	8,889	(1.0)%
Less: Notable expense items:
Acquisition and restructuring costs(2)	(65)	(65)	—
Repositioning (charges) / release(3)	(70)	3	nm
Deferred incentive compensation expense acceleration	—	(147)	nm
Legal and other	—	(18)	nm
Total expenses, excluding notable items	8,666	8,662	—
Income before income tax expense, excluding notable items	$3,439	$3,287	4.6%
Income before income tax expense, GAAP-basis	$3,327	$3,171	4.9%

Pre-tax margin, excluding notable items	28.4%	27.6%	80 bps
Pre-tax margin, GAAP-basis	27.4%	26.4%	100 bps

2023 Notice of Meeting and Proxy Statement / State Street Corporation D-3

Appendix D
(Dollars in millions)	2022	2021	% Change 2022 vs. 2021
Pre-tax Margin:
Pre-tax margin, GAAP-basis	27.4%	26.4%	100 bps
Less: Notable items
Fee revenue(1)	(0.1)	—
Total other income	—	(0.7)
Acquisition and restructuring costs(2)	0.5	0.5
Repositioning charges(3)	0.6	—
Deferred incentive compensation expense acceleration	—	1.2
Legal and other	—	0.2
Pre-tax margin, excluding notable items	28.4%	27.6%	80 bps

Operating Leverage:
Operating Leverage, GAAP-basis:
Total revenue, GAAP-basis	$12,148	$12,027	1.0%
Total expenses, GAAP-basis	8,801	8,889	(1.0)%
Operating leverage, GAAP-basis			200 bps
Operating Leverage, excluding notable items:
Total revenue, excluding notable items (as reconciled above)	$12,125	$11,916	1.8%
Total expenses, excluding notable items (as reconciled above)	8,666	8,662	—
Operating leverage, excluding notable items			180 bps

(1)
Amount in 2022 consists of a $23 million revenue-related recovery related to settlement proceeds from a 2018 foreign exchange benchmark litigation resolution, which is reflected in foreign exchange trading services revenue.

(2)	Acquisition and restructuring costs of approximately $65 million in 2022 related to the BBH Investor Services acquisition transaction that we are no longer pursuing.
(3)
Amount in 2022 reflects $50 million of compensation and benefits expenses primarily related to streamlining the Investment Services organization, and $20 million of occupancy charges related to real estate footprint optimization.

(4)
Amount in 2022 reflects increase to our average common equity from the 2021 issuance of common stock in connection with the BBH Investor Services acquisition transaction that we are no longer pursuing. In September 2021, we completed a public offering of approximately 21.7 million shares of our common stock at an offering price of $87.60 per share for net proceeds totaling approximately $1.9 billion.

nm	Denotes not meaningful
D-4  2023 Notice of Meeting and Proxy Statement / State Street Corporation

Appendix D
Reconciliation of Non-GAAP 3 year average Return on Equity (ROE) - for the 2020-2022 Performance-based RSUs
2020-2022 ROE - 3 year average, GAAP basis	10.6%
Less: Pre-established Performance-based RSU adjustments:
Acquisitions and dispositions/ Other Income	(0.1)
Merger and integration expenses	0.2
Restructuring expenses	0.4
Common share issuance and repurchase suspension	0.4
2020-2022 ROE - 3 year average, Adjusted ROE	11.5%
Reconciliation of Non-GAAP 3 year average Pre-Tax Margin - for the 2020-2022 Performance-based RSUs
2020-2022 Pre-tax Margin - 3 year average, GAAP basis	26.2%
Less: Pre-established Performance-based RSU adjustments:
Acquisitions and dispositions/ Other Income	(0.3)
Merger and integration expenses	0.5
Restructuring expenses	1.0
2020-2022 Pre-tax Margin - 3 year average, Adjusted Pre-tax Margin	27.4%
2023 Notice of Meeting and Proxy Statement / State Street Corporation D-5

State Street Corporation
One Lincoln Street
Boston, MA 02111-2900

STATE STREET.

STATE STREET CORPORATION
ONE LINCOLN STREET
BOSTON, MA 02111

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 16, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/STT2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 16, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V11594-P88045-Z84461 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STATE STREET CORPORATION

The Board of Directors recommends a vote FOR each director nominee in Item 1, FOR Items 2, 4 and 5, 1 YEAR for Item 3 and AGAINST Item 6.

1. To elect 12 directors.

Nominees for Director:

		For	Against	Abstain
1a.	**P. de Saint-Aignan**	☐	☐	☐
1b.	**M. Chandoha**	☐	☐	☐
1c.	**D. DeMaio**	☐	☐	☐
1d.	**A. Fawcett**	☐	☐	☐
1e.	**W. Freda**	☐	☐	☐
1f.	**S. Mathew**	☐	☐	☐
1g.	**W. Meaney**	☐	☐	☐
1h.	**R. O'Hanley**	☐	☐	☐
1i.	**S. O'Sullivan**	☐	☐	☐
1j.	**J. Portalatin**	☐	☐	☐
1k.	**J. Rhea**	☐	☐	☐
1l.	**G. Summe**	☐	☐	☐

		For	Against	Abstain
2.	To approve an advisory proposal on executive compensation.	☐	☐	☐

		1 Year	2 Years	3 Years	Abstain
3.	To recommend, by advisory vote, the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

		For	Against	Abstain
4.	To approve the Amended and Restated 2017 Stock Incentive Plan.	☐	☐	☐
5.	To ratify the selection of Ernst & Young LLP as State Street's independent registered public accounting firm for the year ending December 31, 2023.	☐	☐	☐
6.	Shareholder proposal relating to asset management stewardship practices, if properly presented.	☐	☐	☐

NOTE: Shareholder - Please sign exactly as your name appears hereon.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Dear Shareholder:

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement and then cast your vote. We urge you to vote regardless of the number of shares held. Please mark, sign, date and promptly mail this proxy card in the return envelope. You may also vote electronically by telephone or over the Internet by following the instructions included with this proxy card. In any event, to be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

Sincerely,

Ronald P. O'Hanley
Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V11595-P88045-Z84461

STATE STREET CORPORATION

Annual Meeting of Shareholders - May 17, 2023

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all proxies, hereby appoints Ilene Fiszel-Bieler, Jeremy Kream and Shannon Stanley, or any of them, with full power of substitution, as proxies to vote all shares of common stock of State Street Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of State Street Corporation to be held on May 17, 2023 at 9:00 a.m. Eastern Time, or at any adjournment thereof, as indicated on the reverse side, and in their discretion on any other matters that may properly come before the meeting or any adjournment thereof.

To vote in accordance with the recommendations of the Board of Directors, just sign and date the other side; no boxes need to be checked. The shares represented by this proxy will be voted in accordance with the specification made. If no specification is made, the proxy will be voted FOR the twelve director nominees, FOR Items 2, 4 and 5, 1 YEAR for Item 3 and AGAINST Item 6.

STATE STREET.

STATE STREET CORPORATION
ONE LINCOLN STREET
BOSTON, MA 02111

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 15, 2023. Have your Trustee Direction Form in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 15, 2023. Have your Trustee Direction Form in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your Trustee Direction Form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V11596-P88045-Z84461

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS TRUSTEE DIRECTION FORM IS VALID ONLY WHEN SIGNED AND DATED.

STATE STREET CORPORATION

The Board of Directors recommends a vote FOR each director nominee in Item 1, FOR Items 2, 4 and 5, 1 YEAR for Item 3 and AGAINST Item 6.

1. To elect 12 directors.

Nominees for Director:

	For	Against	Abstain
1a. P. de Saint-Aignan	☐	☐	☐
1b. M. Chandoha	☐	☐	☐
1c. D. DeMaio	☐	☐	☐
1d. A. Fawcett	☐	☐	☐
1e. W. Freda	☐	☐	☐
1f. S. Mathew	☐	☐	☐
1g. W. Meaney	☐	☐	☐
1h. R. O'Hanley	☐	☐	☐
1i. S. O'Sullivan	☐	☐	☐
1j. J. Portalatin	☐	☐	☐
1k. J. Rhea	☐	☐	☐
1l. G. Summe	☐	☐	☐

	For	Against	Abstain
2. To approve an advisory proposal on executive compensation.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. To recommend, by advisory vote, the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

	For	Against	Abstain
4. To approve the Amended and Restated 2017 Stock Incentive Plan.	☐	☐	☐
5. To ratify the selection of Ernst & Young LLP as State Street's independent registered public accounting firm for the year ending December 31, 2023.	☐	☐	☐
6. Shareholder proposal relating to asset management stewardship practices, if properly presented.	☐	☐	☐

NOTE: Participant - Please sign exactly as your name appears hereon.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Dear Salary Savings Program Participant:

The Annual Meeting of Shareholders of State Street Corporation will be held on May 17, 2023 at 9:00 a.m. Eastern Time. Accompanying this direction form are the 2022 Annual Report, Notice of 2023 Meeting of Shareholders and the Proxy Statement containing information about the proposals to be voted on by shareholders at the meeting.

A participant in the State Street Salary Savings Program, or SSP, with company stock in the SSP is considered a named fiduciary and may direct the trustee on how to vote that participant's allocated share of State Street Corporation common stock held in the SSP. If the trustee does not timely receive direction from a participant as to how to vote the participant's allocated shares, as set forth on the reverse side of this form, the trustee will vote the participant's allocated shares on the same proportional basis as the shares that are directed by other participants. If a matter arises at the meeting, or such other time as affords no practical means for securing participant direction, the trustee will follow the direction of the Committee designated by the Plan Sponsor (or its designee), unless doing so would be a breach of the trustee's fiduciary duty. Voting of allocated shares will occur as described above unless the trustee or SSP plan administrator (or its designee), as applicable, determines that doing so would result in a breach of its fiduciary duty.

Participants are strongly encouraged to direct the trustee how to vote their allocated share. If you have any questions, please call the GHR Service Center at +1-855-447-7007, or internally at ext. 77007.

Thank you for voting.

State Street Bank and Trust Company, Trustee

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V11597-P88045-Z84461

STATE STREET CORPORATION

Annual Meeting of Shareholders - May 17, 2023

DIRECTION TO THE TRUSTEE

As a participant in the State Street Salary Savings Program, I hereby direct State Street Bank and Trust Company, as trustee, to vote at the Annual Meeting of Shareholders to be held on May 17, 2023 at 9:00 a.m. Eastern Time, or at any adjournment thereof, the allocated share of State Street Corporation common stock held in the Salary Savings Program that I am entitled under that Program to direct, as indicated on the reverse side of this form.

Each of the matters to come before the meeting is described in the notice of, and proxy statement for, the meeting, receipt of which is hereby acknowledged. If a matter arises at the meeting, or such other time which affords no practical means for securing participant direction, the trustee will follow the recommendation of the Committee designated by the Plan Sponsor (or its designee), unless the trustee determines that doing so would result in a breach of the trustee's fiduciary duty. **The Board of Directors recommends a vote FOR the election of the twelve director nominees, FOR Items 2, 4 and 5, 1 YEAR for Item 3 and AGAINST Item 6. The shares represented by this form will be voted in accordance with the specifications made in this direction. To direct the trustee in accordance with the recommendations of the Board of Directors, just sign and date on the reverse side of this form; no boxes need to be checked. If no direction is given to the trustee with respect to the shares represented by this direction (by this direction form, the Internet or telephone), the trustee will vote the participant's allocated share of State Street Corporation common stock held in the Salary Savings Program on the same proportional basis as the shares that are directed by other participants. Voting of allocated shares will occur as described above unless the trustee or Salary Savings Program plan administrator (or its designee), as applicable, determines that doing so would result in a breach of its fiduciary duty.**

You do not have to use this form if you have used the Internet or telephone to direct the trustee, unless you want to change your direction. To use this form, please check the appropriate boxes (or, to follow the recommendations of the Board of Directors, you may leave the boxes unchecked), sign, date and return this form promptly using the enclosed postage-paid envelope.